EXHIBIT T3E_1

DANIEL J. BUSSEL (State Bar No. 121939),

MICHAEL L. TUCHIN (State Bar No. 150375), and

BRENDT C. BUTLER (State Bar No. 211273), Attorneys with

KLEE, TUCHIN, BOGDANOFF & STERN LLP

1880 Century Park East, Suite 200

Los Angeles, California 90067-1698

Telephone:    (310) 407-4000

Facsimile:     (310) 407-9090

New Address Effective May 5, 2003:

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067-5061

Reorganization Counsel for

Debtors and Debtors in Possession

Debtors’ Mailing Address

27442 Portola Parkway, Suite 200

Foothill Ranch, CA 92610

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re:

FOUNTAIN VIEW, INC., a Delaware corporation, et al.

Debtors.

Case No.:	LA 01-39678 BB through
LA 01-39697 BB

And	LA 01-45516 BB; LA 01-45520 BB; and LA 01-45525 BB

(Jointly Administered under Case No. LA 01-39678 BB)

Chapter 11

DEBTORS’ DISCLOSURE STATEMENT DATED APRIL 22, 2003

Disclosure Statement Hearing Held:

Date:	April 15, 2003
Time:	2:00 p.m.

Confirmation Hearing Set For:

Date:	July 3, 2003
Time:	11:00 a.m.
Place:	Courtroom 1475
Royal Federal Building
255 E. Temple Street
Los Angeles, CA 90021

[THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA (THE “BANKRUPTCY COURT”) UNDER SECTION 1125(b) OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN. ACCORDINGLY, THE FILING AND DISTRIBUTION OF THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF SUCH PLAN OF REORGANIZATION. THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE BEFORE A DETERMINATION BY THE BANKRUPTCY COURT THAT THIS DISCLOSURE STATEMENT CONTAINS “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.]1

1 [Legend to be removed upon entry by the Clerk of the Bankruptcy Court of the Order of the Bankruptcy Court approving this Disclosure Statement.]

SUMMARY INFORMATION
Debtors:	Fountain View, Inc. and 22 direct and indirect subsidiaries.

Recommendation:	The Debtors, the Creditors’ Committee, and the Noteholders’ Committee recommend that you vote to accept the Plan.

Vote Required to Accept the Plan:	With respect to Claims, acceptance of the Plan requires the affirmative vote of two-thirds in amount and a majority in number of Allowed Claims actually voted in each Class of Impaired Claims entitled to vote. With respect to Interests, acceptance of the Plan requires the affirmative vote of two-thirds in amount of the Allowed Interests actually voted in each Class of Impaired Interests entitled to vote. Only entities holding Claims or Interests in Classes 1, 2, 6, 9, 10, 12, 13, 14, 15, 17, and 18 are entitled to vote. If any of these Classes rejects the Plan, however, the Court may nevertheless confirm the Plan if the requirements of Bankruptcy Code section 1129(b) for nonconsensual confirmation are satisfied.

Voting Information:	If you are entitled to vote, you should have received a ballot with this Disclosure Statement. Except for the holders of the 11¼% Notes, after completing and signing your ballot, you should return it to:

Klee, Tuchin, Bogdanoff & Stern LLP
Attn: Shanda D. Ellingwood, Paralegal (Ballot Tabulator)
2121 Avenue of the Stars, 33rd Floor
Los Angeles, CA 90067
Facsimile: (310) 407-9090

To be counted, holders of Class 9 Claims (11¼% Notes) must return their Beneficial Holder Ballots so that they are received by their respective financial intermediaries by June 4, 2003. To be counted, all other ballots must be received by Klee, Tuchin, Bogdanoff & Stern LLP at the address above by no later than 5:00 p.m. Pacific Time on June 6, 2003.

Class 10 Elections:	Holders of General Unsecured Claims classified in Class 10 have the right to make two elections at the time the holder votes to accept or reject the Plan. Such holders may elect to accept $1,000 in full satisfaction of all their Class 10 Claims (the “Convenience Class Election”). Those holders of Class 10 Claims not making the Convenience Class Election may elect either payment Option 10A (80% cash payment) or payment Option 10B (deferred payment). Class 10 holders who do not make a valid election will be deemed to have elected payment Option 10B. Option 10B will provide the electing holder with deferred cash payments with a present value equal to such holder’s Allowed Claim. Any holder that makes the Convenience Class Election but holds aggregate Class 10 Claims in excess of $1,250 will receive cash equal to 80% of such holder’s Allowed Claims without postpetition interest.

Confirmation Hearing:	The Confirmation Hearing will be held on July 3, 2003 at 11:00 a.m. Pacific Time. The Confirmation Hearing may be continued from time to time without further notice.

Treatment of Claims and Interests:	The treatment that creditors and shareholders receive if the Court confirms the Plan is set forth in the Plan and summarized in Section X hereof. The terms of the Plan are controlling, and all creditors, shareholders and interested parties are urged to read the Plan in its entirety.

Effective Date:	The Plan’s Effective Date will be the first Business Day (i) that is at least 11 days after the Confirmation Date; (ii) on which no stay of the Confirmation Order is in effect; and (iii) on which all of the conditions set forth in Section IV.O of the Plan have been satisfied or waived in accordance with the Plan.

Questions:	All inquiries about the Plan or this Disclosure Statement should be in writing and should be sent to:

Klee, Tuchin, Bogdanoff & Stern LLP
Attn: Brendt C. Butler, Esq.
2121 Avenue of the Stars, 33rd Floor
Los Angeles, CA 90067
Facsimile: (310) 407-9090

IMPORTANT NOTICE:	The Plan, Disclosure Statement, and ballots contain important information that is not included in this summary. That information could materially affect your rights. You should, therefore, read the Plan, Disclosure Statement, and ballots in their entirety. You should also consult with your legal and financial advisors before voting on the Plan, if you have questions about the effect of the Plan on your Claims or Interests.

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I.

INTRODUCTION AND EXECUTIVE SUMMARY

Fountain View, Inc. and 19 of its affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”)2 on October 2, 2001. On November 28, 2001, three additional Fountain View, Inc. affiliates filed voluntary chapter 11 petitions. Fountain View, Inc. and its 22 chapter 11 affiliates are hereinafter referred to collectively as the “Debtors,” or individually as a “Debtor.”3 Since the Petition Date, the Debtors have managed their affairs as debtors and debtors in possession pursuant to Bankruptcy Code sections 1107 and 1108. Although the Reorganization Cases are being jointly administered before the Court, until the Court approves the Plan, which provides for substantive consolidation of the Debtors, each Debtor remains a separate legal entity with separate assets and liabilities.

The Debtors are the proponents of the Plan, a copy of which is attached hereto as Exhibit 1. THE DOCUMENT THAT YOU ARE READING IS THE DISCLOSURE STATEMENT ACCOMPANYING THE PLAN. The Plan sets forth the manner in which the Claims against and Interests in the Debtors will be treated following the Debtors’ emergence from chapter 11. This Disclosure Statement describes certain aspects of the Plan, the Debtors’ current and future business operations, including, but not limited to, the

2 Capitalized terms not otherwise defined in this Disclosure Statement have the meaning ascribed to them in the Debtors’ Joint Plan of Reorganization Dated April 22, 2003 (the “Plan”), a copy of which is attached hereto as Exhibit 1. To the extent that there is any inconsistency between the description contained herein and the terms of the Plan, the terms in the Plan shall govern. Where a particular word (such as “Debtor”) or term (such as “Allowed Claim” or “Allowed Interest”) is capitalized in this Disclosure Statement, that word or phrase has the meaning provided in Article I (Definitions) of the Plan. Where, however, a particular word (such as “debtor”) or phrase (such as “allowed claim” or “allowed interest”) is not capitalized herein, that word or phrase should be interpreted consistent with usage generally in the bankruptcy process.

3 The 23 Debtors are: Fountain View, Inc., a Delaware corporation; Fountain View Holdings, Inc., a Delaware corporation; Rio Hondo Nursing Center, a California corporation; Alexandria Convalescent Hospital, Inc., a California corporation; Fountainview Convalescent Hospital, a California corporation; AIB Corp., a California corporation; BIA Hotel Corp., a California corporation; Elmcrest Convalescent Hospital, a California corporation; Brier Oak Convalescent, Inc., a California corporation; Sycamore Park Convalescent Hospital, a California corporation; Locomotion Holdings, Inc., a Delaware corporation; Locomotion Therapy, Inc., a Delaware corporation; I.’NO, Inc., a California corporation; Summit Care Corporation, a California corporation; Summit Care – California, Inc., a California corporation; Summit Care Pharmacy, Inc., a California corporation; Summit Care Texas, No. 2, Inc., a Texas corporation; Summit Care Texas Equity, Inc., a California corporation; Summit Care Management Texas, Inc., a Texas corporation; Summit Care Texas, L.P., a Texas limited partnership; Summit Care-Texas No. 3, Inc., a Texas corporation; Fountain View Management, Inc., a California corporation; and On-Track Therapy Center, Inc., a California corporation.

proposed reorganization of the Debtors pursuant to which the Business Assets of the Debtors (other than those retained by Reorganized Summit Care Pharmacy and the Other Reorganized Debtors) will be transferred to the Post-Effective Date Subsidiaries under the Plan and Corporate Restructuring Plan, significant events occurring in the Reorganization Cases, and other related matters. The Reorganized Enterprise4 will continue to operate as a going concern on and after the Effective Date. The Plan is intended to be a reorganization within the meaning of Tax Code section 368(a). The “Summary of Material Plan Provisions” in Section X5 is intended solely as a summary of the distribution provisions of the Plan and certain matters related to the Debtors’ businesses.

FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE ANNEXED EXHIBITS IN THEIR ENTIRETY.

The Plan is based on extensive negotiations with the holders of the largest Claims against the Debtors. The Debtors believe that approval of the Plan is the best means for the Debtors to emerge from chapter 11, for creditors to maximize their recoveries, and for the business operations of the Debtors to succeed. The Creditors’ Committee, the Noteholders’ Committee, and the Agent and Lenders fully support the Plan.

The Plan provides for the distribution of cash, equity interests, and debt obligations of Reorganized Fountain View to certain holders of Claims and Interests in satisfaction of their Claims and Interests. Cash on hand and new financing under the Exit Facility will fund the cash payments under the Plan and provide for the Reorganized Enterprise’s working capital needs following the Effective Date.

The Plan provides for the payment in full of the Secured Claims of the Agent and the Lenders, which shall include outstanding principal as of the Petition Date, plus interest as determined under the terms of the Prepetition Credit Agreement, plus all fees,

4 The Reorganized Enterprise will consist of Reorganized Fountain View, Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries. The other Debtors will be dissolved or merged out of existence, pursuant to the Plan and the Corporate Restructuring Plan.

5 Unless otherwise indicated, Section references are to Sections of this Disclosure Statement.

expenses, and costs of the Agent; less all adequate protection payments, all supplemental adequate protection payments, and all expense reimbursements pursuant to cash collateral orders entered by the Court.

The 11¼% Notes will be satisfied by the Pro Rata distribution as soon as reasonably practicable after the Effective Date, but in no event later than 10 days after the Effective Date, of the (i) Initial Cash Payment (i.e., $50 million plus an amount equal to the amount, if any, by which the Debtors’ cash, cash equivalents, and undrawn revolving commitments on the Effective Date exceed $30 million after giving effect to all payments required by the Plan); (ii) the New Public Notes; and (iii) and the Noteholders’ Stock Distribution.

Holders of Class 10 general unsecured claims must elect in writing between payment option 10A or 10B. Holders who fail to make a timely and valid election in writing shall be afforded treatment under payment option 10B. Payment option 10A is cash equal to 80% of the Allowed Claim without postpetition interest. Treatment under payment option 10B varies for Continuing Creditors and other Class 10 Claims. Continuing Creditors identified on Exhibit 13 (Schedule of Continuing Creditors) hereto (or as may otherwise be specifically designated in writing by the Debtors) that elect payment option 10B are entitled to both (i) cash equal to the sum of 65% of the Allowed Claim, and postpetition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date to the date of payment; and (ii) a Continuing Creditor Deferred Obligation in a principal amount equal to the remaining 35% of the Allowed Claim. Class 10 holders that are not Continuing Creditors that elect payment option 10B are entitled to both (i) cash equal to the sum of 40% of the Allowed Claim, and postpetition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date to the date of payment; and (ii) a Class 10 Deferred Obligation in a principal amount equal to the remaining 60% of the Allowed Claim. Notwithstanding anything else to the contrary, holders of unliquidated Claims shall not be entitled to accrue prejudgment interest except as may be provided by otherwise applicable non-bankruptcy law. Unless the holder of a Class

10 Claim is identified as a Continuing Creditor on Exhibit 13 or is otherwise specifically designated in writing as a Continuing Creditor by the Debtors, such holder will not be treated as a Continuing Creditor.

The Debtors will be required to make the following significant one-time cash payments under the Plan: (i) approximately $82 million in full satisfaction of the Class 8 Claims of the Agent and the Lenders on the Effective Date; (ii) $50 million on account of the Class 9 Claims for principal and interest arising under 11¼% Notes as soon as reasonably practicable after the Effective Date, but no later than 10 days after the Effective Date; (iii) approximately $15 million on account of the Claims of general creditors, convenience Claims, certain Secured Claims (including Secured Tax Claims, counterparties to executory contracts, and suppliers) as soon as reasonably practicable after the Effective Date; and (iv) approximately $7.2 million in satisfaction of Allowed Administrative Claims and fees related to the Exit Facility. These payments will be funded from the cash derived from the Exit Facility and from cash on hand.

The Existing Preferred Stock will be canceled under the Plan and the holders thereof will receive in exchange on the Distribution Date an equal number of shares of New Preferred Stock of Reorganized Fountain View. The Existing Class A Common Stock and Existing Class C Common Stock will be cancelled under the Plan and holders thereof will receive in exchange on the Distribution Date an equal number of shares of New Class A Common Stock of Reorganized Fountain View. Existing Warrants (convertible into Existing Class C Common Stock) will be cancelled and on the Distribution Date and holders of Existing Warrants will be issued New Warrants (convertible into New Class A Common Stock) with substantially the same terms and conditions as the Existing Warrants. The Debtors’ Existing Class B Common Stock is subject to a cumulative preferred return in favor of the Existing Class A Common Stock such that the reorganization value of the Debtors does not extend to the Existing Class B Common Stock. Similarly, the strike prices and other terms of the Existing Management Incentives are such that the Debtors do not believe they have any reorganization value. Accordingly, the Plan proposes to cancel all Existing

Class B Common Stock and Existing Management Incentives without consideration.

The Reorganized Enterprise will continue to operate as a going concern on and after the Effective Date. As a means of implementing the Plan, the Debtors intend to adopt a new corporate structure whereby the Debtors—other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors—will be dissolved or merged out of existence and their assets transferred to a number of new direct and indirect subsidiaries pursuant to the Corporate Restructuring Plan.

This Disclosure Statement sets forth the assumptions underlying the Plan, describes the process that the Court will follow when determining whether to confirm the Plan, and describes how the Plan will be implemented if it is confirmed by the Court. Bankruptcy Code section 1125 requires that a disclosure statement contain “adequate information” concerning a plan of reorganization. 11 U.S.C. § 1125(a). The Court has approved the form of this document as an adequate disclosure statement that contains enough information to enable entities affected by the Plan to make an informed judgment when deciding whether to vote to accept or to reject the Plan.

The Court’s approval of the adequacy of this Disclosure Statement, however, does not constitute a determination by the Court with respect to the fairness or the merits of the Plan or the accuracy or completeness of the information contained in the Plan or this Disclosure Statement. The Court has not yet confirmed the Plan described in Section X of this Disclosure Statement. In other words, the Plan’s terms are not yet binding. If the Court later confirms the Plan, however, then the Plan will be binding on the Debtors and on all creditors and Interest holders in these Reorganization Cases. The Debtors, the Creditors’ Committee, and the Noteholders’ Committee believe that Plan confirmation and implementation are preferable to any feasible alternative because the Plan will maximize the value of the Estates, provide entities holding Allowed Claims with payment in full, and provide the holders of Interests in Classes 14, 15, 17, and 18 with equity in Reorganized Fountain View in accordance with applicable law. Any alternative would result in further delay, uncertainty, and expense to the Estates. The

Debtors, the Creditors’ Committee, and the Noteholders’ Committee, therefore, recommend that all creditors and Interest holders entitled to vote cast their ballots to accept the Plan.

II.

GENERAL DISCLAIMERS AND INFORMATION

Please carefully read this document, the attached exhibits, and the Plan. These documents explain who may object to confirmation of the Plan, who is entitled to vote to accept or reject the Plan, and the treatment that Claim holders and Interest holders can expect to receive if the Court confirms the Plan. The Disclosure Statement also describes the Debtors’ history, the events precipitating the Reorganization Cases, the significant events that occurred during the Reorganization Cases, some of the things the Court may consider in deciding whether to confirm the Plan, and the effect of Plan confirmation. It also provides adequate information to assess the Plan’s feasibility and how the treatment of each class of creditors under the Plan compares to its treatment under a chapter 7 liquidation. The statements and information contained in the Plan and the Disclosure Statement, however, do not constitute financial or legal advice. You should, therefore, consult your own advisors if you have questions about the effect of the Plan on your Claims or Interests.

The financial information used to prepare the Plan and this Disclosure Statement was prepared by the Debtors from information contained in their books and records and is the sole responsibility of the Debtors. The Debtors’ professionals and financial advisors prepared the Plan and this Disclosure Statement at the direction of, and with the review, input, and assistance of, the Debtors’ management. The Debtors’ professionals and financial advisors have not independently verified the information contained in this Disclosure Statement.

The statements and information that concern the Debtors and that are set forth in the Plan and this Disclosure Statement constitute the only statements and information that the Court has approved for the purpose of soliciting votes to accept or reject the Plan.

Therefore, no statements or information that are inconsistent with anything contained in this Disclosure Statement are authorized unless otherwise ordered by the Court. Attached hereto are letters from the Debtors, the Creditors’ Committee and the Noteholders’ Committee supporting confirmation of the Plan.

Unless another time is expressly specified in this Disclosure Statement, all statements contained in this document are made as of April 22, 2003. Under no circumstances will the delivery of this Disclosure Statement or the exchange of any rights made in connection with the Plan create an implication or representation that there has been no subsequent change in the information included in this document. The Debtors assume no duty to update or supplement any of the information contained in this document, and they presently do not intend to undertake any such updates or supplements.

CAUTIONARY STATEMENT: Some statements in this document may constitute forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 and any amendments to those acts. Such statements are based upon information available when the statements were made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Neither the SEC nor any state securities commission has approved or disapproved this document.

The exhibits to this Disclosure Statement listed in the following table are incorporated into this Disclosure Statement by this reference and will be deemed to be included in this Disclosure Statement when they are Filed.

EXHIBIT NO.	DESCRIPTION
1	Debtors’ Joint Plan of Reorganization Dated April 22, 2003
2	Pending Prepetition Lawsuits
3	5-Year Projections
4	Audited Financial Statements
5	Liquidation Analysis
6	Reorganization Value

EXHIBIT NO.	DESCRIPTION
7	Sources and Uses of Funds
8	Schedule of Disputed Claims
9	Exit Financing Commitment Letters
10	Schedule of Assumed or Assigned Agreements
11	Schedule of Rejected Agreements
12	Noteholders’ Committee Term Sheet
13	Schedule of Continuing Creditors

III.

WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN

This Section contains a general discussion of the rules governing who may vote to accept or reject the Plan. To vote to accept or reject the Plan, your Claim must be both an Impaired Claim/Interest and not a Disputed Claim/Interest and the Plan must provide for you to receive or retain some value. Unimpaired claimants are deemed to have accepted the Plan and do not vote, although they may object to Plan confirmation to the extent they otherwise have standing to do so. Holders of Claims/Interests who do not receive or retain any value under the Plan are deemed to reject the Plan. If you hold only a Disputed Claim/Interest, you may not vote to accept or reject the Plan unless the Court grants you authority to vote on the Plan. As defined by the Bankruptcy Code, a claim generally includes all rights to payment from a debtor, while an interest generally represents an ownership stake in the debtor. Section X sets forth the classification of Claims/Interests under the Plan.

A. Allowed Claims and Interests.

With the exceptions explained below, under the Bankruptcy Code, a claim or interest is generally allowed only if proof of the claim or interest is properly filed before any bar date and either no party in interest has objected or the Court has entered an order allowing the claim or interest.6 Under certain circumstances provided in the Bankruptcy Code, a creditor may have an allowed claim even if a proof of claim was not filed and the bar

6 See Section IX.A. 13 for specific information regarding the Bar Dates in the Reorganization Cases.

date for filing a proof of claim has passed. For example, a claim may be deemed allowed if the claim is listed on a particular debtor’s schedules and is not scheduled as disputed, contingent, or unliquidated. Similarly, an interest may be deemed allowed if it is included on the list of equity security holders filed by a particular debtor with the court and is not scheduled as disputed.

A holder’s Claim or Interest must be an Allowed Claim or Interest for purposes of voting for such Claim or Interest to have the right to vote on the Plan. Generally, for voting purposes, a Claim or Interest is deemed Allowed if: (i) a proof of Claim or Interest was timely Filed; or (ii) if no proof of Claim or Interest was Filed, the Claim or Interest is identified in the Schedules as other than Disputed, “contingent,” or “unliquidated.”

Under the Plan, a creditor or shareholder whose Claim or Interest is not Allowed may still be entitled to vote to accept or reject the Plan, if the Claim holder or Interest holder has timely Filed a proof of Claim or Interest and that proof of Claim or Interest is not the subject of either an objection Filed before the Confirmation Hearing Date or an Order disallowing the Claim entered before the Confirmation Hearing Date. An entity whose Claim or Interest is subject to an objection is not eligible to vote on the Plan unless and until that objection is resolved in the entity’s favor or, after notice and a hearing under Bankruptcy Rule 3018(a), the Court temporarily allows the entity’s Claim or Interest for the purpose of voting to accept or reject the Plan. If the Debtors object to your Claim or you have not Filed a proof of Claim and your Claim is identified in the Schedules as a Disputed Claim or a “contingent” or “unliquidated” Claim, then your vote will not be counted to accept or reject the Plan unless you obtain an order of the Court on or before the voting deadline allowing your Claim for voting purposes. The Court has fixed May 12, 2003 as the last day for timely filing of a motion to allow a Disputed Claim for voting purposes. Timely Filed motions to allow a Claim for voting purposes will be heard on or before June 5, 2003. No vote may be cast by the holder of a Claim subject to objection or listed as disputed, “contingent,” or “unliquidated” on the Debtors’ Schedules unless an order of the Court allowing such Claim for voting purposes is entered on or before June 6, 2003. The current Schedule of Disputed Claims in Class 10 and Class 11 is set forth on Exhibit 8 hereto.

B. Impaired Claims and Interests.

Under the Bankruptcy Code, a class of claims or interests is impaired if the plan alters the legal, equitable, or contractual rights of the members of the class, even if the alteration is beneficial to the creditors or interest holders. A contract provision that entitles a creditor to accelerated payment upon default, however, does not necessarily render a claim impaired, even if the debtor defaulted and the plan does not provide the creditor with accelerated payment. Instead, the claim is deemed unimpaired if the plan cures the default, reinstates the maturity of the claim as it existed before the default, and compensates the creditor for any damages incurred as a result of reasonable reliance upon the acceleration provision. Section X identifies, among other things, the Classes of Claims and Interests that the Debtors believe to be impaired under the Plan.

Classes 1, 2, 6, 9, 10, 12, 13, 14, 15, 17, and 18 are impaired and, therefore, entitled to vote on the Plan. Although Classes 16 and 19 are also impaired, holders of Interests in these Classes will receive or retain no value on account of their Class 16 and 19 Interests. Holders of Interests in Classes 16 and 19 are, therefore, deemed to reject the Plan. Classes 3, 4, 5, 7, 8, and 11 are unimpaired, not entitled to vote on the Plan, and deemed to accept the Plan. Entities holding Administrative and Priority Claims are not classified and are, therefore, not entitled to vote on the Plan.

Any party that disputes the Debtors’ characterization of its Claim or Interest as unimpaired may request a finding of impairment from the Court to obtain the right to vote. May 12, 2003 is the last day for timely filing a motion to determine impaired status of a Claim designated as unimpaired under the Plan. Timely Filed motions to determine impaired status of a Claim designated as unimpaired under the Plan will be heard on or before June 5, 2003. No vote may be cast by the holder of a Claim designated as unimpaired unless an order of the Court determining such Claim to be impaired is entered on or before June 6, 2003.

IV.

VOTES NECESSARY TO CONFIRM THE PLAN

Under the Bankruptcy Code, impaired claims and interests are placed in classes under a plan, and it is each class that accepts or rejects that plan. Secured claims are separately classified from unsecured claims, while a creditor with a claim that is partially secured and partially unsecured may vote in both capacities.7 There are also some types of claims that are unclassified because the Bankruptcy Code requires that they be treated a certain way. These claims are considered unimpaired, and their holders cannot vote to accept or reject the plan.

A bankruptcy court may confirm a plan if at least one class of impaired claims has voted to accept the plan (without counting the votes of any insiders whose claims are classified within that class) and if certain statutory requirements are met both as to non-consenting members within a consenting class and as to dissenting classes. A class of claims has accepted the plan only when at least a majority in number and at least two-thirds in amount of the allowed claims actually voting in that class vote to accept the plan. A class of interests has accepted the plan only when at least two-thirds in amount of the allowed interests actually voting in that class vote to accept the plan.

Even if the Debtors receive the requisite number of votes to confirm the Plan, the Plan will not become binding unless and until, among other things, the Court makes an independent determination that confirmation is appropriate. This determination will be the subject of the upcoming Confirmation Hearing. Also, even if all Classes do not vote to accept the Plan, the Plan may nonetheless be confirmed if the dissenting Classes are treated in a manner prescribed by the Bankruptcy Code, as set forth in more detail in Section VI.

V.

INFORMATION REGARDING VOTING IN THESE CASES

A. Voting Instructions.

Please use only the ballot sent to you with this Disclosure Statement in voting

7 See Bankruptcy Rule 3018(d).

to accept or reject the Plan, and please carefully read the voting instructions on the ballot for an explanation of the applicable voting procedures and deadlines. After reviewing this Disclosure Statement, if you believe that you hold an Impaired Claim or Interest and that you are entitled to vote on the Plan but you did not receive a ballot, or if your ballot is damaged or lost, please send a written request for a ballot to the Ballot Tabulator at the following address:

Shanda D. Ellingwood, Ballot Tabulator

Klee, Tuchin, Bogdanoff & Stern LLP

2121 Avenue of the Stars, 33rd Floor

Los Angeles, CA 90067

Facsimile: (310) 407-9090

Unless you are the holder of a Claim in Class 9 (11¼% Notes), if you wish to vote to accept or reject the Plan, your ballot must be received by the Ballot Tabulator at the address listed immediately above by no later than 5:00 p.m. Pacific Time, on June 6, 2003. If the Ballot Tabulator does not timely receive your ballot, your ballot will not be counted. Ballots must be provided to the Ballot Tabulator by mail, overnight delivery, messenger, or facsimile; ballots sent by email will not be accepted by the Ballot Tabulator and will not be counted in tabulating votes accepting or rejecting the Plan.

If you are the holder of a Claim in Class 9 (11¼% Notes) and you wish to vote to accept or reject the Plan, your beneficial holder ballot must be received by the financial intermediary that provided you the beneficial holder ballot and this Disclosure Statement by no later than June 4, 2003.

B. Convenience Class Election.

If your Allowed Unsecured Claims total $1,000 or less, those Claims will be classified and treated as Allowed Class 11 Claims (Convenience Claims). Holders of Allowed Class 11 Claims will be paid in full on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Convenience Claim becomes an Allowed Claim; or (iii) the date such Convenience Claim becomes due and payable in accordance with its terms. Holders of Convenience Claims are, therefore, not impaired and will not vote to determine whether Class 11 accepts or rejects the Plan. This election is your only opportunity to have your Class 10 Claims treated as a Class 11 Claim.

If you hold Allowed Unsecured Claims that exceed $1,000 and that otherwise would be classified in Class 10 (General Unsecured Claims), you may indicate on your Class 10 ballot that you wish to make the Convenience Class Election. If you make this election, you will receive, in full satisfaction of your Allowed Class 10 Claims, a cash payment equal to $1,000 on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Convenience Claim becomes an Allowed Claim; or (iii) the date such Convenience Claim becomes due and payable in accordance with its terms. If you make the Convenience Class Election, you will be treated in Class 11 under the Plan. You may make this election only if you agree to accept $1,000 on account of all of your Allowed Class 10 Claims. Notwithstanding the foregoing, any holder that makes the Convenience Class Election but holds aggregate Allowed Class 10 Claims in excess of $1,250 will be treated in Class 10 under payment option 10A as voting to accept the Plan and will receive cash equal to 80% of such holder’s Allowed Claims without postpetition interest.

By way of example, if your Allowed Class 10 Claims total $1,000 or less, your Claims will automatically be classified and treated as a Class 11 Claim and you will retain unaltered all your legal, equitable, and contractual rights with respect to such Claim under the Plan. If your Allowed Class 10 Claims total $1,100, you may indicate on your ballot that you wish to make a Convenience Class Election, in which case you will receive $1,000 in the aggregate on account of all your Class 10 Claims without postpetition interest. If no Convenience Class Election is made, however, your Claims would be treated as Class 10 Claims. If, on the other hand, your Allowed Class 10 Claims total $1,400 and you indicate on your ballot that you wish to make the Convenience Class Election, you will be treated in Class 10 under payment option 10A and will receive 80% of your Allowed Claims without postpetition interest or $1,120.

VI.

CRAMDOWN: TREATMENT OF NON-CONSENTING CLASSES

Even if all classes do not consent to the proposed treatment of their claims and interests under a plan, that plan may, nonetheless, be confirmed if the dissenting classes are treated in the manner prescribed by the Bankruptcy Code. The process by which dissenting classes are forced to abide by the terms of a plan is commonly referred to as “cramdown.” The Bankruptcy Code allows dissenting classes to be crammed down if the plan does not “discriminate unfairly” and is “fair and equitable.” The Bankruptcy Code does not define unfair discrimination, but it does set forth certain minimum requirements for “fair and equitable” treatment. For a class of secured claims, “fair and equitable” can mean that the secured claimants retain their liens and receive deferred cash payments whose present value equals the value of their interest in collateral. For a class of unsecured claimants, a plan is fair and equitable if the claims in that class receive reorganization value equal to the allowed amount of the claims, or, if the unsecured claimants’ claims are not fully satisfied, no claim or interest that is junior to their claims receives or retains anything under the plan.

Accordingly, if a class of general unsecured claims votes against a plan—unless the plan provides that the class of general unsecured claims receives reorganization value equal to the allowed amount of the claims in that class—the plan cannot be confirmed where a class of interest holders (e.g., shareholders) will receive or retain any property under the plan. These are complex statutory provisions, their judicial interpretation has evolved through an extensive body of case law, and the preceding paragraphs do not purport to state or explain fully the applicable statutes or case law.

VII.

WHO MAY OBJECT TO PLAN CONFIRMATION

A hearing has been scheduled for July 3, 2003 at 11:00 a.m. Pacific Time in Courtroom 1475 of the Roybal Federal Building, 255 East Temple Street, Los Angeles, California to determine whether the Court will confirm the Plan. If, after receiving the ballots, it appears that entities holding a sufficient number and amount of Claims and

Interests have voted to accept the Plan, the Debtors will File a memorandum of points and authorities supporting the entry of an order confirming the Plan. This memorandum will be served on the U.S. Trustee; counsel for the Creditors’ Committee; counsel for the Noteholders’ Committee; counsel for the Agent; and all entities entitled to special notice.

Any party in interest in the Reorganization Cases—including any creditor or shareholder who voted (or was deemed to have voted) to accept or reject the Plan—may File an objection to Plan confirmation. Any such objection must be Filed and served on the Debtors and their counsel; the U.S. Trustee; counsel for the Creditors’ Committee; counsel for the Noteholders’ Committee; and counsel for the Agent no later than ten (10) days before the Confirmation Hearing Date (i.e., no later than June 23, 2003). Oppositions to assumptions or rejections of executory contracts or unexpired leases under the Plan must be Filed and served in accordance with Section III.A.3 of the Plan. Failure to properly and timely File an opposition to Plan confirmation may be deemed to be consent to the Plan’s confirmation. If you wish to obtain more information, you should contact the following person in writing:

Klee, Tuchin, Bogdanoff & Stern LLP

Attn: Brendt C. Butler, Esq.

2121 Avenue of the Stars, 33rd Floor

Los Angeles, CA 90067

Facsimile: (310) 407-9090

VIII.

HISTORY AND DESCRIPTION OF THE DEBTORS’ BUSINESSES

AND EVENTS PRECIPITATING THESE REORGANIZATION CASES

A. Description of the Debtors’ Businesses.

Fountain View, Inc., a Delaware corporation, and 22 of its direct and indirect subsidiaries are the debtors and debtors in possession in these cases. No Debtor has elected under Bankruptcy Code section 1121(e) to be considered a small business.

The Debtors operate 48 long-term care facilities containing approximately 6,700 beds in California and Texas. The Debtors also distribute pharmaceuticals and provide an array of ancillary skilled nursing services to over 5,400 patients in their facilities and to outside operators. The services the Debtors provide are intensive, provided on a daily basis, and absolutely essential to the day-to-day health and well-being of the elderly, disabled and otherwise ill population the Debtors serve.

Presently headquartered in the City of Foothill Ranch in Orange County, California, the Debtors operate facilities throughout Southern and Central California, as well as in 18 counties in Texas. They employ approximately 6,400 people, serve approximately 5,400 residents daily, and generate annual revenues substantially in excess of $340 million. The Debtors’ employees provide crucial patient care services, as well as the administrative functions, financial management, human resource services, and marketing and distribution services needed to operate the Debtors’ facilities and their pharmaceutical and therapy businesses. Since the Debtors commenced these Reorganization Cases, certain of the Debtors’ employees have also been involved in preparing the Schedules and financial reports required by the U.S. Trustee, preparing financial projections and budgets, and developing the Plan. The Debtors have two collective bargaining agreements with unions covering approximately 300 employees, which have both expired according to their terms. Notwithstanding expiration of the two collective bargaining agreements, the Debtors continue to engage in good faith negotiations with representatives of their unionized workers and the Debtors’ relations with all of their employees, including unionized employees, are good and the Debtors have not experienced any strikes or work stoppages.

Approximately 37% of the Debtors’ revenues are derived from Medicare reimbursements, 19% from their managed care and private patients, and 44% from Medicaid and Medi-Cal reimbursements. Notwithstanding major changes in Medicare reimbursement policies that have (i) severely reduced reimbursements to long-term care providers, (ii) adversely affected the entire long-term care industry, and (iii) been a precipitating factor in the bankruptcy filings of numerous competitors, the Debtors have consistently maintained a substantial positive EBITDA.8

8 EBITDA refers to earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles and based on the Debtors’ financial statements for the applicable period.

The Debtors provide the following services and products:

1. Basic Healthcare Services.

As of April 22, 2003, the Debtors provided skilled nursing care to residents at 43 skilled nursing facilities (“SNFs”) operated and managed by the Debtors in two states. These SNFs have approximately 5,900 beds and serve approximately 5,000 patients on a daily basis. Of these, 189 of the SNFs are leased facilities and 25 are owned facilities. The SNFs currently operated are the following:

Skilled Nursing Facility	State	Licensed Beds	Owned/Leased
Alexandria	CA	177	Leased
Anaheim	CA	99	Leased
Bay Crest	CA	80	Leased
Brier Oak	CA	159	Leased
Carehouse	CA	174	Owned
Devonshire	CA	98	Owned
Earlwood	CA	87	Owned
Elmcrest	CA	93	Leased
Fountain	CA	169	Owned
Fountain View	CA	99	Leased
Hancock Park	CA	141	Leased
Montebello	CA	99	Leased
Palm Grove	CA	129	Leased
Rio Hondo	CA	200	Leased
Royalwood	CA	110	Leased
Sharon	CA	86	Leased
Sycamore	CA	90	Leased
Valley –Fresno	CA	99	Owned
Villa Maria	CA	88	Owned
Willow Creek	CA	159	Owned
Woodland	CA	157	Leased
Briarcliff	TX	194	Leased
Cityview	TX	210	Owned
Clairmont—Beaumont	TX	148	Owned
Clairmont—Longview	TX	198	Owned

9 The following four leased facilities are subject to purchase options in favor of the Debtors: Comanche Trail, Live Oak, Guadalupe Valley, and Briarcliff.

Clairmont—Tyler	TX	120	Owned
Colonial—Tyler	TX	172	Owned
Colonial Manor	TX	154	Owned
Comanche Trail	TX	119	Leased
Coronado	TX	235	Owned
Guadalupe Valley	TX	150	Leased
Hallettsville Rehab.	TX	120	Owned
Heritage Oaks	TX	159	Owned
Live Oak	TX	100	Leased
Lubbock	TX	117	Owned
Monument Hill	TX	110	Owned
Oak Crest	TX	92	Owned
Oak Manor	TX	90	Owned
Oakland Manor	TX	120	Owned
Southwood	TX	118	Owned
The Woodlands	TX	214	Owned
Town & Country	TX	125	Owned
West Side	TX	240	Owned

Skilled nursing care consists of 24-hour care by registered nurses, licensed practical or vocational nurses, and certified aides, as well as room and board, special nutritional programs, social services, recreational activities, and related medical and other services that may be prescribed by a physician.

The Debtors’ also operate or manage five assisted living facilities (“ALFs”) that provide assisted living services, including basic room and board, social activities and assistance with activities of daily living, such as dressing, eating, and bathing. The Debtors’ ALFs have approximately 700 beds and serve approximately 420 patients on a daily basis. Of these, one of the ALFs is a leased facility and four are owned facilities. The ALFs currently operated are:

Assisted Living Facility	State	Licensed Beds	Owned/Leased
Arbor Village	CA	230	Owned

Fountain	CA	153	Owned
Hancock Park	CA	166	Leased
Hemet	CA	100	Owned
Spring	CA	51	Owned

2. Specialty Medical Care.

Specialty medical care is provided in the Debtors’ facilities. This includes a wide range of sub-acute services for patients whose medically complex needs generally require more intensive treatment and a higher level of skilled nursing care. These services typically generate higher profit margins than basic healthcare services and include:

•    Complex medical care for patients who require a combination of medical treatments, typically as a result of having undergone surgical procedures ranging from common joint replacements to organ transplants. Complex medical care frequently requires close monitoring and the administration of intravenous medications to patients through several types of venous access, such as fluids for hydration, diuretics for congestive heart failure, antibiotics for the treatment of infection, anti-coagulants to prevent clotting, and pain medicine to control pain. Licensed nurses that are intravenous therapy certified and skilled in initiating and handling central and peripheral lines for intravenous medications administer intravenous medications in the Debtors’ facilities.

•    Wound care programs addressing the needs of patients suffering from post-operative wounds, including stoma and ostomy care, and the care of amputees. Treatment for surgical wounds includes the prevention of post-operative infections, the treatment of existing infections, and the removal of surgical staples.

•    Other Specialty Services including blood transfusions, chemotherapy, dialysis, enteral/parenteral nutrition, tracheotomy care, and ventilator care.

3. Alzheimer’s Care.

The Debtors also have dedicated Alzheimer’s units. These units provide patients with Alzheimer’s disease or severe dementia with specialized care and environments, which are designed to reduce the stress and agitation associated with the disease by addressing the problems of short attention spans, hyperactivity, disorientation and perceptual confusion.

4. Therapy Services.

Locomotion Therapy, Inc., one of the Debtors, provides rehabilitative physical, occupational, and speech therapy to unaffiliated facilities and to the Debtors’ facilities. These therapy services help patients increase mobility and strength.

5. Pharmacy Services.

The Debtors provide pharmaceutical products and services through two institutional pharmacies in Southern California, and own a 50% equity interest in a limited liability company that operates a pharmacy in Austin, Texas. These pharmacies provide prescription drugs, intravenous products, enteral nutrition therapy services, and infusion therapies—including nutrition, pain management, antibiotics, and hydration—to unaffiliated facilities and to the Debtors’ facilities.

6. Durable Medical Equipment.

The Debtors provide various types of durable medical equipment to their facilities and unaffiliated facilities. This equipment includes enteral feeding supplies, poles and pumps, catheterization equipment, and orthotics.

B. Prepetition Capital Structure of the Debtors.

Prior to August 1, 1997, Robert Snukal and Sheila Snukal, the Debtors’ former Chief Executive Officer and Executive Vice President, respectively, directly owned the corporations—other than Summit Care Corporation and its subsidiaries (“Summit”), which are discussed below—that are now the direct subsidiaries of Fountain View, Inc. On or about August 1, 1997, each of those subsidiary corporations entered into a Stock Purchase and Contribution Agreement (the “1997 Agreement”) with Mr. and Mrs. Snukal, Heritage Fund II, L.P. (“Heritage”) and Fountain View, Inc. The 1997 Agreement provided for the recapitalization of Fountain View, Inc., the issuance of Fountain View, Inc. stock to Heritage, and the restructuring of the ownership of the various corporations so that all became wholly-owned subsidiaries of Fountain View, Inc. In addition, under the terms of the 1997 Agreement, Mr. and Mrs. Snukal received cash payments in the aggregate amount of $43.7 million from the investments by Heritage and loans from a senior lender.

The Debtors, as they presently exist, were formed in 1998 in a merger between Fountain View, Inc. (as it existed at that time) and Summit, a California based long-term care business. Heritage, the owner of a majority of the common shares of Fountain View, Inc., structured and financed the merger of these two entities in a transaction consummated on March 27, 1998. Summit became a wholly-owned subsidiary of Fountain View, Inc.

Prior to the merger, the Summit operations consisted of (i) thirty-six SNFs, (ii) five ALFs, and (iii) three institutional pharmacies (one of which is a joint venture), which served acute care hospitals as well as affiliated and unaffiliated SNFs and ALFs. The merger was accounted for under the purchase method of accounting.

To finance this transaction, the merged entity incurred approximately $115 million in secured bank loans under the Prepetition Credit Agreement with the Agent and Lenders, issued $120 million in principal amount of 11¼% Senior Subordinated Notes due 2008 (the “11¼% Notes”), and issued $15 million in pay-in-kind preferred stock. After the merger, certain functions were centralized in the former Burbank headquarters of Fountain View, Inc., but the predecessor companies’ operations were not fully integrated. Persistence of historical differences between Fountain View, Inc. operations and the Summit operations contributed to the Debtors’ operational problems preceding the Reorganization Cases.

On May 4, 1998, Fountain View, Inc. signed an investment agreement with Baylor Health Foundation System (“Baylor”), a vertically integrated healthcare system operating in Texas, and Buckner Foundation, a non-profit foundation (“Buckner” and with “Baylor,” the “Baylor Group”). In addition, Fountain View, Inc. signed an operating agreement with Baylor. Pursuant to these agreements, Baylor invested $10 million and Buckner invested $2.5 million in Fountain View, Inc. through the purchase of 12,342 shares of Existing Preferred Stock that entitles the Baylor Group to (i) a dividend at the time of a liquidity event calculated to achieve a 12% annual return; and (ii) Existing Warrants to purchase 71,119 shares of the Existing Class C Common Stock; 20,742 shares of these

Existing Warrants have been exercised, and persons associated with the Baylor Group currently own 20,742 shares of Existing Class C Common Stock and retain 50,377 Existing Warrants.10 As part of its investment, the Baylor Group is entitled to have one of its nominees serve on Fountain View, Inc.’s board of directors (the “Board”). Timothy Parris is the Baylor Group’s nominee currently serving on the Board.

C. The Debtors’ Insurance Coverage.

After labor, and the purchase of drugs for its pharmacy operation, insurance costs are the most significant operating cost of the Debtors’ businesses. The largest insurance cost is the cost of professional liability insurance. The Debtors currently maintain professional and general liability insurance to insure against claims and/or lawsuits arising out of the care provided to their patients at their long term care facilities and ancillary businesses. Notwithstanding the Fountain View, Inc. and Summit merger on March 27, 1998, “Fountain View” facilities and “Summit” facilities maintained separate professional liability policies until June 2002 when the coverages for all facilities were consolidated. All claims before February 28, 1999 for “Summit” facilities and July 31, 1999 for “Fountain View” facilities have been settled or closed and there is no remaining liability. There are also no proofs of Claims Filed for professional liability matters relating to these years. The great majority of the professional liability claims asserted against the Debtors are asserted against the 40 facilities covered by the “Summit” professional and general liability policies. Accordingly, the efficient administration of the policies covering these facilities has been a priority focus of these Reorganization Cases.

For the policy years from March 1, 1999 through April 10, 2001, the primary insurer of the “Summit” facilities is Certain Underwriters at Lloyd’s, London, subscribing to policy no. B 1999CN00002000, including but not limited to St. Paul Syndicate Management Limited, America Re/Insurance Company and Great Lakes Reinsurance Company UK, each a subsidiary of Munich Re (collectively, “Lloyd’s”). There is $1 million of coverage per

10 William J. and Susan R. Boardman II are the beneficial owners of 10,371 shares of Existing Class C Common Stock, and the Gordon Brian Biggs Trust of 1998 is the beneficial owner of 10,371 shares of Existing Class C Common Stock.

claim and $3 million of aggregate coverage. In addition, for these same policy years, the Debtors have excess coverage through American International Group, Inc. and American International Underwriters (“AIG/AIU”). The Debtors purchased $15 million of excess coverage for the 1999 policy year and $25 million for the 2000 policy year.

Insurance costs have increased dramatically in recent years, and coverage has become more difficult to obtain. For the 2001 policy year (beginning April 10, 2001 and ending April 19, 2002), the Debtors obtained a new policy issued by Lexington AIG (“Lexington”) for primary coverage. The coverage under this policy is $4 million per claim/$5 million aggregate coverage. The Debtors also have $10 million aggregate excess coverage (with no per claim sublimit) for general liability claims for this year. In June 2002, the “Fountain View” facilities were consolidated into this policy. For the 2002 policy year (beginning April 10, 2002 and ending April 9, 2003), the Debtors’ coverage with Lexington is also $4 million per claim/$5 million aggregate coverage. This policy covers all of the Debtors’ facilities. There is no excess coverage for this year.

In most cases, before the Debtors’ primary insurer will pay out on a claim, the Debtors’ must first exhaust their “Self Insured Retention” or SIR. A SIR is similar to a deductible in that the insured is responsible for paying up to a certain sum before the insurance will apply. The insured is directly responsible for paying costs up to the amount of the SIR either per claim or in some cases, in aggregate. Once the SIR is exhausted per claim or in the aggregate, the insurer is responsible for making payments up to the policy limits. In the policy periods March 1, 1999 through April 10, 2001, the primary insurance carrier is responsible for, in addition to the policy limits, all costs associated with defending a claim until policy limits are exhausted. All costs that the Debtors incur associated with defending a covered claim, and all amounts paid by the Debtors in settlement or in satisfaction of a judgment with respect to a covered claim (possibly subject to limitations regarding punitive damages), are applied to the SIR.

For the 1999 Lloyd’s policy, there is a $350,000 SIR per claim and $2,350,000 aggregate limit. In other words, after the Debtors have expended $350,000 defending any one claim, the insurance company is liable for the next $1 million plus defense costs. After the primary carrier has paid $1 million in indemnity on the claim, the excess carrier becomes responsible. This example assumes that neither the policy aggregate SIR has been met nor the $3 million coverage limit is exhausted. If the Debtors expend an aggregate of $2,350,000 defending or settling claims that are subject to the 1999 Lloyd’s policy, the insurers pay each additional dollar until the coverages are exhausted (possibly subject to limitations regarding punitive damages).

The Debtors have exhausted their aggregate self-insured retention for 1999. In addition, the Lloyd’s primary layer of $3 million has been exhausted. There remain 17 open claims subject to the 1999 excess AIG/AIU policy. The remaining coverage under the policy is currently $13,467,000.

For the 2000 Lloyd’s policy there is a $250,000 SIR per claim and $2,333,333 SIR in the aggregate. The Debtors have also exhausted the SIR aggregate for this policy year. There remain 33 open claims subject to the 2000 Lloyd’s policy. Approximately $3 million in aggregate coverage remains available under the Lloyd’s 2000 policy and $25 million excess coverage for that year remains available. In addition, the Debtors purchased an extended reporting period for this policy which will allow claims that occurred from January 1, 1995 through April 10, 2001 to be reported into this policy until June 2003.

As discussed above, insurance costs have increased and available coverage has decreased dramatically in the recent past and, as a result, the Debtors’ 2001 coverage is not as comprehensive as the 1999 and 2000 policies. There are 11 open claims against this policy period. For the 2001 Lexington AIG policy, there is a $1 million SIR per claim in Texas, $250,000 SIR per claim in California, and no aggregate limit on SIR.

For the 2002 Lexington AIG policy, there is a $1 million SIR per claim in Texas, $250,000 SIR per claim in California, and no aggregate SIR limit. There are 34 open claims against this policy year.

The SIR is credited with any and all expenses (including legal fees and expenses) incurred by the Debtors in connection with defensding a covered claim. The accounting and administering of all of these expenses is conducted by a third party called a Third Party Administrator or TPA. The TPA is an entity chosen by the Debtors and approved by the insurer. All expenses incurred by the Debtors in connection with defending a claim are actually paid by the TPA, which then bills the Debtors on a monthly basis. After the SIR has been exhausted, the TPA bills the insurance company.

D. The Debtors’ Board of Directors.

The Debtors’ Board consists of the following ten members: (1) Keith Abrahams; (2) Michael F. Gilligan; (3) Scott Gross; (4) Peter Z. Hermann; (5) Mark J. Jrolf; (6) Timothy Parris; (7) Michel Reichert; (8) William C. Scott; (9) Robert M. Snukal; and (10) Sheila S. Snukal.

1. Keith Abrahams.

Keith Abrahams has been a Director of Fountain View, Inc. since 1995 and served as president of Locomotion Therapy, Inc., one of the Debtors, until September 2002. Mr. Abrahams and his wife, Stacy Abrahams, jointly own 16,588 shares of Existing Class A Common Stock of Fountain View, Inc. Mr. Abrahams was previously employed as the Chief Financial Officer of Heftel Broadcasting from 1987 to 1992, a radio broadcasting company. He is also a certified public accountant. Mr. Abrahams is the son-in-law of Robert M. Snukal and Sheila S. Snukal, who are also directors. Mr. Abrahams is currently serving as consultant to the Debtors, pursuant to a court-approved consulting agreement, providing for monthly consulting fees of $6,500. Mr. Abrahams’ consulting agreement terminates on September 10, 2003.

2. Michael F. Gilligan.

Michael F. Gilligan has been a Director of Fountain View, Inc. since the acquisition of Summit on March 27, 1998. Since December 1993, Mr. Gilligan has been a General Partner of Heritage Partners, Inc., a Boston-based private investment firm that is the advisor and sponsor to Heritage, which owns 525,633 or 53% of the Existing Class A Common Stock, 2,658 shares of the Existing Preferred Stock, and 11,853 of the Existing Warrants. Prior to 1994, Mr. Gilligan was a Director of BancBoston Capital Inc., a private investment firm.

3. Scott Gross.

Scott Gross has been a Director of Fountain View, Inc. since December 1999. He is currently the President and Chief Executive Officer of Primus Management, Inc., a successor organization to Alpha Hospital Management, Inc., where he was President and Chief Executive Officer from 1989 to 1992. From 1988 to 1989, Mr. Gross was the Chairman and Chief Executive Officer of Carondolet Rehabilitation Centers of America, a diversified rehabilitation medicine services company. From 1984 to 1987, he was the President and Chief Executive Officer of Hospital Group-National Medical Enterprises. Mr. Gross holds a B.S. degree in Biology from Cal State University, Northridge, and a Masters degree in Public Administration (Health Care Management Option) from the University of Southern California.

4. Peter Z. Hermann.

Peter Z. Hermann has been a Director of Fountain View, Inc. since the acquisition of Summit on March 27, 1998. Since December 1993, Mr. Hermann has been a General Partner of Heritage Partners, Inc., a Boston-based private investment firm that is the advisor and sponsor to Heritage, which owns 525,633 or 53% of the Existing Class A Common Stock, 2,658 shares of the Existing Preferred Stock, and 11,853 of the Existing Warrants. Prior to 1994, Mr. Hermann was a Director of BancBoston Capital Inc., a private investment firm.

5. Mark J. Jrolf.

Mark J. Jrolf has been a Director of Fountain View, Inc. since August 1, 1997. Since February 1997, Mr. Jrolf has been a Partner and Vice President of Heritage Partners, Inc., a Boston-based private investment firm that is the advisor and sponsor to Heritage, which owns 525,633 or 53% of the Existing Class A Common Stock, 2,658 shares of the Existing Preferred Stock, and 11,853 of the Existing Warrants. From September 1993 to September 1996, Mr. Jrolf was a consultant with McKinsey & Co., specializing in healthcare.

6. Timothy Parris.

Timothy Parris is a Director of Fountain View, Inc. Mr. Parris is president of Baylor University Medical Center, a non-profit affiliate of the Baylor Group. The Baylor Group owns 12,342 shares of Existing Preferred Stock, 38,524 of the Existing Warrants, and persons associated with the Baylor Group own 20,742 shares of Existing Class C Common Stock.

7. Michel Reichert.

Michel Reichert has been a Director of Fountain View, Inc. since August 1, 1997. Since 1994, Mr. Reichert has been Managing General Partner of Heritage Partners, Inc., a Boston-based private investment firm that is the advisor and sponsor to Heritage, which owns 525,633 or 53% of the Existing Class A Common Stock, 2,658 shares of the Existing Preferred Stock, and 11,853 of the Existing Warrants. Prior to 1994, Mr. Reichert was a Managing Director of BancBoston Capital Inc., a private investment firm.

8. William C. Scott.

William C. Scott became a Director and Chairman upon the closing of the merger of Summit and Fountain View, Inc. in 1998. Mr. Scott has held various positions with Summit since December 1985, including Chief Executive Officer and Chief Operating Officer. Mr. Scott served as Senior Vice President of Summit Health Ltd., Summit’s former parent company, from December 1985 until its acquisition by OrNda Health Corp. in April 1994 and previously was a partner in Arthur Andersen & Co. Mr. Scott currently owns 31,357 shares of Existing Class A Common Stock and 51,603 shares of Existing Class B Common Stock of Fountain View, Inc.

9. Robert M. Snukal.

Robert M. Snukal became a Director of Fountain View, Inc. on August 1, 1997. For the preceding five years, Mr. Snukal served as a Director and President of each of Fountain View Inc.’s then subsidiaries, which were owned directly by Mr. Snukal and Mrs. Snukal during that period. Mr. Snukal served as Chief Executive Officer of Fountain View, Inc. until February 2002. Mr. Snukal is the husband of Sheila S. Snukal, and the father-in law of Keith Abrahams, who also serve on the Board. Upon resigning as Chief Executive Officer, Mr. Snukal became a consultant to the Debtors. Pursuant to the terms of a court-approved consulting agreement, Mr. Snukal is currently receiving monthly consulting fees of $22,500 through December 31, 2003. Mr. Snukal’s consulting agreement with the Debtors terminates on December 31, 2003. Mr. and Mrs. Snukal jointly own 149,484 shares of Existing Class A Common Stock and 62,599 shares of Existing Class B Common Stock.

10. Sheila S. Snukal.

Sheila S. Snukal became a Director of Fountain View, Inc. on August 1, 1997. For the preceding five years, Mrs. Snukal served as a Director and Executive Vice President of each of Fountain View Inc.’s then subsidiaries, which were owned directly by Mr. and Mrs. Snukal during that period. Mrs. Snukal continued to serve as Fountain View, Inc.’s Executive Vice President until June 2002. Mrs. Snukal is the wife of Robert M. Snukal, and the mother-in-law of Keith Abrahams, who are also directors of the Board. Mrs. Snukal resigned as Executive Vice President effective June 2002 and is currently receiving monthly compensation of approximately $10,400 pursuant to a court-approved severance arrangement expiring on December 31, 2003. Mr. and Mrs. Snukal jointly own 149,484 shares of Existing Class A Common Stock and 62,599 shares of Existing Class B Common Stock.

None of these Board members currently occupy management positions with the Debtors, although, as noted, Mr. Snukal, Mrs. Snukal, and Mr. Abrahams currently receive compensation pursuant to court-approved consulting and severance agreements with Fountain View, Inc. Mr. Scott serves as Chairman of the Board in a non-executive capacity. The Board members, other than Mr. Scott, are not compensated for their services as directors. Under the Plan, the size of the Board may be changed, and new persons, to be designated and disclosed by the Exhibit Filing Date, may replace the members of the existing Board. Pursuant to Fountain View, Inc.’s court-approved employment agreement with Boyd Hendrickson, the Debtors’ current Chief Executive Officer, the Debtors will use their reasonable best efforts to cause Mr. Hendrickson to be (i) elected to the Board, and (ii) in the event Mr. Scott is no longer on the Board, to elect Mr. Hendrickson as Chairman of the

Board.

E. The Debtors’ Management Team.

During the course of the Reorganization Cases, the Debtors made fundamental changes to management with the support of the Creditors’ Committee, the Noteholders’ Committee, and the Agent and Lenders.

1. Previous Management.

Prior to October 2001, the Debtors’ senior management team was:

Robert M. Snukal	Director, Chief Executive Officer and President
Sheila S. Snukal	Director, Executive Vice President and Chief Operating Officer
Paul C. Rathbun	Chief Financial Officer
Keith Abrahams	Director, President of Locomotion Therapy, Inc. and On-Track Therapy, Inc.
Myles Andrews	Senior Vice President-Texas and Arizona Operations
Joshua Snukal	Senior Vice President-California Operations
Richard Kam	Senior Vice President-Finance & Administration

None of these individuals remain employed by the Debtors in an executive or management capacity. As discussed above, Robert Snukal consensually left active management and entered into a consulting relationship with Fountain View, Inc. Robert Snukal’s wife, Sheila Snukal, his son Joshua Snukal and his son-in-law Keith Abrahams have also left active management positions with the Debtors. Robert Snukal will remain as a consultant through December 31, 2003. The consulting agreements of Sheila Snukal and Joshua Snukal have terminated, although they continue to receive compensation under the termination provisions of those agreements through December 31, 2003. Robert Snukal’s consulting agreement provides for him to receive compensation of $22,500 per month plus certain medical benefits and expenses until December 31, 2003. Keith Abrahams’ consulting agreement provides for him to receive $6,500 monthly plus certain medical benefits and expenses through September 2003. The severance provisions in Sheila Snukal’s consulting agreement provide for her annual compensation of $125,000 through December 31, 2003. The severance provisions of Joshua Snukal’s consulting agreement provide for his annual compensation of $87,500 through December 31, 2003. Each of these consulting agreements also includes non-compete, non-solicitation, and confidentiality protections for the Debtors.

2. Interim Management.

Having defaulted on certain obligations under the Prepetition Credit Agreement with the Bank of Montreal, as Agent and the Indenture pursuant to which the 11¼% Notes were issued, in August 2001 (prior to the filing of the Reorganization Cases), the Debtors engaged Crossroads LLC (“Crossroads”) to provide advisory and analytical services, and operational support. Crossroads is a nationally recognized turnaround management and financial advisory firm.

Shortly after the Petition Date, on October 9, 2001, the Board, with Court approval, appointed Dennis Simon, the Managing Principal of Crossroads, to the position of Chief Restructuring Officer of the Debtors. In this capacity, Mr. Simon reports directly to the Board (or, as appropriate in matters raising conflicts of interest for certain interested directors, the Independent Subcommittee of the Board).

Crossroads provided operational change teams to assist the Debtors under Mr. Simon’s direction. In particular, Mr. Kevin Pendergest of Crossroads was designated the Debtors’ Operations Improvement Officer and led the Crossroads operational change teams and the Debtors’ personnel to implement those changes approved by Mr. Simon and the Board. In addition, a team of Crossroads personnel, supervised by Mr. William Creelman, a Crossroads Director, was brought in to provide operational, financial, and restructuring analysis and advice to the Debtors.

3. The New Management Team.

The Debtors’ first priority during the Reorganization Cases was to strengthen their management team in order to address the financial and operating issues that had eroded their operating cash flow in the year preceding their chapter 11 filings. The Debtors promptly made fundamental changes to management with the support of the Noteholders’ Committee, the Creditors’ Committee, and the Agent and Lenders. In the aggregate, these changes resulted in the introduction of an entirely new management team and operating philosophy at the Debtors. Beginning in February 2002 and concluding in September 2002, the Debtors successfully recruited and implemented the new permanent management team described below.

a. Boyd Hendrickson, Chief Executive Officer.

Boyd Hendrickson, an executive with over 30 years of experience running large long-term care companies, was appointed CEO as of April 1, 2002. Before joining the Debtors, Mr. Hendrickson served in various senior management roles, including President and Chief Operating Officer of Beverly Enterprises, the nation’s largest long-term healthcare company. Mr. Hendrickson was also co-founder, President and Chief Operating Officer of Care Enterprises and Chairman and Chief Executive Officer of Hallmark Health Services. Mr. Hendrickson joined the Debtors from Evergreen Healthcare, where he served as President and Chief Executive Officer.

b. Jose Lynch, President.

Jose Lynch was appointed President in March 2002. Mr. Lynch has nearly a decade of experience in operations at nursing facilities and joined the Debtors from Mariner Post-Acute Network (“Mariner”) where he served as Senior Vice President in charge of operations of the Western Region of California. As Senior Vice President, Mr. Lynch presided over the operations of 30 SNFs and ALFs containing approximately 3,495 beds with annual revenues of almost $200 million. Under Mr. Lynch’s supervision, Mariner’s Western Region achieved all of its economic goals and quality of care standards, and maintained EBITDA margins in excess of 20 percent. During 2000 and 2001, the Western Region experienced increases in revenues of over 10 percent per year and profitability increases between 10 and 25 percent per year. The Operational Improvement Officer role, filled by Kevin Pendergest of Crossroads, was eliminated upon the retention of Mr. Lynch, and Mr. Lynch assumed the functions of that position.

Since Mr. Hendrickson and Mr. Lynch assumed their responsibilities, Mr. Simon’s operational responsibilities have been eliminated and he has since focused on a significantly more restricted Chief Restructuring Officer role, allowing him to serve, as needed, as an advisor to the Debtors’ Board and new senior management in dealing with the chapter 11 restructuring issues facing the Debtors.

c. Roland Rapp, General Counsel.

Roland Rapp was appointed General Counsel and Chief Administrative Officer in May 2002. Mr. Rapp has approximately 20 years of experience in the healthcare and legal sectors. Mr. Rapp previously was the Managing Partner of the law firm Rapp Kiepen and Harman and was Chief Financial Officer for Vintage Estates, both based in Pleasanton, California. His law practice centered on healthcare law and primarily focused on long-term care based on his prior experience as a nursing home administrator and director of operations for a small nursing home chain. Mr. Rapp is the past Chairman of the Board for the California Association of Health Facilities (“CAHF”). CAHF is the largest long-term care professional association in California, representing more than 1,600 skilled nursing, intermediate care, assisted living, and mental health facilities.

d. John Harrison, Chief Financial Officer.

John Harrison was appointed Chief Financial Officer effective July 2002. Mr. Harrison has almost 20 years of experience in the healthcare and financial sectors. Prior to joining the Debtors, Mr. Harrison served under Boyd Hendrickson as Controller and Treasurer of Evergreen Healthcare Management, LLC, a $200 million long term care company with 55 locations in seven states. Immediately prior to his employment at Evergreen, Mr. Harrison was Vice President of Finance for Beverly Care Alliance, Inc. (“Beverly”), a $380 million ancillary services company comprised of four health care divisions. Mr. Harrison served as chief financial officer for the outpatient clinic division of Beverly from 1996-1998 and from February through August 2000, and as acting chief financial officer for the home care and contract rehabilitation therapy divisions from June and August 2000, respectively, to January 2001.

e. Lori Stewart, Vice President of Human Resources.

Lori Stewart was appointed Vice President of Human Resources in April 2002. She has more than 15 years of human resources experience. Prior to joining the Debtors, she most recently served as Regional Director of Human Resources at another leading long-term care provider in California where she oversaw human relations issues for a workforce of 3,500 employees.

f. Brad Gibson, Vice President of Operations Finance.

Brad Gibson, with over 18 years of experience in operational finance positions in the long-tem care industry, was hired from Sun Healthcare as the Debtors’ Vice-President of Operations Finance in May 2002 to perform the monitoring, control, and reporting functions that had, in the past, been one of the Debtors’ weaknesses.

g. Mark Wortley, President of Locomotion Therapy, Inc.

Mark Wortley, with extensive experience in health-care management, was appointed President of Locomotion Therapy, Inc. in September 2002, succeeding Keith Abrahams.

h. Kelly Atkins, Vice President for California Long-Term Care.

Kelly Atkins, with more than 15 years experience in the long-term care industry, most recently as California Regional Vice President for Mariner Sub Acute, replaced Joshua Snukal as Senior Vice President for California Long-Term Care in May 2002.

i. Eddie Parades, Senior Vice President of Operations for Texas.

Eddie Parades, with more than 15 years of long-term care experience, most recently as an Area Director of Operations at Marriott Senior Living Services, assumed the role of Senior Vice President for Operations in Texas in August 2001. Previously Mr. Parades had served as District Director of Operations in the Texas market for Horizon Healthcare and in various other executive and management capacities for major long-term care providers.

4. Executive Employment Agreements.

Four members of the new management team, Messrs. Hendrickson, Lynch, Rapp and Harrison, have entered into employment agreements with Fountain View, Inc.,

each of which has been approved by order of the Court. These agreements have similar terms and conditions, including the following:

Term. The period of employment for each executive continues until a specified expiration date:

Executive	Expiration Date
Hendrickson	March 31, 2007
Lynch	January 31, 2007
Rapp	March 31, 2007
Harrison	June 15, 2007

Base salary. Each Executive receives an annual base salary:

Executive	Base Salary
Hendrickson	$450,000
Lynch	$350,000
Rapp	$220,000
Harrison	$225,000

Annual Performance Bonus. Each executive is eligible for an annual performance bonus. Generally, the performance bonus is based on target EBITDA and patient care and quality goals, subject to certain conditions and a cap for each fiscal year. Subject to the establishment and satisfaction of patient care/quality goals, the annual performance bonus is calculated as a certain dollar amount (“Bonus Increment”) for each $1,000,000 or $2,000,000 (which is specified in the table below under the heading “EBITDA Increment”) that the Debtors’ consolidated EBITDA for that fiscal year exceeds the target EBITDA established by the Debtors for that year (without pro-ration). The targets for EBITDA in 2002, 2003, and 2004 are $43 million, $45 million, and $47 million, respectively. Each executive’s bonus, however, will not exceed the cap (“Bonus Cap”) in his agreement. The following table summarizes the performance bonuses:

Executive	Bonus Increment	EBITDA Increment	Bonus Cap
Hendrickson	$50,000	$1,000,000	$300,000
Lynch	$33,000	$2,000,000	$264,000
Rapp	TBD	TBD	TBD
Harrison	$15,000	$2,000,000	$120,000

Mr. Rapp’s performance bonus is not specified in his agreement but will not be materially less favorable than for the other top-level management employees (other than the CEO and the President). Mr. Harrison’s annual performance bonus is only calculated in this manner for 2002; thereafter, the Board or the CEO will determine his performance bonus.

Sale Bonus. Each executive is also entitled to a “Sale Bonus” upon either: (i) a sale of the Debtors’ assets, an initial public offering, or sale of a majority of the Debtors’ common stock (“Bonus Trigger Event”) during his employment; or (ii) if the Debtors terminate his employment without cause and if a Bonus Trigger Event occurs within 9 months after such termination. The Sale Bonus will be at least a minimum amount for each executive and will increase with the increasing value of the Debtors (above certain thresholds) based on the Debtors’ “Terminal Value”11 at the time of the Bonus Trigger Event; the means of calculating these amounts is described in detail in each executive’s employment agreement. If the Terminal Value of the Debtors exceeds $260 million (the difference being the “Excess Company Value”) at the Bonus Trigger Event, the Sale Bonus will be a stated amount for each executive plus a percentage of the Excess Company Value (e.g., $7.8 million plus 3% of the Excess Company Value for Mr. Hendrickson). The consummation of the Corporate Restructuring Plan and the consummation of the Plan

11If the Bonus Trigger Event is caused by a sale of substantially all of the Debtors’ assets, the “Terminal Value” shall be the aggregate net proceeds that are or would be distributable in respect to all outstanding common stock assuming that: (i) the Debtors paid off their debt and preferred stock and debt securities, and liquidated on the Bonus Trigger Event; and (ii) any right, warrant or option to acquire any common stock is converted immediately prior to the distribution. If the Bonus Trigger Event is caused by an initial public offering, the Terminal Value shall equal the value of the Debtors' equity determined based on the public offering price of the common stock in the transaction. If the Bonus Trigger Event is caused by the sale of at least a majority of the common stock in a single transaction of series of substantially related transactions, then the Terminal Value shall equal the value of the Debtors' equity determined based on the net proceeds distributable in respect to the common stock sold in the transaction.

following confirmation will not trigger sale bonuses under any of these agreements.

For Boyd Hendrickson, the minimum Sale Bonus is $1 million. If the Terminal Value of the Debtors is between $100 million and $200 million, the Sale Bonus will be $2 million plus $30,000 for every $1 million by which the value exceeds $100 million. If the Terminal Value is between $200 million and $260 million, the Sale Bonus will be $5 million plus $46,666.67 for every $1 million by which the Terminal Value exceeds $200 million. If the Terminal Value is over $260 million, the Sale Bonus will be equal to $7.8 million plus 3% of the Terminal Value in excess of $260 million.

For Jose Lynch, the minimum Sale Bonus is $500,000. If the Terminal Value of the Debtors is between $100 million and $200 million, the Sale Bonus will be $1 million plus $15,000 for every $1 million by which the Terminal Value exceeds $100 million. If the Terminal Value is between $200 million and $260 million, the Sale Bonus will be $2.5 million plus $23,333.33 for every $1 million by which the Terminal Value exceeds $200 million. If the Terminal Value is over $260 million, the Sale Bonus will be equal to $3.9 million plus 1.5% of the Terminal Value in excess of $260 million.

For Roland Rapp and John Harrison, the minimum Sale Bonus is $200,000. If the Terminal Value of the Debtors is between $100 million and $200 million, the Sale Bonus will be $250,000 plus $3,750 for every $1 million by which the Terminal Value exceeds $100 million. If the Terminal Value is between $200 million and $260 million, the Sale Bonus will be $625,000 plus $5,833.33 for every $1 million by which the Terminal Value exceeds $200 million. If the Terminal Value is over $260 million, the Sale Bonus will be equal to $975,000 plus 0.38% of the Terminal Value in excess of $260 million.

If no Bonus Trigger Event occurs, each executive receives 50% of his Sale Bonus determined as of his expiration date if (a) he is employed through his expiration date, and (b) EBITDA is over $60 million in any of the fiscal years during his employment prior to that date.

Alternative Equity Program. Fountain View, Inc. may replace the Sale Bonus program for an executive with an equity incentive program that provides options or restricted stock with vesting based on length of employment and the value of the Debtors as determined for the Sale Bonus. The exercise price for such options would be determined in relation to the value of any Sale Bonus that the executive would otherwise receive. If the alternative equity program is implemented for an executive, he would be entitled to receive no less under that program than the bonus he would otherwise have been entitled to under the Sale Bonus program.

Termination Benefits. Upon termination of an executive without cause, the following severance arrangements apply:

•    Boyd Hendrickson. If Mr. Hendrickson is terminated after December 31, 2002, he will receive $37,500 per month up to the lesser of (i) $900,000, or (ii) the balance of his annual salary for the remaining term of his employment agreement. In addition, Mr. Hendrickson will receive a pro-rated annual performance bonus based upon the Debtors’ EBITDA performance for the fiscal year up to the date of termination. Mr. Hendrickson’s medical insurance benefits will continue for a period up to one year after termination, provided that he does not obtain other employment during this period.

•    Jose Lynch. If Mr. Lynch’s employment is terminated without cause, the Debtors will pay Mr. Lynch an amount equal to his then current annual base salary.

•    Roland Rapp. If Mr. Rapp’s employment is terminated without cause before May 1, 2003, the Debtors will pay Mr. Rapp $220,000 plus a pro-rated annual performance bonus; thereafter upon termination without cause he will be paid $110,000 plus a pro-rated annual performance bonus.

•    John Harrison. If Mr. Harrison’s employment is terminated without cause, the Debtors will pay Mr. Harrison $112,500 plus a pro-rated annual performance bonus.

These executives’ employment will be deemed terminated by the Debtors without cause upon resignation within six months after a “Change of Control,”12 if the

12“Change of Control” means a (i) sale of substantially all of the Debtors’ assets, or (ii) transaction after which the current stockholders (and their affiliates) do not own at least a majority of the common stock and Heritage Partners, Inc. (and its affiliates) does not constitute the single largest stockholder.

change in control is accompanied by (i) a diminution of base salary, (ii) the Debtors’ termination of his status as an executive officer, or (iii) a material diminution in duties or responsibilities in effect immediately before the Change of Control. The consummation of the Corporate Restructuring Plan and the consummation of the Plan following confirmation will not a constitute a “change of control” under any of these agreements.

Miscellaneous. All the employment agreements include confidentiality, non-compete, and non-solicitation provisions for the benefit of the Debtors. Mr. Hendrickson has also borrowed $400,000 from Fountain View, Inc. on a short-term basis to finance the purchase of a new home in Southern California.

F. Assets and Liabilities of the Debtors’ Estates.

1. Assets.

Based on the Debtors unaudited balance sheet as of December 31, 2002, the book value of the Debtors’ primary assets, as of that date, consisted of approximately: (i) $19.5 million in cash and cash equivalents; $43.5 million in accounts receivable; $12.8 million in supplies, inventory and other related assets; and $142.0 million in plant, property and equipment. Included within that figure for property, plant and equipment are 34 long-term care facilities owned by the Debtors in California and Texas (the “Owned Facilities”). Thirty-three of the Owned Facilities will serve as the primary collateral for $113 million in real estate backed financing under the proposed Exit Facility. In connection with obtaining the Exit Facility, the Debtors retained Valuation & Information Group to conduct a comprehensive appraisal and valuation of the Debtors’ 34 Owned Facilities in California and Texas. The appraisal report provides for an “as is” market value of $202,890,000, and a “stabilized”13 market value of $206,090,000. Even after providing for an adjustment to the “as-is” value that assumes for the full effect of the “Medicare Cliff” on a permanent basis, the appraisal reveals an aggregate value of $186,990,000 for these 34 properties alone.

13The difference between “stabilized” market value and “as-is” market value are earnings improvements currently underway. There are 13 facilities in which “stabilized” values are slightly greater than “as-is” values.

2. Long-Term Debt.

a. Facility Level Debt.

At the individual facility level, the Debtors’ operating subsidiaries are obligated on long-term leases on certain facilities and two senior mortgages on the skilled nursing facility known as the Woodlands (the “Woodlands”) that is owned and operated by Summit Care Texas, L.P. and located in Montgomery County, Texas. The lease payments and debt service at the facility level company-wide aggregate approximately $635,000 per month.

Bank Midwest, N.A. (“Bank Midwest”) asserts claims against Summit Care-Texas No. 3, Inc. (“Summit No. 3”) in the approximate principal amount of $4,927,126 secured by a first priority lien pursuant to that certain deed of trust and security agreement dated December 1, 1993 and assigned to Bank Midwest by instrument dated July 17, 2001 in the real and personal property associated with the Woodlands. Based upon a recent appraisal of the Woodlands, Bank Midwest is substantially oversecured. The Woodlands is conservatively appraised at $8.5 million, even taking into account the full effect of the Medicare Cliff. Bank Midwest also asserts a first priority security interest in the personal property related to the Woodlands.

The Agent on behalf of the Lenders asserts (in addition to a junior lien against the Woodlands real property) a competing senior, perfected lien and security interest as to all personal property of any and all Debtors, including the personalty related to the Woodlands. The Agent and Lenders, Bank Midwest, the Debtors, and the Committees reserved all of their respective rights, claims, and causes of action related to the Woodlands personal property collateral, pursuant to that Stipulation and Proposed Order Establishing Validity And Priority Of Bank Midwest’s Senior Liens On Woodlands Real Property approved by Order of the Court entered on December 3, 2002. The Debtors and Bank Midwest have entered into the Bank Midwest Stipulation pursuant to which Bank Midwest has agreed to make an additional advance of $630,000 within five (5) days of the Effective Date, and the Debtors and Bank Midwest have resolved the disputes relating to the Woodlands personalty and stipulated to the treatment to be afforded the Class 1 Claim as provided in the Plan. The

Bank Midwest Stipulation was approved by Order of the Court on April 15, 2003.

Woodlands Place Nursing Center L.P. (“Woodlands Place”) also asserts liens against the real and personal property associated with the Woodlands, pursuant to that certain Agreement of Purchase and Sale of Assets dated November 6, 1993 and that certain Warranty Deed With Vendor’s Lien dated December 1, 1993. Pursuant to an adequate protection stipulation and order entered on May 29, 2002, the parties have stipulated to the proper perfection and validity of the Woodlands Place lien against the Woodlands real property collateral. The issue of priority was reserved in the stipulation, but based on public records of Montgomery County, Texas, it appears that Woodlands Place’s lien against the Woodlands is junior to the interest of Bank Midwest and senior to that of the Bank Group in the same collateral. The amount of the Woodlands Place Claim is subject to some dispute because the purchase agreement calls for installment payments of principal without interest, thereby necessitating, in the view of the Debtors, imputation and disallowance of an undetermined portion of the payment stream as unmatured interest pursuant to Bankruptcy Code section 502(b)(2). Pursuant to stipulation, the Debtors are currently paying $6,000 per month to Woodlands Place as a proxy for implicit interest at a 7% per annum rate, which implies that the principal amount of the Woodlands Place Claim is approximately $1 million.

b. Secured Obligations.

The Debtors’ principal secured lender is a syndicate of banks and investment funds, which make up the Lenders, for whom Bank of Montreal serves as Agent. The Lenders assert liens in substantially all of Fountain View, Inc.’s and its subsidiaries’ assets (including cash collateral) pursuant to pledge, guaranty, security agreements, and deeds of trust entered into as collateral support for the obligations under the Prepetition Credit Agreement.

In the spring of 1998, in connection with its merger with Summit, Fountain View, Inc. entered into a revolving credit facility and term loan facilities pursuant to the Prepetition Credit Agreement, providing for revolving credit borrowings of up to $30 million and term loan borrowings of up to $85 million. In October 1998, the Prepetition Credit

Agreement was amended to provide $5 million in additional mortgage refinancing. The Lenders, under the Prepetition Credit Agreement, presently assert a secured claim for $27.3 million on account of revolving loans and a secured claim for $55 million on account of term loans. Pursuant to the Prepetition Credit Agreement, the Agent has also issued a letter of credit supporting certain worker’s compensation obligations of the Debtors in the amount of $500,000.

c. Public Debt.

Pursuant to a Trust Indenture dated April 16, 1998, Fountain View, Inc. issued the 11¼% Notes in an aggregate outstanding principal amount of $120 million. The maturity date of these high-yield unsecured subordinated debentures was accelerated by notice following default on July 13, 2001. The 11¼% Notes are unsecured obligations of Fountain View, Inc., but they are guaranteed by all the Debtors, subject to certain net worth limitations.

d. Other Material Secured Obligations.

AmerisourceBergen Drug Corporation (formerly known as Bergen Brunswig Drug Company) (“Bergen”), formerly a major pharmaceutical supplier to Summit Care Pharmacy, Inc. (“Summit Care Pharmacy”), one of the Debtors, holds Claims in the principal amount of $1,710,562.10 on account of pharmaceutical products sold and delivered to Summit Care Pharmacy. Bergen asserts that its Claims are fully secured by Summit Care Pharmacy’s accounts, general intangibles, inventory, equipment, and fixtures pursuant to that certain security agreement dated March 29, 2001 between Summit Care Pharmacy and Bergen. The Agent, on behalf of the Lenders, asserts a prior, perfected, senior security interest and lien against the Bergen collateral and has reserved all rights, claims, counterclaims, and causes of action related to the Bergen collateral and the security interest claimed by Bergen. Bergen and the Debtors have entered into a stipulation regarding Bergen’s treatment under the Plan.

Prior to the Petition Date, on April 1, 2001, Summit Care Corporation, one of the Debtors, and Union Bank of California, N.A. (“Union Bank”) entered into an Amended and Restated Commercial Promissory Note (the “Union Bank Note”). Union Bank asserts that the outstanding principal balance under the Note is $823,333.04, plus accrued interest, fees and costs, expenses, and other charges. Union Bank further asserts that this obligation is fully secured by a first priority lien pursuant to an Extension and Modification Agreement and Modification of Deed of Trust dated April 1, 2001 in the real and personal property located at 730 North Frederick Street and 2600 West Magnolia Boulevard, Burbank, California 91507 (the “Burbank Location”). In addition to being a lender to the Debtors under the Union Bank Note, Union Bank is also one of the Lenders, and is the bank at which the Debtors maintain their principal operating account. The value of the Burbank Location—currently offered for sale at a price of $2.7 million—is believed to greatly exceed the secured claim of Union Bank under the Union Bank Note. Pursuant to an adequate protection stipulation, the Debtors are currently making monthly adequate protection payments equal to the postpetition interest provided for under the Union Bank Note at the non-default rate.

e. Unsecured Obligations.

According to the Debtors’ books and records, the Debtors’ unsecured prepetition debt (other than the 11¼% Notes) consisted primarily of approximately $12 million of unsecured trade payables for goods and services received and other unsecured Claims other than unliquidated, disputed professional liability Claims. The Debtors are also subject to numerous disputed professional liability Claims and suits. The Debtors believe that these professional liability Claims, to the extent they are valid, are fully covered by insurance insofar as they relate to the Debtors’ 1999 and 2000 policy years, and, as to other policy years, have otherwise adequately reserved for such Claims in their financial projections.

G. The Debtors’ Revenue Sources.

While long-term nursing care remains a critical part of the medical care delivery system for the elderly and a cost-effective alternative to hospitalization, providers continue to experience financial challenges, staff shortages, and high employee turnover, as well as a dramatic increase in litigation and increasing regulatory constraints. The Debtors rely primarily on revenues derived from Medicare reimbursements, private patient and managed care payments, and Medicaid and Medi-Cal reimbursements.

a. Medicare.

Approximately 37% of the Debtors’ revenues are derived from Medicare reimbursements. The Medicare program was created to provide nationwide federally funded health insurance for the elderly. The Medicare “Part A” program pays for the services provided in a SNF that are required by a beneficiary subsequent to a three-day hospital stay. Covered services include skilled nursing care, room and board, social services, medical supplies, prescription drugs, and other medically necessary services. In addition to the inpatient services billable under the “Part A” Medicare program, certain other services and supplies are billable under the Medicare “Part B” program, which pays for, among other things, doctors’ services, outpatient hospital care, and other medical services that Part A does not cover, such as the services of physical and occupational therapists, and some home health care. Part B helps pay for these covered services and supplies when they are medically necessary.

Reductions in Medicare funding, commonly known as the “Medicare Cliff,” automatically took effect on October 1, 2002 upon the expiration of previously legislated rate increases. These reductions in reimbursements, amounting to an average 17% reduction in per patient day rates, are adversely affecting the entire long-term care industry, including the Debtors. While the Medicare Cliff resulted in industry-wide average per patient day reductions in Medicare reimbursement of $33, the Debtors have projected the net impact of the Medicare Cliff on their operations at $23.88 per patient day based on their current reimbursement experience given the particular patient mix and acuity levels of the residents in their facilities. Unless Medicare Cliff is reversed, the Debtors project an aggregate reduction of $8 to $8.5 million annually in the Debtors’ revenue.

Bipartisan legislation to address the Medicare Cliff came before the 107th Congress but was not enacted prior to the sunset date of October 1, 2002. If the 108th

Congress passes legislation restoring in part or in whole Medicare reimbursement rates to their 2002 level, the Debtors anticipate at least a six-month lag between the effective date and retroactive reimbursement from intermediaries. The Debtors expect to more than offset the current reduction in liquidity associated with the Medicare Cliff through improved collections, settlements, and asset sales.

b. Medicaid/Medi-Cal.

Approximately 44% of the Debtors’ revenues are derived from Medicaid/Medi-Cal reimbursements. The Medicaid program is a state-administered program financed by matching state and federal funds. In California the state administered Medicaid program is referred to as the Medi-Cal program. The program provides medical assistance to eligible low income and certain other eligible persons. Although administered under broad federal statutes and regulations, states are given flexibility to develop programs and payment methods consistent with their individual goals, and subject to compliance with federal requirements.

In December 2002, Governor Gray Davis of California, facing a budget deficit of $34.6 billion, proposed major cuts for health care services in the 2003-04 state budget, including a 10% reduction in the Medi-Cal rates paid to providers, ending certain benefits such as medical supplies, dental services, podiatry, acupuncture, chiropractor, psychology, and occupational therapy, and reducing the income level for eligible beneficiaries to 61% of the federal poverty level. Governor Davis’ proposed Medi-Cal cuts do not appear likely to be enacted into law for the 2003-2004 budget year. The Debtors anticipate, however, that some reduction in reimbursement rates or benefits of uncertain magnitude may be imposed pursuant to California’s 2004-2005 state budget.

c. Private and Managed Care Patients.

Long-term care nursing facilities generally attempt to maximize the number of private pay and managed care patients admitted. The private pay patients have financial resources to pay for the services without depending on third-party programs for assistance. The managed care residents are paid by the insurance companies, which have contracts with each facility for reimbursement. Managed care reimbursement rates are typically higher than governmental rates under Medicare and Medicaid because the rates include most ancillaries and the resident typically has a high acuity level. Approximately 19% of the Debtors’ revenues are derived from private and managed care payments. Revenues from private patients and managed care patients are not dependent on or limited by Medicare or Medicaid reimbursement rates. Private and managed care rates are projected to increase at a rate of 6% and 15% respectively in 2003.

H. Events Precipitating these Chapter 11 Filings.

The Debtors’ operating cash flows began to deteriorate in the first quarter of 2001 principally as a result of the cumulative effect of increased labor costs, increased insurance costs, and other adverse operating issues. EBITDA for the second quarter 2001 was only $6.6 million, and the cumulative effect of the poor first and second quarter 2001 operating results seriously strained the Debtors’ liquidity. As a consequence, in April 2001, the Debtors, although remaining current on their interest obligations to the Lenders, defaulted on a required amortization payment to the Lenders and failed to make their semi-annual interest payment on the 11¼% Notes. As a result, by May 2001, the Debtors were in default under both the Prepetition Credit Agreement and the indenture governing the 11¼% Notes.

The Debtors commenced out of court debt restructuring negotiations with the Lenders and an ad hoc committee of certain large institutional holders of the 11¼% Notes. As part of those discussions, the Debtors: (i) explored refinancing their senior mortgage debt with long-term mortgage loans under a program administered by the Department of Housing and Urban Development as well as other refinancing options; (ii) explored options with the holders of 11¼% Notes and Heritage for restructuring or retiring the 11¼% Notes; (iii) engaged Crossroads to assist in addressing the operational issues that had caused their financial distress; and (iv) at the urging of the ad hoc committee, consulted with UBS Warburg, a well-known investment bank, about the possibility of retaining UBS Warburg to investigate strategic alternatives for the Debtors.

Independent of these events, but also in April 2001, certain of the Debtors unexpectedly suffered an adverse jury verdict of $5.8 million (including $4.5 million in punitive damages) in a professional liability case14 brought by John Muccianti and Dorothy Beard, individually, and as successors in interest of Margaret Muccianti (the “Muccianti Parties”). The defendant Debtors vigorously denied liability to the Muccianti Parties and appealed the adverse judgment. To stay the judgment pending appeal, however, the defendant Debtors were required by California law to post an $11 million supersedeas bond in July 2001. The Debtors’ insurers refused to bond the punitive component of the judgment and the Debtors lacked the liquidity or borrowing capacity to post the supersedeas bond in the amount required to obtain a stay of execution of the judgment pending appeal.

The Debtors negotiated and entered into a number of interim stays and agreements of forbearance with the Muccianti Parties, but on Friday, September 28, 2001, the Muccianti Parties unexpectedly executed on the unstayed judgment, placing liens on various real and personal property of the Debtors throughout California. Writs of execution served on the Debtors’ principal depository bank Union Bank, N.A. crippled the Debtors’ ability to operate their businesses. The Muccianti Parties executed upon the Debtors’ Union Bank General Operating Account in the amount of $5,115,106.77, the Summit Care Corporation Vacation Pay Plan account in the amount of $123,048.73, the Carson Retirement Center Account in the amount of $19,511.74, and 13 other accounts at Union Bank containing much smaller sums.

As a result, the Debtors had little choice but to file emergency petitions for chapter 11 relief and to seek Court authority to use the garnished funds in the ordinary course of their business operations subject to an appropriate adequate protection order. Those petitions were filed on the afternoon of October 2, 2001 for Fountain View, Inc. and 19 of its direct and indirect subsidiaries. The Court authorized the Debtors’ use of cash collateral, including, in particular, the Union Bank depository accounts, on an emergency basis the following morning.

14Muccianti et al. v. Willow Creek Care Center et al., Civil Action 625122-7 (California Superior Court).

Shortly after the commencement of the initial 20 Reorganization Cases, substantial confusion with respect to the ownership of the Woodlands developed. This Facility and its licenses and permits had been transferred to Summit Care Texas, L.P. shortly after the 1998 merger transaction, but it appears that the deed of transfer was not recorded in the real property records of Montgomery County, Texas. Bank Midwest and Woodlands Place, holders of first and second deeds of trust, respectively, against this facility, threatened foreclosure actions against the record title holder, Summit Care Texas No. 3, Inc., a non-filed subsidiary believed by the Debtors to be dormant. Accordingly, on November 28, 2001, Summit Care Texas No. 3, Inc. and two other indirect dormant subsidiaries of Fountain View, Inc., that had been named as defendants in certain litigation, filed their own chapter 11 petitions. All 23 related cases have been administratively consolidated by the Court.

IX.

SIGNIFICANT EVENTS IN THE REORGANIZATION

CASES AND THE DEBTORS’ CORPORATE RESTRUCTURING PLAN

A. Significant Events in the Reorganization Cases.

1. Continuation of Business; Stay of Litigation.

Since the Petition Date, the Debtors have continued to operate their businesses as debtors in possession, subject to the supervision of the Court. Although the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business have required Court approval. An immediate effect of the filing of the Debtors’ petitions was the imposition of the automatic stay under Bankruptcy Code section 362 that, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the debtors. This relief provided the Debtors with the “breathing room” necessary to assess and reorganize their businesses. The automatic stay remains in effect, unless modified by the Court, until the Reorganization Cases are either closed or dismissed.

2. Transitioning into Chapter 11.

During the beginning stages of these Reorganization Cases, the Debtors were primarily occupied with transitioning into chapter 11. Within days of the Petition Date, the Debtors filed a number of emergency motions designed primarily to minimize the impact of the chapter 11 filings on the Debtors’ operations and to facilitate the Debtors’ compliance with the requirements of chapter 11. Specifically, the Debtors filed motions requesting: (i) authority to maintain the Debtors’ existing bank account structure and cash receipts and disbursement procedures; (ii) authority to honor certain employee benefits; (iii) authority to honor prepetition patient refunds and maintain patient trust accounts; (iv) a determination as to adequate assurance of payment for postpetition utility services; (v) the establishment of certain notice procedures to be utilized during the Reorganization Cases; and (vi) an extension of time for the Debtors to File their Schedules and statements of financial affairs. The Court approved each of these motions.

On October 2, 2001, Fountain View, Inc. filed its Current Report Pursuant to Section 13 or 15(d) of the Exchange Act (Form 8-K) advising that the company and 19 of its subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code that day. All periodic reports required under the Exchange Act or Section 30 of the Investment Company Act of 1940 during the 12 months preceding the period ending September 30, 2001 have been filed, but Fountain View, Inc. did not file a quarterly report (Form 10-Q) for the period ended September 30, 2001 because of the Debtors’ filings under chapter 11 of the Bankruptcy Code. A notification of inability to timely file Form 10-Q (Form NT 10-Q) was filed on November 15, 2001, and no other such reports have been filed after that notification. The Debtors have been generating substantial information concerning their financial performance, and this information has been made public through pleadings (including status reports) Filed periodically in the Reorganization Cases and through operating reports and interim statements submitted to the U.S. Trustee.

Since the Petition Date, the Debtors have presented numerous motions to the Court relating to the administration of the Estates. The Debtors and their professionals have also spent a considerable amount of time complying with the many reporting and disclosure requirements imposed by the Bankruptcy Code, the Bankruptcy Rules, and the United States Trustee Guidelines, including the preparation of separate Schedules and statements of financial affairs for each of the Debtors.

3. Retention of Turnaround Management Consulting Firm.

Shortly after filing these cases, by unanimous consent, the Debtors’ Board created the Chief Restructuring Officer (“CRO”) position and appointed Dennis Simon, the managing principal of Crossroads, to serve as the Debtors’ CRO. The Court approved this appointment as well as the employment of Crossroads to provide operational and restructuring support.

The Debtors, with the assistance of Mr. Simon and other Crossroads’ personnel, focused on analyzing operations and identifying operational and financial weaknesses, improving the Debtors’ reporting and management systems, and developing a turnaround strategy. Prerequisites to the financial restructuring of the Debtors were identifying the causes of the Debtors’ deterioration in EBITDA during the second quarter of 2001, identifying appropriate remedial actions, and implementing operating improvements.

Only after the Debtors stabilized and normalized EBITDA could the appropriate capital structure for a reorganized company be determined. The Debtors intensively engaged in identifying operational and financial problems and constructing and implementing a business plan to substantially improve EBITDA. This task included, among other things, the implementation of new systems to enable the Debtors’ management to deal with significant business issues in a quantifiable manner.

4. Use of Cash Collateral.

On October 2, 2001 Fountain View, Inc. filed the Emergency Motion Of Debtor In Possession For Order Granting Interim Use Of Cash Collateral To Cover Postpetition Operating Expenses (the “Emergency Motion”), in which the other Debtors joined. On October 3, 2001, the Court entered the Order Granting Interim Use of Cash Collateral For Emergency Purposes Pending Final Hearing (the “First Interim Order”),

authorizing the Debtors’ interim use of cash collateral in accordance with the budget attached as Exhibit 1 to the Emergency Motion. The First Interim Order was extended six times, pursuant to the second, third, fourth, fifth, sixth, and seventh interim orders, which were entered on October 29, 2001, November 29, 2001, January 18, 2002, March 14, 2002, June 26, 2002 and December 18, 2002, respectively.

Pursuant to the Seventh Interim Order Granting Interim Use Of Cash Collateral For Emergency Purposes Pending Final Hearing (the “Seventh Interim Order”), the Debtors were authorized to use cash collateral through and including the earlier of the date of a final hearing on cash collateral or March 31, 2003, and further to make principal payments to the Agent and Lenders of up to $20 million, subject to certain liquidity requirements, in order to reduce interest expense. Pursuant to the Seventh Interim Order, the Debtors made an initial $15 million principal payment on December 19, 2002 and a $5 million principal payment on January 8, 2003. Consistent with the authority granted under these cash collateral orders, the Debtors have been paying their postpetition liabilities as they become due in the ordinary course of business, and the Debtors are current with all of the suppliers of goods and services to the Estates. Subsequently, the Court extended the Debtors’ authority to use cash collateral pursuant to stipulation of the parties through June 30, 2003.

5. Adequate Protection Payments.

During the Reorganization Cases, the Debtors have made adequate protection payments to the Agent and Lenders, Bank Midwest, Woodlands Place, Union Bank, and Leonard and Catherine May (the “Mays”). Through January 31, 2003 the Debtors have made aggregate adequate protection payments to the Agent and Lenders of approximately $32.9 million, including the $20 million in supplemental adequate protection payments credited against principal discussed above. Through January 13, 2003 the Debtors have also made aggregate adequate protection payments to (i) Bank Midwest of $345,000; (ii) Union Bank of $67,000; (iii) Woodlands Place of $96,000; and (iv) the Mays of $4,357.86. The Debtors have also, pursuant to court-approved stipulations, made adequate protection payments to certain insurance premium financers in order to avoid forfeiture of the policies securing those obligations.

6. Relief from Stay Motions and ADR Procedures.

As of the Petition Date, there were approximately 126 professional liability Claims pending against one or more of the Debtors, of which 52 had ripened into lawsuits. All of these Claims are subject to the automatic stay, which prevents any of the claimants from pursuing their claims or collecting any judgments against the Debtors without seeking relief from the automatic stay from the Court. Fifteen relief from stay motions have been filed in the Reorganization Cases, each seeking permission from the Court for the movant to proceed with its case against the Debtors. The Court has consistently denied the claimants’ motions absent consent from the Debtors or demonstrated compliance with the court-approved ADR Procedures described below.

In order to resolve the multitude of prepetition professional liability claims, the Debtors formulated certain alternative dispute resolution procedures (the “ADR Procedures”) that the Court approved pursuant to its Order Establishing Alternative Dispute Resolution Procedures (the “ADR Order”), entered on June 17, 2002.

Pursuant to the ADR Procedures, all claimants (the “Claimants”) asserting professional liability or elder abuse claims for personal injuries or wrongful death against any of the Debtors arising prior to the Petition Date (except those claims that are properly tendered and the defense of which have been accepted by CNA HealthPro in its capacity as the insurer of certain of the Debtors’ long-term care facilities located in California during policy years 1999 and 2000) were enjoined from proceeding in any action pending in any forum against both the Debtors and any other defendant or defendants. Pursuant to the ADR Order, relief from the automatic stay will not be granted with respect to any Claimant unless (i) both the person or persons seeking relief from the stay and the Debtors certify in writing that they have attempted to settle their dispute in good faith pursuant to the ADR Procedures and, notwithstanding the completion of the ADR Procedures, they have failed to reach a settlement; or (ii) the entity seeking relief from stay otherwise establishes good cause not to follow the ADR Procedures under the circumstances of the particular case. Those Claimants that submit to the ADR Procedures agree to participate in negotiations and mediate with the Debtors to attempt to reach a settlement under specified procedures. The Debtors’ primary and excess insurance carriers were also ordered to participate in good faith in the mediations provided for by the ADR Procedures.

The ADR Order also authorized the Debtors to settle any Claim subject to the ADR Procedures on any reasonable terms and to enter into, execute, and consummate a written agreement of settlement that will be binding on the Debtors and the Estates without further notice or action by the Court, so long as the settlement does not involve allowance of a claim against the estates in excess of $100,000, or payments from property of the Estates exceeding $50,000 in advance of, or otherwise outside the terms of, any confirmed reorganization plan or plans.

The ADR Order also authorized the Debtors, subject to the written consent of the Noteholders’ Committee, Creditors’ Committee, and the Agent and Lenders, to settle any claim subject to the ADR Procedures, on any reasonable terms and to enter into, execute, and consummate a written settlement agreement that will be binding on the Debtors and the Estates without further notice or action by the Court, so long as the settlement does not involve the allowance of a Claim against the Estates in excess of $250,000. Any settlement calling for the allowance of a Claim in excess of $250,000 is subject to further Court approval upon a noticed motion under Bankruptcy Rule 9019.

Following entry of the ADR Order, the Debtors attempted to settle as many professional liability Claims as possible in advance of the formal mediation process. This has significantly reduced professional fees and expenses. Within the limits of the pre-approved settlement authority of the ADR Order, (in addition to the settlement with the Muccianti Parties discussed in Section IX.A.8 below) the Debtors have successfully consummated settlements with 60 professional liability claimants (involving 42 proofs of Claims), pursuant to which the Debtors paid $2,464,519. In addition, seven other settlements (involving 24 proofs of Claims) are currently pending consummation, pursuant to which the

Debtors will pay an additional $315,000.

The formal mediation process began in early August 2002. Mediations with four plaintiffs have resulted in settlements that have been fully consummated. Moreover, mediations with four plaintiffs have resulted in preliminary settlements that are in the process of being documented and consummated. The Debtors were unable to reach a consensual resolution through good faith mediations in two cases by an agreed date and, accordingly, consented to stay relief in those cases. Nevertheless, the Debtors and the relevant insurers are currently attempting to continue mediations with these two claimants.

The Debtors have unsuccessfully completed mediations with two plaintiffs thus far: (i) Karen Jones, individually and as successor in interest of Amelia Sandoval (“Sandoval”); and (ii) Richard Wolf, individually and as successor in interest of Otto Wolf, Doris Wolf, individually, and Kathleen Sefrin, individually (collectively, “Wolf”). Sandoval and Wolf are represented by Wilkes & McHugh, PC., which filed oppositions to the Debtors’ motion for court-ordered alternative dispute resolution procedures on their behalf. Those objections were withdrawn at the hearing based on the plaintiffs’ and the Debtors’ agreement to mediate these long-pending disputes on an agreed schedule. Unfortunately, neither mediation resulted in a consensual resolution by the deadlines imposed by the stipulation governing these matters. These Claims are now expected to be liquidated in state court proceedings.

Three hundred and seventy (370) professional liability proofs of Claims—including worker’s compensation claims—were filed against the Debtors. Of these, 230 constitute duplicate Claims, leaving 140 professional liability proofs of Claims. Pursuant to the settlements discussed above, 66 proofs of Claims against the Debtors in the aggregate face amount of $89,622,500 have been withdrawn or will be withdrawn. In addition, three of the worker’s compensation proofs of Claims involving settled Claims will be withdrawn. Seventy-one disputed professional liability proofs of Claims against the Estates remain unresolved at this time. All of these remaining Claims appear to be fully covered by insurance or, in the opinion of management, are otherwise adequately reserved for in the

Debtors’ projections.

7. Extensions of the Debtors’ Exclusive Periods.

The Bankruptcy Code establishes the initial “Exclusive Periods”15 during which a debtor has the exclusive right to file a plan of reorganization and solicit acceptances to its plan. Pursuant to the Bankruptcy Code, the Debtors’ initial Exclusive Periods were set to expire on January 30 and March 31, 2002, respectively. Shortly after the commencement of the Reorganization Cases, certain large institutional bondholders of the Debtors initiated intensive litigation against the Debtors to force early termination of the Exclusive Periods. The bondholder group, later reconstituted as the Noteholders’ Committee, and the Debtors carried on this litigation through the middle of January 2002, as the Debtors’ first motion to extend the Exclusive Periods through September 29, 2002 and November 28, 2002, respectively, and the Noteholders’ Committee’s motion to terminate the Exclusive Periods were concurrently pending before the Court. The Noteholders’ Committee’s motion to terminate was ultimately withdrawn pursuant to stipulation in January 2002. Since that time, the Exclusive Periods have been continuously extended pursuant to a series of stipulations and orders. Currently, the Exclusive Periods are set to expire on May 9, 2003, unless further extended. The Debtors expect to seek additional extensions of the Exclusive Periods through the Effective Date.

8. Improved EBITDA and Operations.

From the commencement of the Reorganization Cases in October 2001, the Debtors have consistently met or exceeded their financial projections in the face of significant increases in insurance costs and decreases in government reimbursement rates affecting the long-term care industry. For the year ending December 31, 2002, the Debtors’ consolidated EBITDA of $45.6 million met projections. Below is a chart comparing EBITDA performance since the commencement of the Reorganization Cases with the prior

15 Section 1121(b) of the Code provides for an initial period of 120 days after commencement of a chapter 11 case during which a debtor has the exclusive right to file a plan of reorganization (the “Filing Period”). Section 1121(c)(3) of the Code provides that if the debtor files a plan within the Filing Period, it has until 180 days after the commencement of the chapter 11 case to solicit and obtain acceptances of such plan during which time a competing plan may not be filed (the “Solicitation Period” and with the Filing Period, together, the “Exclusive Periods”).

year’s results.

	2001	2002
First Quarter	$7.9 million	$10.5 million
Second Quarter	$6.6 million	$11.0 million
Third Quarter	$8.5 million	$12.0 million
Fourth Quarter	$10.0 million	$12.1 million

Year-End	$33.0 million	$45.6 million

The Debtors’ liquidity has remained consistently strong throughout the Reorganization Cases. The cash balance at January 31, 2003 was approximately $16,158,000, notwithstanding the $15 million supplemental adequate protection payment to the Agent and the Lenders on December 19, 2002 and the second supplemental payment of $5 million on January 8, 2003. Although the Debtors’ cash balances fluctuate widely within any given month on account of the Debtors’ normal collection cycle, the Debtors continue to build cash from operations, net of extraordinary restructuring costs, capital investments, and adequate protection payments, at a rate of over $2 million monthly.

The Debtors’ increasing EBITDA is due largely to (i) improvements in occupational and patient mix; (ii) operating cost reductions; and (iii) reductions in corporate overhead. The Debtors continue to examine all aspects of their businesses to identify opportunities for improvement, including, but not limited to, further improving information technology systems; staff retraining; labor and food cost management; vendor relations; effectiveness of organizational structures; profit potentials in all five business organizations; costs and benefits of centralized payroll systems; improved accounts receivable management; incentive bonus plans and retention of key managers; salary management systems; management and cost controls of litigation; improving risk management procedure and databases; recruiting new middle management with supplemental talents and skills; and elimination of certain employee leasing programs.

The improvements in EBITDA and operational performance have not been at the expense of the Debtors’ high quality of patient care. Indeed, new management has consistently viewed the Debtors’ tradition of providing high quality care as a vital business asset.

The Debtors’ efforts to improve operations and liquidity while reducing liabilities include:

•    Re-negotiation of prepetition agreements with Twin Med for medical supplies and respiratory equipment, which agreements were then assumed; the amended agreements provide for a 5.1% price reduction on certain supplies and equipment, which will result in approximately $1 million in savings over the agreements’ three-year term.

•    One of the Debtors (Summit Care Pharmacy, Inc.) entered a postpetition agreement with McKesson Pharmaceutical for McKesson to distribute pharmaceuticals and provide related goods and services at lower prices than those of Summit Care Pharmacy’s previous distributor while maintaining the same level of service.

•    Identification of non-core assets for sale, including certain undeveloped real property in Fresno that sold for $779,200, net of a 5.5% brokerage commission to Pearson Realty. The Fresno property was encumbered by a deed of trust in favor of the Lenders. The Fresno property sale closed in October 2002, and the net proceeds from the sale were remitted to the Lenders and credited to principal on the outstanding term loans. The Debtors’ former headquarters building at 2600 West Magnolia Boulevard, Burbank, California is also currently being offered for sale and the proceeds will be used to reduce secured indebtedness and lower interest expense. The Debtors also expect to list for sale certain real property in Texas.

•    The Debtors and the Center for Medicare and Medicaid Services (“CMS”), a unit of the United States Department of Health and Human Services, have settled Summit Care Corp. v. Thompson, Case No. SA CV 01-95 DOC (Anx), a district court action brought by the Debtors to review an adverse administrative ruling in connection with Carehouse Convalescent Center (“Carehouse”), one of the long-term care facilities operated by Debtor Summit Care California, Inc. Pursuant to the settlement, CMS retroactively reinstated the Carehouse facility as a certified and enrolled provider in the Medicare and

Medi-Cal programs as of March 15, 2000. The Debtors estimate that, pursuant to that retroactive reinstatement order and related tie-in notices, in first quarter 2003 they will recoup approximately $3.18 million in previously withheld Medicare and Medi-Cal reimbursements as well as related co-payment obligations from third parties.

•    The Debtors have, pursuant to the Seventh Interim Order, made payments totaling $20 million to the Agent and Lenders out of excess cash collateral. The payments have been applied to principal. Net interest savings exceed $100,000 per month.

•    The Debtors have reached another agreement with CMS in which the Debtors will pay to CMS $320,000 in full satisfaction of CMS’ Claim of $650,000 for civil monetary penalties imposed upon certain long-term care facilities owned and operated by Summit Care—Texas, L.P. The Debtors will dismiss their appeal of the civil monetary penalties, and the funds will be paid to CMS over a 36-month period following the effective date of the Plan. On October 8, 2002, the Court entered its order approving this settlement, the terms of which are incorporated into the Plan.

•    The Debtors have reached an agreement with the Texas Department of Human Services (“TDHS”) in which the Debtors will pay $335,000 over time pursuant to the terms of the TDHS Settlement in full satisfaction of TDHS’ claim of $1 million for civil monetary penalties imposed upon certain long-term care facilities owned and operated by Summit Care—Texas, L.P.

•    The Debtors and their insurers (including Lloyd’s and AIG/AIU) have consummated a settlement agreement with the Muccianti Parties to settle the Muccianti Parties’ approximately $6 million judgment for $1.05 million, all of which has been funded by the Debtors’ liability insurance. The Muccianti Parties’ levy on the Debtors’ bank accounts pursuant to their unstayed judgment (far and away the largest professional liability judgment ever entered against the Debtors) was the precipitating factor in the filing of the Reorganization Cases, and the resolution of this matter removed a significant obstacle to obtaining the financing necessary to fund the Plan on terms acceptable to the key constituencies.

•    Management made the determination to consolidate the Debtors’ corporate headquarters with their therapy business headquarters operated through their chapter 11 affiliate Locomotion Therapy, Inc. at Foothill Plaza, 27442 Portola Parkway, Foothill Ranch, California. This move resulted in significant cost savings and efficiencies, including improved monitoring of the therapy business. Leasing the new headquarters not only permitted the Debtors to consolidate their operations, but it also freed Fountain View, Inc. to sell the old Burbank headquarters located at 2600 W. Magnolia Blvd., Burbank, California.

9. Restructuring Management and Management Compensation.

As stated in Section VIII.E above, the Debtors made fundamental changes to their management during these Reorganization Cases with the support of the Noteholders’ Committee, Creditors’ Committee, and the Agent and Lenders. In the aggregate, these changes represent the introduction of an entirely new management team and operating philosophy at the Debtors.

New management has made key changes to the middle level management and supervisor incentive compensation structure in an effort to rationalize the process and link it to the Debtors’ operational and patient care performance. Management developed a “Management Incentive Plan” in order to (i) motivate and reward achievement of goals and results critical to the Debtors’ success going forward; (ii) share rewards of financial success with key management personnel below the most senior levels; (iii) encourage high levels of company and business unit performance; and (iv) retain and attract high-caliber management. On October 11, 2002, this Court entered an order authorizing the Debtors to implement the Management Incentive Plan.

10. Appointment of the Official Committees.

In November 2001, the U. S. Trustee appointed the Creditors’ Committee and the Noteholders’ Committee in the Reorganization Cases. The members of the Creditors’ Committee are as follows:

Member	Representative
Twin Med, Inc.	Steve Rechnitz
Mediq/PRN Life Support Services, Inc.	Alan S. Einhorn, Esq.
Waltz Medical Specialties	Larry Waltz
Ancillary Provider Services	Judah Garber[16]
Culver Dairy, Inc., d.b.a. Dairy King	Allan Dalfen (Chairman)
Pharmacy Support Services	Andrew F. Torok
U.S. Food Service	Mark H. Speiser
Service Employees International Union, AFL-CIO[17]	Andrew L. Stern

The members of the Noteholders’ Committee are as follows:

Member	Representative
U.S. Bank Corporate Trust Services	Robert C. Butzier
MacKay Shields, LLC	Don Morgan
Fidelity Investments	Frederick Hoff (Chairman)
Philadelphia Brokerage Corp.	Robert Fisk
LC Capital Partners, L.P.	Steven Lampe
Redwood Capital Management, LLC	Jonathan Kolatch
McKenzie Patterson, Inc.	Howard Kaplan[18]

Throughout the Reorganization Cases, the Debtors’ reorganization counsel, Klee, Tuchin, Bogdanoff & Stern LLP, has provided regular status reports to the Committees and their representatives.

11. Professionals Retained by the Debtors’ Estates.

a. Reorganization and Other Professionals Employed Pursuant to Bankruptcy Code Section 327.

During the Reorganization Cases, the Debtors have retained seven professionals to assist with the administration of their Estates; the Creditors’ Committee has retained financial advisors and attorneys; and the Noteholders’ Committee has also retained financial advisors and attorneys. The Court has approved the employment of each of these Estate professionals. These professionals are as follows:

•	Klee, Tuchin, Bogdanoff & Stern LLP as the Debtors’ reorganization counsel;

•	O’Melveny & Myers LLP as corporate and litigation counsel for the

16 Mr. Garber is recently deceased and Ancillary Provider Services’ counsel, Baruch Cohen, has been participating on the committee in his stead.

17 Service Employees International Union, AFL-CIO is serving as an ex-officio (non-voting) member.

18 Howard Kaplan is a cousin by marriage of William Scott, the Chairman of the Board of Fountain View, Inc.

Debtors;

•	Latham & Watkins LLP as special counsel with respect to corporate restructuring and exit financing advice.[19]

•	Crossroads, LLC as the Debtors’ financial advisors;

•	Ernst & Young LLP as auditors, accountants, tax advisors, and consultants for the Debtors;

•	Foley & Lardner as special California healthcare counsel for the Debtors;

•	Underwood, Wilson, Berry, Stein & Johnson, P.C. as special Texas health care and regulatory counsel;

•	PricewaterhouseCoopers LLP as actuarial advisor and consultant to the Debtors;

•	Sonnenschein Nath & Rosenthal as counsel to the Creditors’ Committee;

•	Arthur Andersen LLP as financial advisors to the Creditors’ Committee through May 2002 (when Andersen was replaced by Deloitte & Touche, LLP as the Creditors’ Committee’s financial advisors);

•	Deloitte & Touche, LLP as financial advisors to the Creditors’ Committee from June 2002;

•	Akin Gump Strauss Hauer & Feld LLP as counsel to the Noteholders’ Committee; and

•	Houlihan Lokey Howard & Zukin Capital as financial advisors to the Noteholders’ Committee.

The Court has established interim fee procedures for professionals seeking compensation from the Estates. Generally, subject to the Debtors’ cash availability and the lack of a timely objection, professionals have received monthly payment of 80% of their monthly fees and 100% of their monthly costs following filing of a monthly statement with the Court and the service of such applications on certain parties. Professionals may, under the Court-approved procedures, request and obtain payment of the “hold back” amounts in connection with either interim or final fee applications.

The table below sets forth the interim amounts of fees and expenses paid to each professional listed above from the Petition Date through February 28, 2003.

19 The application to employ Latham & Watkins LLP is currently pending and has not yet been approved by the Court.

	INTERIM ALLOWANCES as of JANUARY 31, 2003
FIRM	FEES	EXPENSES
AKIN GUMP STRAUSS HAUER & FELD LLP	$1,399,809.50	$150,892.94
ARTHUR ANDERSEN LLP	$368,346.50	$850.39
DELOITTE AND TOUCHE LLP	$216,845.00	$466.95
CROSSROADS, LLC	$3,448,462.08	$277,132.43
ERNST & YOUNG LLP	$1,342,393.60	$5,901.00
FOLEY & LARDNER	$346,750.50	$25,671.99
HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL	$1,650,000.00	$55,299.39
KLEE, TUCHIN, BOGDANOFF, & STERN LLP	$2,718,279.45	$425,100.76
O’MELVENY & MYERS LLP	$1,144,799.00	$79,159.27
SONNENSCHEIN NATH & ROSENTHAL	$673,030.70	$50,378.70
UNDERWOOD, WILSON, BERRY, STEIN & JOHNSON, P.C.	$403,598.50	$19,858.51
PRICEWATERHOUSE COOPERS, LLP[20]	$0.00	$0.00
LATHAM & WATKINS LLP	$0.00	$0.00

TOTAL:	$13,712,314.83	1,090,712.33

Allowance and treatment of Professional Fee Claims is described in detail in Section X.A.1.a of this Disclosure Statement and Section II.B.1 of the Plan.

20 The Court entered the Order approving the Debtors’ retention of PricewaterhouseCoopers, L.L.P. (“PwC”) on February 12, 2003. PwC has not yet filed any applications or statements requesting fees and expenses pursuant to the Court’s Order Establishing Interim Fee Application and Expense Reimbursement Procedures.

b. Special Purpose Professionals.

On December 7, 2001, the Court entered its Order Denying Motion For Order Authorizing Debtor In Possession To Employ And Compensate Certain Professionals In The Ordinary Course; And Establishing Modified Procedures For Employment And Compensation Of Certain Professionals. Pursuant to this Order, the Debtors have employed a number of additional attorneys that provide services that are necessary to the Debtors’ operations, but not necessarily related to the Reorganization Cases. These professionals are required to file a declaration with the Bankruptcy Court attesting that they do not represent or hold an interest adverse to the Debtors or the Estates with respect to matters for which they have been retained. Special purpose professionals may submit their bills directly to the Debtors for payment each month, provided that, in any month (i) no law firm shall be compensated more than $30,000; and (ii) the Debtors may pay no more than $250,000 in the aggregate to all law firms employed as special purpose counsel.

As of March 10, 2003, the Debtors have employed 31 firms as special purpose professionals and paid $1,029,501.72 to such special purpose professionals through January 31, 2003.

12. Executory Contracts and Leases.

On the Petition Date, the Debtors were parties to a large number of unexpired leases and executory contracts, including certain leases for their facilities. The Debtors have been engaged in ongoing negotiations regarding many of these agreements, have been analyzing those agreements that constitute executory contracts under the Bankruptcy Code to help make assumption/rejection decisions, and where appropriate, have assumed and rejected certain agreements or extended the applicable deadlines for assumption or rejection. Pursuant to the “Schedule of Assumed or Assigned Agreements” (see Exhibit 10) and “Schedule of Rejected Agreements” (see Exhibit 11) (as further described in Section III of the Plan), the executory contracts and unexpired leases not previously assumed or rejected will be assumed or rejected, as applicable. With respect to the thousands of Resident Agreements between various Debtors and their respective long-term care residents, the Plan

74

provides that these agreements will be assumed pursuant to the Confirmation Order. No cure or damage amounts with respect to the Resident Agreements are owed or will be paid and notice of their proposed assumption will be provided in connection with notice of the voting and confirmation procedures to be provided pursuant to the Court order approving the Disclosure Statement. Except as otherwise provided by the Plan, unscheduled executory contracts and leases that have not previously been assumed are deemed rejected under the Plan. Certain of the Debtors’ real property leases contain purchase options. Purchase options for four properties will, unless extended, expire in 2003.21 The aggregate purchase price for all of these properties is $13.8 million. The Debtors’ financial projections and the terms of the Exit Facility anticipate that these purchase options will be exercised in accordance with their terms.

13. Claims.

a. Bar Date.

The Court fixed August 30, 2002 as the general bar date for filing any proofs of Claim or Interest (the “Bar Date”). On June 28, 2002, in accordance with the procedures approved by the Court, the Debtors mailed the notice of Bar Date to approximately 17,000 known parties and published the notice of Bar Date in eight newspapers. The Bar Date notice was also posted in each of the Debtors’ long-term care facilities. As of March 10, 2003, approximately 1,605 proofs of Claim or Interest were Filed in the Reorganization Cases. Of these, 112 have subsequently been withdrawn, 31 are pending withdrawal, and another 269 appear to be duplicate Claims Filed against multiple Estates which will be treated as a single Claim pursuant to Section IV.A of the Plan.

b. Scheduled Claim Amounts.

Pursuant to their Schedules, which were last amended in October 2002, the Debtors estimated that the total amount of Claims against the Debtors, on a consolidated basis excluding duplicate and intercompany Claims, as of the Petition Date was

21 The following are the four leased facilities subject to purchase options in favor of the Debtors: Comanche Trail, Live Oak, Guadalupe Valley, and Briarcliff.

approximately $250 million. Secured Claims accounted for approximately $103 million; unsecured priority Claims for $0; and general unsecured Claims and the 11¼% Notes for approximately $150 million.

Since the filing of the Debtors’ Schedules and the amendments thereto, the Debtors have reviewed their books and records and the proofs of Claims Filed in the Reorganization Cases, and believe, subject to the disclaimer below, that the valid Claims asserted against the Debtors are as follows (grouped by type of Claim):

Type of Claim	Amount
Priority Tax and Priority Claims	$0
Agent and Lenders’ Secured Claim	$82 million
Woodlands Secured Claims	$6 million
Other Secured Claims	Less than $3 million
11¼% Notes	$133 million
General Unsecured Claims Not Covered by Insurance	$17.2 million

Disclaimer: the Debtors have estimated the valid amount of general unsecured claims based upon their Schedules (as amended), their books and records, the proofs of Claims Filed in the Reorganization Cases, Claims reconciliation, and certain assumptions regarding Claims objections. Including duplicate Claims, as of April 22, 2003, the total amount of Unsecured Claims indicated on Filed proofs of Claims equaled approximately $1.77 billion. The largest non-duplicative general unsecured Claims against the Estates are as follows:22

Claimant	Proof of Claim Amount	Undisputed Amount[23]
State Street Bank and Trust Company predecessor to the Indenture Trustee of the 11¼% Notes	$133,019,898.74	$133,012,500.00
Twin Med, Inc.	$1,827,826.42	$1,827,826.42

22 This list does not include those Claims that have been disallowed, waived, or withdrawn by order of the Court, stipulation, or otherwise, or disputed in whole, or unliquidated personal injury tort or wrongful death Claims.

23 The “Undisputed Amount” is the amount of the Claim that the Debtors presently acknowledge.

APS Acquisition LLC	$1,698,371.36	$1,500,750.00
APS—Summit Care Pharmacy LLC	$754,931.87	$674,250.00
U.S. Foodservice, Inc.	$597,846.20	$597,846.20
Mediq/PRN Life Support Services, Inc. (including MEDIQ / PRN, MEDIQ / FST and MEDIQ / ACS)	$588,247.44	$440,000.00
Kan Di Ki Corp I	$490,935.25	$300,000.00
Waltz Medical Specialties, Inc.	$463,730.56	$463,730.56
Ancillary Provider Services, Inc. [transferred to Mediq/PRN Life Support Services, INC]	$429,818.83	$247,500.00
Dairy King	$414,949.45	$381,514.45
Radcliff, et al	$344,362.89	$277,525.92
Southern Desert Clinic Pharmacy, Inc.	$339,276.35	$209,000.00
CMS	$320,000.00	$320,000.00
Sysco Food Services	$281,960.51	$148,045.79
Foley & Lardner	$281,332.00	$264,239.79
Hill-Rom Company	$258,091.80	$175,000.00
Choate, Hall & Stewart	$169,035.31	$169,035.31
Unisource Worldwide	$158,562.60	$148,045.79
Floor Covering Design	$144,496.00	$140,821.00
Underwood Wilson Berry & Stein	$108,633.05	$108,633.05

While the Debtors believe that they or the Reorganized Enterprise should prevail in any Filed Claims objections, there can be no assurance that objections to a sufficient number of Claims will be sustained so as to result in a reduction of the Allowed Unsecured Claims (Class 10 and Class 11 Claims) to $17.2 million, the amount assumed in the projections supporting the feasibility of the Plan. Notwithstanding the foregoing, the Debtors’ projections include a cushion to permit distribution with respect to Disputed Claims in accordance with the Plan in the event such Claims become Allowed.

THE DEBTORS AND THE REORGANIZED ENTERPRISE RESERVE ANY AND ALL RIGHTS, EXCEPT AS EXPRESSLY PROVIDED IN THE PLAN, TO OBJECT TO OR OTHERWISE ASSERT DEFENSES, SET-OFFS, AND COUNTERCLAIMS WITH RESPECT TO ANY CLAIM ASSERTED AGAINST THEM.

c. Claim Objections.

As described in Section IV.H of the Plan and this Section, the Plan enables the Debtors and the Reorganized Enterprise to File objections to Claims through at least the later of (i) nine months after the Effective Date, unless extended by the Court; or (ii) nine months after the date on which a proof of Claim has been Filed, unless extended by the Court. Subject to the Plan, the Debtors reserve any and all rights with respect to the allowance or disallowance of any and all Claims, including Claims not referenced in the Disclosure Statement. Attached hereto as Exhibit 8 is a Schedule of Disputed Claims in Class 10 and Class 11 setting forth the Claims in which the Debtors intend to object.

Except as otherwise provided in the Plan, in voting on the Plan, creditors may not rely on the absence of an objection to their proofs of Claims or the absence of the proofs of Claims from Exhibit 8 (Schedule of Disputed Claims) as any indication that the Debtors, the Reorganized Enterprise, the Committees, or other parties in interest ultimately will not object to the amount, priority, security, or allowability of their Claims. Moreover, the Debtors and the Reorganized Enterprise reserve, and intend to prosecute, all objections to Claims and counterclaims they may have with respect to Claims asserted against them, and, except as specifically set forth in the Plan, further reserve all rights to prosecute claims of the Debtors and the Estates (including rights to affirmative recovery, rights to subordinate Claims, and rights to avoid transfers). Notwithstanding anything else to the contrary in the Plan or Disclosure Statement, however, with respect to Class 10 Claims and Class 11 Claims, the Debtors and the Reorganized Enterprise may only object to a Claim if it is (i) listed on Exhibit 8 (Schedule of Disputed Claims) hereto (as such exhibit may be subsequently amended through the date the Debtors serve the Disclosure Statement upon creditors and interest holders), (ii) not timely Filed, or (iii) duplicative of another Claim that is not objected to.

14. Litigation and Avoidance Actions.

The Debtors are currently involved in the following non-bankruptcy legal proceedings.

a. Prepetition Litigation.

The litigation identified on Exhibit 2 was pending in non-bankruptcy forums on the Petition Date. As to the litigation in which any of the Debtors are defendants, this litigation is stayed by Bankruptcy Code section 362(a). The allowance of any of these Disputed Claims to the extent of any self-insured or uninsured amount could potentially increase the total amount of Allowed Unsecured Claims. The Debtors, however, believe that their professional liability, employer practices and general liability insurance coverages are adequate, and that, other than self-insured retention amounts adequately reserved for in the projections, the resolution of these Disputed Claims will not affect the feasibility of the Plan. In short, the Debtors believe that these Claims (to the extent they are valid) are covered by insurance or are adequately reserved for in the Debtors’ financial projections.

As for the litigation in which the Debtors are plaintiffs, the Debtors are evaluating these actions and determining whether the continued pursuit of any or all of these actions is in the best interests of the Estates. The Debtors and the Reorganized Enterprise reserve their rights to continue to prosecute any and all of these actions.

No person should vote to accept or reject the Plan in the expectation that the Debtors and/or the Reorganized Enterprise may pursue or refrain from pursuing any action whether or not that action was commenced prepetition. Except as set forth in the Plan, the Plan releases none of the Debtors’ rights to commence any action, which rights are vested in the Reorganized Enterprise. Instead, as set forth in Section IV.G of the Plan and Section X.C.7 of this Disclosure Statement, the Plan reserves all of the Estates’ rights to pursue these actions, each of which is vested in the Reorganized Enterprise.

b. Description of Avoidance Action Claims.

Pursuant to Bankruptcy Code section 546(a), the two-year statute of limitations for the Debtors to bring Avoidance Actions under Bankruptcy Code sections 544, 545, 547, 548, or 553 expires on or about October 1, 2003. Since the Plan contemplates payment in full of Allowed Claims, the Debtors’ do not presently anticipate expending significant resources in preference analysis in connection with the confirmation of the Plan. With a preference action (as discussed in the Disclaimer directly below in this Section), recovery of the amount of the preferential transfer from a transferee would give that transferee an allowable Claim against one or more of the Estates. In most cases, that allowable Claim would be classified in the same class and allowed in the same amount as the Claim that the transferee would have held if the transferee had not received the preferential payment in the first place, and under the Plan the transferee would then receive full payment of that allowable Claim (because the Plan provides full payment of Allowed Claims). Avoidance of preferences would not benefit the Estates under these circumstances. The Debtors will evaluate other potential avoidance actions that the Estates may possess, including actions to set aside and/or recover fraudulent transfers arising under Bankruptcy Code sections 544 and 548.

The Debtors do not anticipate that there will be any significant recoveries on account of Avoidance Actions. The Debtors are not currently aware of fraudulent transfer actions held by the Estates under Bankruptcy Code sections 544 and 548. Nevertheless, except as expressly released pursuant to the Plan, the Reorganized Enterprise shall be vested with and shall retain and may enforce any claims, rights, and causes of action that the Debtors or the Estates may hold or have against any entity, including the Avoidance Actions. Any such rights shall be retained by the Reorganized Enterprise free and clear of all Claims and Interests, and the Reorganized Enterprise may pursue the Avoidance Actions or any other such claims, rights, and causes of action that Debtors or the Estates may hold or have against any entity, in accordance with its best interests.

B. Retained Claims.

The Debtors expressly reserve and retain all claims, counterclaims, set-offs, recoupments, and defenses against all parties including all known and unknown claims against non-debtor parties under their executory contracts, whether scheduled or unscheduled, assumed or rejected, and notwithstanding the payment of any cure or damage amount. Such claims will vest in the Reorganized Enterprise under the Plan.

C. Restructuring Efforts and Plan Process.

1. Negotiations with the Debtors’ Key Constituents.

At the commencement of the Reorganization Cases, certain large institutional bondholders of the Debtors initiated intensive litigation against the Debtors to force early termination of the Exclusive Periods. The bondholder group, later reconstituted as the Noteholders’ Committee, and the Debtors, carried on this intensive litigation through the middle of January 2002. Since the cessation of hostilities in January 2002, the Debtors and their major constituents—including the Creditors’ Committee and Noteholders’ Committee—have been engaged in continuous negotiations regarding the terms of a consensual plan of reorganization.

As a result of those negotiations, the Debtors and the Noteholders’ Committee have executed a term sheet (the “Noteholders’ Committee Term Sheet”) setting forth the Debtors’ and Noteholders’ Committee’s preliminary understanding regarding the fundamental economic terms of a plan of reorganization. The Noteholders’ Committee Term Sheet is attached hereto as Exhibit 12. Modifications to the Plan that cause it not to be a “Conforming Plan” within the meaning of the Noteholders’ Committee Term Sheet (as it may hereafter be amended by the parties thereto) will be material modifications adverse to Class 9 and require resolicitation of Class 9 if such modifications are made after the voting deadline. The Noteholders’ Committee has agreed that the Plan is a “Conforming Plan” in its current form.

From the beginning of the Reorganization Cases, the Creditors’ Committee has thoroughly investigated the Debtors’ operations (principally through the efforts of its professional advisors) and engaged in intensive negotiations with the Debtors regarding issues of case administration, use of collateral, the Debtors’ business plan, and the Plan. The treatment afforded Class 10 and Class 11, the structure of the payment options available to Class 10, the creation of the Vendors’ Lien, and the terms and conditions of the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the terms of the Plan regarding the Collateral Agent and the Collateral Agency Agreement are the product of those negotiations.

2. Preliminary Financing Commitment.

Since the filing of these Reorganization Cases, the Debtors have conducted a comprehensive analysis to determine what would be required for the Debtors to emerge from chapter 11. The Debtors and their professionals have considered a wide range of restructuring options that would maximize both prospects for a successful reorganization and the return to creditors and Interest holders. Ultimately, the Debtors determined—in consultation with their professional advisors, the Committees, and the Lenders—that an internal plan of reorganization is in the best interest of these estates and their creditors and Interest holders.

Proceeding down this path toward reorganization, the Debtors conducted a comprehensive search for potential funding sources that would be interested in lending to or investing in a company such as the Debtors. Thus, for much of 2002, the Debtors engaged in a lengthy and exhaustive effort identifying, targeting, and soliciting interest from potential sources of funding that would enable them to fund payments under a plan of reorganization acceptable to their major creditor groups. The Debtors concurrently engaged in plan negotiations with their key creditor constituencies.

After exploring exit financing alternatives with at least six potential sources of funding, the Debtors entered into a preliminary letter agreement with CapitalSource Finance LLC (“CapitalSource”) that contemplated approximately $155 million in aggregate financing commitments on terms satisfactory to the parties. This preliminary letter agreement included certain protections for CapitalSource including expense reimbursement, a “break-up” fee equal to 0.3% of the commitment amount, and limited indemnification provisions. The preliminary letter contemplated that approximately $90 million of the required financing would be obtained through a real estate backed securitization transaction and the balance would be obtained from CapitalSource or co-investors. The Debtors, thereafter, filed a motion seeking an order of the Court authorizing certain protections for CapitalSource, including expense reimbursement and indemnification provisions, which the Court approved on August 15, 2002.

Thereafter, CapitalSource introduced Credit Suisse First Boston (through its subsidiary Column Financial, Inc.) (“CSFB”) into the proposed transaction as the underwriter of the securitization component of the financing, and partnered with Highbridge/Zwirn Opportunity Fund LP (“Highbridge”) as an equal co-participant on the other term loan components of the financing. The Debtors, CapitalSource, Highbridge, and CSFB, thereafter, negotiated and finalized the exit financing commitments, subject to Court approval. Pursuant to these two commitment letters, copies of which are attached hereto as Exhibit 9, CapitalSource, Highbridge, and CSFB will provide the Debtors with exit financing in four tranches aggregating $150 million on stated terms and conditions including, without limitation, confirmation of the Plan, final documentation, and occurrence of the Effective Date prior to July 31, 2003. The Court entered its Order approving the commitment letters on March 28, 2003.

a. The Commitment Fee Provisions.

Pursuant to the CSFB and CapitalSource/Highbridge commitment letters, the Debtors will be obligated upon acceptance of the commitments to pay commitment fees and thereafter reimburse specified third party costs. The total transaction costs are estimated at $7.2 million and will include (i) $850,000 in real property appraisals, title, environmental and seismic fees; (ii) $1,750,000 in legal, accounting and consulting fees (which estimated amount includes both third party costs and the Debtors’ estimates of their own legal, accounting and consulting expenses in connection with documenting and consummating these transactions); (iii) $1,500,000 in loan and commitment fees; and (iv) $3,000,000 for a

“LIBOR cap” to hedge the risk that 30-day LIBOR exceeds 4.50% per annum while the securities to be issued pursuant to the CSFB commitment letter remain outstanding.

Pursuant to the CSFB commitment letter, in order to induce CSFB to make the commitments set forth therein, the Debtors have paid CSFB a refundable commitment fee of 1% of the proposed $85 million financing or $850,000. This commitment fee shall be held by CSFB until the closing of the transaction, and, if the closing occurs, “refunded” to the Debtors, although the Debtors will concurrently become obligated upon closing for a loan fee to CSFB of like amount. If the loan does not close because of lack of a good faith effort by the Debtors in a commercially reasonable time frame, then the commitment fee may be retained by CSFB to compensate CSFB for its time and expense. If for any reason CSFB does not fund the loan, then CSFB will reimburse the Debtors the commitment fee less any costs incurred by CSFB associated with the transaction.

Pursuant to the CapitalSource/Highbridge commitment letter, the Debtors have paid $650,000 to CapitalSource which may retain that fee under certain specified circumstances whether or not the loan closes.

b. The Liquidated Damages and Indemnity Provisions.

Pursuant to the CapitalSource/Highbridge commitment letter, the Debtors will indemnify CapitalSource and Highbridge, on terms comparable to those previously approved by the Court in favor of CapitalSource alone in connection with the August 19, 2002 Order, for liabilities related to the proposed financing, but such indemnity shall not extend to any losses, liabilities or claims arising out of or by reason of the respective negligence, recklessness, or willful misconduct of Lender and its managers, officers and principals.

3. The Exit Facility.

After extensive negotiations with CapitalSource and CSFB, the Debtors believe that the combination of the four financing facilities described in the CapitalSource commitment letter and the CSFB commitment letter are sufficient to fund the Plan and provide the Reorganized Enterprise with adequate working capital and liquidity going forward.

In particular, the three interrelated tranches of real-estate backed financing under the commitment letters will be available to the Reorganized Enterprise at a weighted average interest cost of 9¾% per annum representing a favorable overall cost of financing. The securitization contemplated by the CSFB Commitment Letter imposes a complex set of constraints that would not exist if more traditional financing were available on satisfactory terms. The necessity of procuring the financing in four tranches requires further complex intercreditor relationships that must be layered on top of the restructuring of existing prepetition unsecured debt. The transaction costs and reserve requirements will require substantial cash outlays at closing. Nevertheless, the timing and amount of the proposed exit financing meet the demands of the key constituents at an acceptable cost and should enable the Debtors to more promptly confirm their chapter 11 reorganization plan than would otherwise be the case.

The proposed exit financing commitments from CapitalSource/Highbridge and CSFB are underwritten based on current financial performance and are not contingent on further demonstration of improved operating performance or reversal of the Medicare Cliff or maintenance of current Medi-Cal reimbursement rates. On balance, the Debtors—with the support of the Agent and Lenders and the Committees—believe that the advantages of moving forward now to obtain these funds on these terms and exit chapter 11 by July 31, 2003 significantly outweigh any disadvantages associated with the proposed exit financing.

Pursuant to the commitment letters, CapitalSource, Highbridge, and CSFB will provide the Debtors with exit financing in four tranches aggregating $150 million on the terms and conditions stated therein, including, without limitation, confirmation of the Plan, final documentation, and occurrence of the Effective Date prior to July 31, 2003. Three of the tranches are real-estate backed term loans in an aggregate amount of $118 million at a weighted average interest rate of 9¾% per annum based on current market rates. The fourth is a $32 million revolving facility at a fluctuating rate equal to Citibank, N.A. prime rate (currently 4.75%) plus 2.5%.

The senior real estate tranche is described in the CSFB commitment letter (the

“Senior Mortgage Loan”) which contemplates the issuance of $85 million in real estate backed securities by special purpose entities to be created by the Debtors that will own a segregated portfolio of 33 long-term care facilities presently owned and operated by the Debtors. These senior securities will have a term of five years, will amortize on a 25-year schedule, and will bear interest at a floating rate equal to 30-day LIBOR (currently 1.25% per annum) subject to a floor of 1.75% plus 4.50%. This $85 million senior tranche will be secured by first priority mortgages or deeds of trust against the 33 properties in the segregated portfolio.

An additional $33 million in real estate backed term loans will be provided pursuant to the CapitalSource/Highbridge commitment letter. CapitalSource and Highbridge will participate equally in two secured term loans. First, a $28 million five-year term mortgage-backed secured loan amortizing on a 25-year schedule bearing interest at a floating rate equal to 30-day LIBOR subject to a floor of 1.75% plus 18.875% (the “Participation-Backed Term Loan”). The Participation-Backed Term Loan will be secured by a subordinate lien in the segregated portfolio of 33 long-term care facilities to be owned by special purpose entities pursuant to the securitization transaction contemplated in the CSFB commitment letter and all of the Debtors’ leasehold interest in an additional 15 skilled nursing facilities and assisted living facilities. Second, a $5 million two-year fully amortizing term loan secured by the Debtors’ interest as lessee in an additional 15 leased facilities and bearing interest at a floating rate equal to the lesser of 30-day LIBOR plus 7% or Citibank, N.A. prime rate (subject to a floor of 4.75%) plus 4% (the “Leasehold Mortgage-Backed Term Loan”).

Assuming current rates for LIBOR and the prime rate, on a weighted average basis, the blended initial interest rate on the three real estate backed components of the proposed financing will be 9¾% per annum.

In addition, pursuant to the CapitalSource/Highbridge commitment letter, CapitalSource will provide a $32 million asset-based revolving facility pursuant to a borrowing base and overadvance formula bearing interest at a fluctuating rate equal to

Citibank, N.A. prime rate (subject to a floor of 4.75%) plus 2.5% (the “Revolving Credit Facility”). The term of the Revolving Credit Facility is five years and it may not be terminated by the Reorganized Enterprise so long as the CapitalSource/Highbridge term loans remain outstanding. Collateral management fees will equal an additional 1% per annum and unused portions of the revolving commitment are subject to an unused commitment fee of ½% per annum. The Revolving Credit Facility will be principally secured by a first priority perfected lien on and security interest in all existing and future accounts receivable and proceeds thereof, and, secondarily, to the extent not subject to a prior enforceable first priority lien, substantially all other assets of the Debtors and their direct and indirect subsidiaries, whether existing at the closing or thereafter organized or acquired.

To the extent that the Reorganized Enterprise’s availability under the Revolving Credit Facility may be reduced in light of the Bank Midwest Security Agreement, the Debtors believe that such reduction is fully offset by the Bank Midwest Advance.

The Participation-Backed Term Loan, the Leasehold Mortgage-Backed Term Loan, and the Revolving Credit Facility will also be:

cross-collateralized and cross-defaulted and shall be secured by a first priority perfected lien on and security interest in all assets of the Debtors (including, without limitation, the participation interest in the Senior Mortgage Loan, assignments of leases, equity interests in the Property (if any), accounts receivable, inventory, equipment, intellectual property, contracts and other general intangibles, cash and proceeds of each of the foregoing) and all available assets of Borrower’s direct and indirect subsidiaries, to the extent permitted by the Senior Mortgage Loan and not subject to a prior enforceable first priority lien, whether existing at Closing or thereafter organized or acquired. Lender will, subject to the execution of a satisfactory subordination agreement, allow a subordinated lien on the assets of the pharmacy business, the assets of the therapy business and the leasehold interests.

The financing contemplated in the commitment letters is dependent on reductions of no more than 10% in Medi-Cal reimbursement rates. The Debtors’ actual reductions in Medicare reimbursement rates on account of the Medicare Cliff and projected reductions of Medi-Cal reimbursement rates are within the parameters fixed by the commitment letters.

4. Proposed Sources and Uses of Funds.

The proceeds of the Exit Facility together with Bank Midwest Advance and the Debtors’ cash and cash equivalents on hand will be used, among other things, to make payments in satisfaction of (or partial satisfaction of) Allowed Claims under the Plan. The sources and uses of funds in connection with funding at the Effective Date are set forth in Exhibit 7.

5. Analysis of Proposed Plan of Reorganization.

The Debtors have analyzed various alternatives in connection with the formulation and development of the Plan described herein. The Debtors believe that the proposed Plan enables creditors and equity interest holders to realize the most value under the circumstances. Among other things, the Debtors believe that the Plan provides a substantially greater return for many Classes under the Plan than would be provided in a chapter 7 liquidation for the Debtors. The liquidation analysis is described in Section XII and attached in Exhibit 5 hereto. In light of the reduced asset values on the sale of the Debtors’ assets and significant additional administrative and unsecured liabilities associated with a chapter 7 liquidation, the Debtors estimate that general unsecured Claims, including the 11¼% Note Claims would receive approximately 34 cents on the dollar in an orderly liquidation and nothing in a forced liquidation. Finally, the Debtors believe that implementation of the Plan represents a better alternative than any alternative plan, including any plan to pursue an alternative source of financing or to seek a different type of transaction—such as a merger or acquisition—particularly given the delay, cost and uncertainty in negotiating, developing, and financing such an alternative.

D. Business Strategy/Post-Confirmation Business Plan.

1. Business Plan.

The Debtors’ management team, with the assistance of Crossroads, has built a five-year business plan (the “Business Plan”) that projects significant improvements over time in performance and growth.

2. Corporate Restructuring Plan.

In order to facilitate the securitization component of the Exit Facility and achieve other business, tax, and legal objectives, the Debtors will implement a Corporate Restructuring Plan in conjunction with the Plan. Pursuant to the Corporate Restructuring Plan, the Debtors (other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors) will transfer their properties and licenses to a series of new limited liability companies, limited partnerships and corporations that are referred to collectively in the Plan as the Post-Effective Date Subsidiaries and will cease their independent existence through dissolution or merger. Reorganized Fountain View will own directly or indirectly 100% of the equity interests in the Post-Effective Date Subsidiaries. On the Effective Date, the Debtors will consummate the transactions contemplated in the Corporate Restructuring Plan. The specific configuration of the Post-Effective Date Subsidiaries and their relationships to one another and Reorganized Fountain View, Reorganized Summit Care Pharmacy, and the Other Reorganized Debtors will be set forth in documentation Filed with the Plan Supplement. This proposed structure may be further modified to accomplish the business, financial, legal, and tax objectives of the Reorganized Enterprise consistent with the constraints imposed by the Exit Facility.

The Debtors desire to consummate the Corporate Restructuring Plan for a number of reasons. First, the Debtors must comply with the proposed Exit Facility’s requirements with respect to segregating assets that are collateral for the Exit Facility obligations in entities with provisions in their organizational documents that may restrict their ability to seek bankruptcy relief or provisions that otherwise facilitate the proposed securitization. Second, placing each line of the Debtors’ business (e.g., long-term care, therapy operations, pharmacy) in separate subsidiaries under Reorganized Fountain View will facilitate the future sale or divestiture of one line of business while retaining other lines of business. Third, the creation of an employer services subsidiary from which all employee payroll will be paid and reported will minimize future administrative and compliance burdens and reduce the Reorganized Enterprise’s state/federal payroll taxes. Fourth, placing certain of the Debtors’ operations and assets in the Post-Effective Date Subsidiaries will ease management and operation of the Reorganized Enterprise, which operates in a highly regulated industry. Finally, placing certain operations and assets in the Post-Effective Date Subsidiaries will minimize future state income tax and better prepare the Reorganized Enterprise to react appropriately to future business or state tax law changes, and provide for appropriate limitation of liabilities in accordance with applicable state law.

The specific form and terms of the transactions contemplated by the Corporate Restructuring Plan will be set out in the documents Filed in the Plan Supplement.

X.

SUMMARY OF MATERIAL PLAN PROVISIONS

The following is a narrative description of certain provisions of the Plan. The Plan is attached hereto as Exhibit 1. The following summary of the Plan is qualified in its entirety by the actual terms of the Plan. In the event of any conflict, the terms of the Plan will control over any summary set forth in this Disclosure Statement.

A. Classification and Treatment of Claims and Equity Interests Under the Plan.

The Bankruptcy Code requires that a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. The Bankruptcy Code does not require the classification of administrative claims and certain priority claims, and they are typically denominated “unclassified claims.”

Under Bankruptcy Code section 1124, a class of claims is “impaired” unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of the holders of claims in the class; or (ii) cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation)

that occurred before or after the commencement of the case, reinstates the maturity of the claims in the class, compensates the holders for their actual damages incurred as a result of their reasonable reliance on any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Except for any right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been if the debtor’s case had not been commenced.

A chapter 11 plan must designate each separate class of claims and equity interests either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims is “impaired,” under the Bankruptcy Code the holders of claims in that class are entitled to vote on the plan (unless the plan provides for no distribution to the class, in which case the class is deemed to reject the plan), and to the right to receive, under the plan, property with a value at least equal to the value that the holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

The Plan divides Claims and Interests into the following classes:

CLASS	DESCRIPTION	IMPAIRED/ UNIMPAIRED	VOTING STATUS

None	Administrative Claims and Priority Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 1	Secured Claims of Bank Midwest (The Woodlands, TX)	Impaired	Entitled to Vote

Class 2	Secured Claims of Woodlands Place Nursing Center, Inc. (The Woodlands, TX)	Impaired	Entitled to Vote

Class 3	Secured Tax Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 4	Secured Claims of Union Bank, N.A.	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 5	Secured Claim of Leonard and Catherine May	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 6	Secured Claims of Bergen	Impaired	Entitled to Vote

Class 7	Other Secured Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 8	Secured Claims of the Agent and the Lenders	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 9	11¼% Note Claims	Impaired	Entitled to Vote

Class 10	General Unsecured Claims	Impaired	Entitled to Vote

Class 11	Convenience Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 12	Insured Professional Liability Claims	Impaired	Entitled to Vote

Class 13	Uninsured Punitive Damage Claims and Other Subordinated Liabilities	Impaired	Entitled to Vote

Class 14	Existing Preferred Stock	Impaired	Entitled to Vote

Class 15	Existing Class A Common Stock	Impaired	Entitled to Vote

Class 16	Existing Class B Common Stock	Impaired	Deemed to Reject – Vote Not Solicited

Class 17	Existing Class C Common Stock	Impaired	Entitled to Vote

Class 18	Existing Warrants	Impaired	Entitled to Vote

Class 19	Existing Management Incentives and Other Existing Interests	Impaired	Deemed to Reject – Vote Not Solicited

1. Unclassified Claims.

a. Administrative Claims.

Administrative Claims are Claims under Bankruptcy Code section 503(b) for costs or expenses that are allowed under Bankruptcy Code section 507(a)(1). The Bankruptcy Code requires that all Administrative Claims be paid on the Effective Date, unless a particular claimant agrees to a different treatment. Administrative Claims include the actual and necessary costs and expenses of the Reorganization Cases. Those expenses include post-petition salaries and benefits owed to the employees, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Reorganization Cases, tax obligations incurred after the Petition Date, and certain statutory fees and charges. Other Administrative Claims include the actual, reasonable fees and expenses of the Debtors’ professionals and professionals retained by the Creditors’ Committee and Noteholders’ Committee.

Entities that hold Administrative Claims other than Ordinary Course Administrative Claims and that do not timely file and serve a proof of Claim or a motion seeking payment in accordance with the Plan are forever barred from asserting those Administrative Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property.

i. Ordinary Course Administrative Claims.

Description. Ordinary Course Administrative Claims are Claims arising from the provision of goods and services to the Debtors in the ordinary course of business of the Debtors and the provider of goods and services after the Petition Date and before the Effective Date.

Estimated Amount Owed. The Debtors have been generally paying all Ordinary Course Administrative Claims as they become due.

Treatment. An entity holding an Ordinary Course Administrative Claim may, but need not, File a request for payment of its Claim. Unless the Debtors or the Reorganized Enterprise object to an Ordinary Course Administrative Claim or the Debtors and the entity holding such Claim agree otherwise, the Claim will be paid by the Disbursing Agent in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

ii. Cure Payments.

Description. Cure Payments are amounts that Bankruptcy Code section 365(b)(1) requires be paid in order to permit the Debtors to assume, or to assume and assign, the executory contracts and unexpired leases listed on the Schedule of Assumed or Assigned Agreements.

Estimated Amount Owed. The estimated Cure Payment for unexpired leases is $0. The estimated Cure Payment for unexpired executory contracts is $0.

Treatment. Any and all monetary defaults under each executory contract and unexpired lease to be assumed or assigned under the Plan will be satisfied in one of the following two ways: (i) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the Cure Payments, as set forth on the Schedule of Assumed or Assigned Agreements, in cash within 10 days after the Effective Date; or (ii) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtors and the non-debtor party to an executory contract or unexpired lease that will be assumed or assigned, including, with respect to the applicable Medicare provider agreements, the terms of the CMS Stipulation and the TDHS Settlement. If, however, a dispute arises regarding: (i) the amount of any proposed Cure Payments; (ii) whether the Debtors have provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed or assigned; or (iii) any other matter pertaining to a proposed assumption or assignment, the proposed Cure Payments will be made within 30 days after entry of a Final Order resolving the dispute and approving the assumption or assignment.

iii. Non-Ordinary Course Administrative Claims (Other than Professional Fee Claims and Cure Payments).

Description. Non-Ordinary Course Administrative Claims (other than Professional Fee Claims and Cure Payments) include: (i) U.S. Trustee fees under 28 U.S.C. § 1930; (ii) any other Claim arising after the Petition Date and before the Effective Date that is not an Ordinary Course Administrative Claim; and (iii) for the reasonable trustee fees and expenses and the reasonable attorneys’ fees and expenses of the Indenture Trustee in the aggregate approximate amount of $125,000.

Estimated Amount Owed. The estimated amount of Non-Ordinary Course Administrative Claims (other than Professional Fee Claims and Cure Payments) is $125,000.

Treatment. Unless the Debtors or the Reorganized Enterprise otherwise agree, Non-Ordinary Course Administrative Claims, other than Professional Fee Claims and Cure Payments, will be allowed only if: (i) on or before the sixtieth day after the Effective Date, the entity holding the Non-Ordinary Course Administrative Claim (except for the Indenture Trustee) Files a request for payment of its Claim and serves the request on the Debtors’ Counsel, the U.S. Trustee, and counsel for the Committees; and (ii) the Court allows the Claim by Final Order. Entities holding Non-Ordinary Course Administrative Claims that do not timely File and serve a request for payment will be forever barred from asserting those Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property.

With respect to U.S. Trustee fees, the Disbursing Agent will pay to the U.S. Trustee all fees due and owing under 28 U.S.C. § 1930 in cash on the Effective Date. For the Indenture Trustee fees and expenses and the reasonable attorneys’ fees and expenses, the Disbursing Agent will pay the reasonable trustee fees and expenses and reasonable attorneys’ fees and expenses of the Indenture Trustee in the aggregate approximate amount of $125,000, without interest, on or before the later of: (i) 30 days after the Effective Date; or (ii) 30 days after the date (I) on which Reorganized Fountain View receives from the Indenture Trustee a reasonably detailed itemized statement of the trustee fees and expenses and reasonable attorneys’ fees and expenses it has incurred in connection with acting as Indenture Trustee under the Indenture so long as Reorganized Fountain View does not, within such 30 day period, give written notice to the Indenture Trustee that it disputes the reasonableness of such fees and expenses or any part thereof, or (II) the Claim of the Indenture Trustee for reimbursement of its reasonable trustee fees and expenses and reasonable attorneys’ fees and expenses becomes an Allowed Claim. If Reorganized Fountain View gives the Indenture Trustee timely written notice that it disputes the reasonableness of the trustee fees and expenses or attorneys’ fees and expenses or any part thereof for which the Indenture Trustee seeks reimbursement, the amount of the Allowed Claim on account of such fees and expenses shall be determined by the Court as if such Claim were a Professional Fee Claim. For other Non-Ordinary Course Administrative Claims, unless the entity holding an Allowed Non-Ordinary Course Administrative Claim (other than a Professional Fee Claim, Cure Payment, Indenture Trustee fee Claim, or U.S. Trustee fee Claim) and the Debtors agree otherwise, the Disbursing Agent will pay to that entity cash in the Allowed Claim’s full amount, without interest, on or before the latest of: (i) 30 days after the Effective Date; (ii) 30 days after the date on which the Non-Ordinary Course Administrative Claim becomes an Allowed Claim; or (iii) the date on which the

Allowed Claim becomes due and payable in accordance with its terms.

iv.  Professional Fee Claims.

Description. Professional Fee Claims are: (i) Claims under Bankruptcy Code sections 327, 328, 330, 331, 503, or 1103 for compensation for professional services rendered or expenses incurred; or (ii) Claims either under Bankruptcy Code section 503(b)(4) for compensation for professional services rendered or under Bankruptcy Code section 503(b)(3)(D) for expenses incurred in making a substantial contribution to the Estates.

Estimated Amount Owed. $7.8 million. The Debtors will File an update to this estimate shortly before the hearing on the adequacy of the Disclosure Statement.

Treatment. A Professional Fee Claim will be allowed only if: (i) on or before the sixtieth day after the Effective Date, the entity holding the Professional Fee Claim both Files with the Court a final fee application or a motion requesting allowance and payment of the fees and serves the application or motion on the Debtors’ Counsel, counsel to the Committees, and the U.S. Trustee; and (ii) the Court allows the Claim. Entities holding Professional Fee Claims that do not timely File and serve a fee application or motion for allowance and payment will be forever barred from asserting those Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property. Unless the entity holding a Professional Fee Claim allowed by the Court agrees to different treatment, the Disbursing Agent will pay to that entity cash in the full amount of the Professional Fee Claim, without interest, within five days after the date on which the Court allows such Claim.

b.  Priority Claims and Priority Tax Claims.

v.  Priority Claims.

Description. Priority Claims are Claims entitled to priority against any Estate under Bankruptcy Code sections 507(a)(3),
507(a)(4), or 507(a)(6). For example, Bankruptcy Code section 507 gives priority to certain employee compensation and benefit claims incurred within 90 days and 180 days, respectively, before the Petition Date, up to

$4,650 per employee.

Estimated Amount Owed. The estimated amount owed for Allowed Priority Claims is $0.

Treatment. Unless the entity holding an Allowed Priority Claim and the Debtors agree otherwise, the Disbursing Agent will pay to that entity cash in the full amount of the Allowed Priority Claim, without interest, on or before the latest of: (i) the Distribution Date; (ii) 30 days after the date on which the Priority Claim becomes an Allowed Priority Claim; or (iii) the date on which the Allowed Priority Claim becomes due and payable in accordance with its terms.

vi.  Priority Tax Claims.

Description. Priority Tax Claims are Claims entitled to priority against any Estate under Bankruptcy Code section 507(a)(8).

Estimated Amount Owed. The estimated amount owed for Allowed Priority Tax Claims is $0.

Treatment. Unless the entity holding an Allowed Priority Tax Claim and the Debtors agree otherwise, the Disbursing Agent will pay to that entity the amount of its Allowed Priority Tax Claim, together with interest from the Petition Date to the date of payment calculated at the federal judgment rate as of the Petition Date, on the latest of (i) the Distribution Date; (ii) 30 days after the date such Priority Tax Claim becomes an Allowed Claim; or (iii) the date on which the Allowed Priority Tax Claim becomes due and payable in accordance with its terms.

2.  Classification and Treatment of Secured Claims (Classes 1, 2, 3, 4, 5, 6, 7 & 8).

Secured Claims are Claims secured by valid and unavoidable liens against property in which an Estate has an interest or that is subject to setoff under Bankruptcy Code section 553. A Claim is a Secured Claim only to the extent of the value of the holder’s interest in an Estate’s interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under Bankruptcy Code section 506(a).

a.  Class 1—Bank Midwest Secured Claims.

Classification. Class 1 consists of all Claims held by Bank Midwest, N.A. as assignee and successor in interest to the Secretary of Housing and Urban Development, pursuant to that certain Deed of Trust Note dated March 6, 1985 as renewed, modified, extended, and consolidated pursuant to that certain Allonge thereto dated December 1, 1993, and all documents collateral thereto.

Insiders (Y/N). No.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Collateral. Bank Midwest asserts liens pursuant to that certain deed of trust and security agreement dated December 1, 1993 and assigned to Bank Midwest by instrument dated July 17, 2001 in the real and personal property associated with the Woodlands.

Estimated Claim Amount. $4,927,126.

Treatment. Unless the holder of the Class 1 Claim agrees to other treatment, on or as soon as reasonably practicable after the Effective Date, in accordance with the terms of the Bank Midwest Stipulation, the holder of the Class 1 Claim shall make the Bank Midwest Advance and shall receive the Bank Midwest Amended and Restated Note which shall be secured by the Bank Midwest Deed of Trust and the Bank Midwest Security Agreement.

The Bank Midwest Advance is the advance to Reorganized Fountain View in the amount of $630,000 from the holder of the Class 1 Claim required to be made within five (5) days after the Effective Date on the terms set forth in the Bank Midwest Stipulation.

The Bank Midwest Amended and Restated Note is the amended and restated promissory note made by the New Woodlands Entity in a principal amount equal to (i) $4,927,126 (ii) Bank Midwest’s reasonable legal fees and expenses in an amount not to exceed $75,000, (iii) $630,000, and (iv) $1,206.13; payable in equal monthly installments of principal and interest at 6% based on a 300-month (25-year) amortization schedule (and monthly tax and insurance payments as required by the Deed of Trust Note held by the holder of the Class 1 Claim) commencing on the Effective Date, but maturing in full on the seventh anniversary of the Effective Date, and prepayable without premium or penalty at any time, and otherwise, except as may hereafter be expressly agreed by the Debtors and the holder of the Class 1 Claim, on the same terms as those of that certain Deed of Trust Note dated March 6, 1985 as subsequently renewed, modified, extended and consolidated pursuant to that certain Allonge thereto dated December 1, 1993.

The Bank Midwest Deed of Trust is that certain Deed of Trust dated December 1, 1993 assigned to Bank Midwest by instrument dated July 17, 2001 recorded in the real property records of Montgomery County, Texas and constituting a first priority lien against the real property associated with the long-term care facility known as the “Woodlands” located in such county and owned and operated by the Debtors.

The Bank Midwest Security Agreement is a new security agreement between the holder of the Class 1 Claim and the New Woodlands Entity that, except as may be expressly agreed otherwise by the Debtors and the holder of the Class 1 Claim, shall be on the same terms as that certain Security Agreement dated December 1, 1993 between Bank Midwest’s predecessor in interest, the Secretary of Housing and Urban Development, and Woodlands Place Nursing Center, Inc., and that, when properly perfected, will constitute a first priority lien against the property subject to the New Bank Midwest Security Agreement.

The Bank Midwest Stipulation is that certain Stipulation Regarding Treatment Of Bank Midwest Claim Under Debtors’ Joint Plan Of Reorganization dated April 14, 2003 between Bank Midwest, N.A. and the Debtors and approved by Order of the Court on April 15, 2003.

The New Woodlands Entity is the Post-Effective Date Subsidiary to be formed under the Plan to own and operate the long-term care facility owned by Summit Care Texas, L.P., located in Montgomery County, Texas and known as the “Woodlands.”

b.  Class 2—Woodlands Place Secured Claims.

Classification. Class 2 consists of all Claims of Woodlands Place Nursing Center, L.P., and any successor thereto, on account of that certain Agreement of Purchase and Sale of Assets dated November 6, 1993 between Woodlands Place Nursing Center, Inc. and Summit Care Texas No. 3, Inc. which are secured pursuant to that certain Warranty Deed With Vendor’s Lien dated December 1, 1993 and recorded as instrument No. 9404875 in the Public Records of Montgomery County, Texas.

Insiders (Y/N). No.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Collateral. Pursuant to an adequate protection stipulation and order entered on May 29, 2002, the parties stipulated to the proper perfection and validity of the Woodlands Place lien against the Woodlands real property collateral. The issue of priority was reserved in the stipulation, but based on public records of Montgomery County, Texas it appears that Woodlands Place’s interest in the Woodlands is junior to the interest of Bank Midwest and senior to that of the Agent and the Lenders in the same collateral.

Estimated Claim Amount. $1 million.

Treatment. The holder of the Class 2 Claims shall receive the Woodlands Place Note and shall, as security for the payment of the obligations thereunder, retain the liens securing the Class 2 Claims pursuant to that certain Warranty Deed With Vendor’s Lien dated December 1, 1993 and recorded as instrument No. 9404875 in the Public Records of Montgomery County, Texas. The Woodlands Place Note is a secured promissory note in the form filed with the Court on or before the Exhibit Filing Date issued (i) by the New Woodlands Entity; (ii) in a principal amount equal to the present value (discounted at the rate of 7% per annum) of the Class 2 Claim as of October 2, 2001, less the sum of all adequate protection payments received by the holder of the Class 2 Claim; (iii) bearing interest from and after the Effective Date at the rate of 7% per annum; (iv) with principal and interest being payable monthly in arrears based on a 25-year amortization schedule; and (v) with a final maturity date of the seventh anniversary of the Effective Date.

c. Class 3—Secured Tax Claims.

Classification. Class 3 consists of all Secured Claims of a governmental unit for the payment of taxes.

Insiders (Y/N). No.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Collateral. Unknown.

Estimated Claim Amount. $0.

Treatment. Unless the holder of an Allowed Class 3 Claim agrees to other treatment, the Disbursing Agent shall pay to such holder cash in the allowed amount of such holder’s Class 3 Allowed Claim on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Secured Tax Claim becomes an Allowed Secured Tax Claim; or (iii) the date such Allowed Secured Tax Claim becomes due and payable in accordance with its terms.

d. Class 4—Union Bank Secured Claims.

Classification. Class 4 consists of the Claims of Union Bank under that certain Amended and Restated Commercial Promissory Note dated April 1, 2001 which are secured, pursuant to that certain Extension and Modification Agreement and Modification of Deed of Trust dated April 1, 2001, in the real property and personal property affixed thereto located at 730 North Frederick Street and 2600 West Magnolia Boulevard, Burbank, California.

Insiders (Y/N). No.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Collateral. Real property located at 730 N. Frederick Street and 2600 W. Magnolia Boulevard, Burbank, California.

Estimated Amount of Claim. $823,333.04.

Treatment. Unless the holder of the Class 4 Claim agrees to other treatment,

on or as soon as reasonably practicable after the Effective Date, Reorganized Fountain View shall (i) cure any default, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder’s Allowed Class 4 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist; (ii) reinstate the maturity of such Allowed Class 4 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge; and (iii) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 4 Claim. Any defenses, counterclaims, rights of offset, or recoupment of the Debtors, the Estates, or the Reorganized Enterprise with respect to such Claims shall vest in and inure to the benefit of the Reorganized Enterprise.

e. Class 5—Leonard and Catherine May Secured Claims.

Classification. Class 5 consists of all Claims of Leonard and Catherine May.

Insiders (Y/N). No.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Collateral. Real property located at 1210 Eastwood Drive, Seguin, Texas.

Estimated Claim Amount. $45,000.

Treatment. The holders of the Class 5 Claim shall receive, in full satisfaction of the Class 5 Allowed Claim, cash in the amount of the Allowed Class 5 Claim (after crediting all adequate protection payments made by the Debtors) without recognition of any default rate of interest or similar penalty or charge.

f. Class 6—Bergen Secured Claims.

Classification. Class 6 consists of all Claims of Bergen, and any affiliates or successors thereto, secured by that certain Security Agreement dated March 29, 2001 between Bergen and Summit Care Pharmacy, Inc.

Insiders (Y/N). No.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Collateral. Summit Care Pharmacy, Inc. inventory, equipment, and accounts.

Estimated Claim Amount. $1,710,562.10.

Treatment. The holder of the Class 6 Claims shall receive (i) cash in an amount equal to forty percent of (a) $1,710,562.10 plus interest thereon from the Petition Date to the Effective Date at the rate of 9½% per annum, and (b) Bergen’s reasonable, actual attorneys’ fees and expenses incurred in connection with the Reorganization Cases not to exceed $40,000; and (ii) the Bergen Note issued to (a) Bergen (or, if applicable, any transferee of Bergen holding the Class 6 Claim), (b) by Reorganized Summit Care Pharmacy, (c) in a principal amount equal to sixty percent of (x) $1,710,562.10 plus interest thereon from the Petition Date to the Effective Date at the rate of 9½% per annum, and (y) Bergen’s reasonable, actual attorneys’ fees and expenses incurred in connection with the Reorganization Cases not to exceed $40,000, (d) bearing interest from and after the Effective Date at the rate of 9½% per annum, (e) with interest only being payable in arrears for the first six monthly payments following the Effective Date, and thereafter, with principal and interest being payable monthly in arrears and fully amortizing over the following eighteen months, and (f) with a final maturity date of the second anniversary of the Effective Date; provided, however, that the Bergen Note may be prepaid in part or in whole at any time without penalty or premium.

The Bergen Note shall be secured by a lien in all property of Reorganized Summit Care Pharmacy of the same nature and type as that previously securing the Class 6 Claim other than the accounts receivable of Reorganized Summit Care Pharmacy, which accounts shall not be subject to any lien securing the obligations under the Bergen Note. The liens securing the Bergen Note shall be (i) expressly subordinated to the Exit Facility on terms reasonably acceptable to the Exit Facility lenders; and (ii) senior to all other liens in the property of Reorganized Summit Care Pharmacy subject to the liens securing the Bergen Note, including the liens securing the New Public Notes, the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien.

g. Class 7—Other Secured Claims Including Personal Property Lessors.

Classification. Class 7 consists of any Secured Claims (including without limitation the Secured Claims of personal property lessors), other than those Secured Claims in Classes 1, 2, 3, 4, 5, 6, or 8.

Insiders (Y/N). No.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Collateral. Various.

Estimated Claim Amount. $100,000.

Treatment. Unless the holder of the Class 7 Claim agrees to other treatment, on or as soon as reasonably practicable after the Effective Date, the Reorganized Enterprise shall at its option either (i) pay to such holder cash in the allowed amount of such holder’s Allowed Class 7 Claim plus interest calculated at the rate of 2.49%24 per annum from the Petition Date through the date of payment on the later of (a) as soon as reasonably practicable after the Effective Date, or (b) 30 days after the date on which the Other Secured Claim becomes an Allowed Other Secured Claim; (ii) abandon the collateral securing such Class 7 Claim; or (iii) (a) cure any default, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder’s Allowed Class 7 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist, (b) reinstate the maturity of such Allowed Class 7 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, and (c) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 7 Claim. Any defenses, counterclaims, rights of offset, or recoupment of the Debtors, the Estates, or the Reorganized Enterprise with respect to such Claims shall vest in and inure to the benefit of the

24 2.49% is the federal judgment rate of interest as of October 2, 2001, the Petition Date for Fountain View, Inc. and 19 of its direct and indirect subsidiaries.

Reorganized Enterprise.

h. Class 8—Agent and Lenders Secured Claims.

Classification. Class 8 consists of the Secured Claims of the Agent and the Lenders under the Prepetition Credit Agreement.

Insiders (Y/N). No.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Collateral. Substantially all of the Debtors’ assets.

Estimated Claim Amount. $82 million.

Treatment. The Disbursing Agent (i) shall pay to the Agent cash in an amount equal to the aggregate amount of all Class 8 Allowed Claims on the Effective Date (which shall include outstanding principal as of the Petition Date, plus interest as determined under the terms of the Prepetition Credit Agreement, plus all fees and expenses and costs of the Agent pursuant to the terms of the Prepetition Credit Agreement, less all adequate protection payments, all supplemental adequate protection payments and all expense reimbursements pursuant to the Cash Collateral Orders); and (ii) shall, with respect to each outstanding letter of credit issued by any of the Lenders for the account of any of the Debtors, at the Debtors’ option, either (a) cause such letter of credit to be released undrawn by the beneficiary thereof, or (b) cash collateralize the reimbursement obligation under such letter of credit in an amount equal to 110% of the then outstanding contingent obligation under such letter of credit.

All Claims, liens, and security interests of the Agent and Lenders under the Prepetition Credit Agreement, as well as any rights held by the Agent and Lenders pursuant to any subordination agreement, including, without limitation, the subordination provisions of the Indenture, shall be extinguished upon the satisfaction in full of the Class 8 Allowed Claims as set forth in Section II.C.8 of the Plan.

3. Classification and Treatment of Unsecured Claims (Classes 9, 10, 11 & 12).

a. Class 9—Unsecured Claims of Holders of 11¼% Notes.

Classification. Class 9 consists of the unsecured claims for principal and interest arising under the 11¼% Notes, which shall be Allowed Claims in an aggregate amount equal to $133,012,500.

Insiders (Y/N). No.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Estimated Total Amount of Claims. $133,012,500.

Treatment. All Class 9 Claims shall be satisfied by the distribution as soon as reasonably practicable after the Effective Date, but in no event later than 10 days after the Effective Date, to the Indenture Trustee, who shall act as the Disbursing Agent for Class 9 and shall distribute to the holders of the 11¼% Notes, as of the Record Date, Pro Rata:

a. The Initial Cash Payment;

b. The Noteholders’ Stock Distribution; and

c. The New Public Notes.

Upon completion of all of its obligations as the Class 9 Disbursing Agent under the Plan, the Indenture Trustee shall be irrevocably released from all of its obligations under that certain indenture dated April 16, 1998 between the Indenture Trustee and Fountain View, Inc., the indenture shall be deemed terminated, and the liens granted to secure the obligations under the indenture shall be deemed to be discharged.

The Initial Cash Payment will be fifty million dollars plus an amount equal to the amount (if any) by which the Debtors’ cash, cash equivalents and undrawn revolving commitments on the Effective Date exceed $30 million after giving effect to all payments required by the Plan.

The Noteholders’ Stock Distribution will be 52,632 shares of New Class A Common Stock. The Confirmation Order shall provide that each record holder of

Noteholders’ Stock shall be entitled to all the rights and shall be subject to all the obligations otherwise applicable under the Stockholders’ Agreement to “Qualified Stockholders” as such term is defined therein.

The New Public Notes shall be issued, pursuant to a qualified trust indenture, in the form submitted by the Debtors in the Plan Supplement in a form reasonably acceptable to the Noteholders’ Committee, in an aggregate principal amount equal to (i) $133,012,500, plus (ii) postpetition interest on $133,012,500 from the Petition Date to the Effective Date of the Plan at the rate of 9½% per annum, less (iii) the Initial Cash Payment. The Debtors will use reasonable best efforts to have the New Public Notes rated by Standard & Poors Corp. and Moody’s Investors Service as soon as reasonably practicable, but, in any event, within three months of the Effective Date. The indenture governing the New Public Notes shall include provisions incorporating the following terms and conditions:

Maturity Date: A maturity date one Business Day after the date on which the final principal payment on the Exit Facility is due, but in no event beyond the sixth anniversary of the Effective Date.

Lien: A junior lien to secure the New Public Notes in (i) the Debtors’ real property leases, and (ii) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses, in all cases limited to the extent required by the Exit Facility, such liens to be expressly subordinate to the Exit Facility, subject to any prior valid and enforceable liens in such assets including those liens securing the Bergen Note and of equal rank with the liens securing the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien; provided, however, that the New Public Notes shall contain “basket” and release provisions25 in connection with such liens as may be customary in high-yield public trust indentures and to be negotiated in good faith and reasonably acceptable to the Debtors and the Noteholders’ Committee.

Covenants: The indenture shall contain such covenants as are customary in

25 “Basket and release provisions” permit limited substitution of collateral and sales free and clear of liens with respect to property pledged as a pool to support a secured obligation. Such provisions are customary in secured public trust indentures given the difficulty of obtaining transaction specific lien releases from the dispersed holders of public debt.

high-yield public trust indentures and agreed upon in good faith by the Debtors and the Noteholders’ Committee; provided, however, that the indenture will contain: (i) limitations on restricted payments (including a prohibition on dividends and distributions to shareholders, management fees (other than reimbursement of actual out of pocket expenses and, to the extent consistent with past practice, allocated expenses, which have historically averaged approximately $200,000 per year), stock repurchases, non-mandatory payments on account of debt subordinated to the New Public Notes, and investments other than investments permitted by the terms of the indenture governing the New Public Notes); and (ii) restrictive covenants regarding (a) debt incurrence (subject to tests and exceptions contained in the indenture), and (b) use of asset sale proceeds; provided, further, however, that any covenants in the indenture may be waived, amended or modified with the consent of the holders of 60% in interest of the New Public Notes. So long as any New Public Notes remain outstanding, Reorganized Fountain View will furnish to the indenture trustee for distribution to the holders of the New Public Notes and file with SEC (unless such filing will not be accepted) and otherwise make such information available to securities analysts and prospective investors upon request within the time periods specified by the rules and regulations of the SEC (whether or not Reorganized Fountain View is required by such rules or regulations to do so) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Reorganized Fountain View were required to file such forms, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual financial information only, a report on the annual financial statements by an independent certified public accounting firm; and (ii) all current reports that would be required to be filed on Form 8-K if Reorganized Fountain View were required to file such reports. So long as any New Public Notes remain outstanding, Reorganized Fountain View shall comply with section 314(a) of the Trust Indenture Act and shall furnish the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act of 1933 upon the request of any holder of the New Public Notes, securities analysts, or prospective investors.

Interest: Interest will be payable semi-annually in arrears, at the rate of 9¼% per annum until the first anniversary of the Effective Date, 11¼% per annum between the first and second anniversaries of the Effective Date, 13¼% per annum between the second and third anniversaries of the Effective Date, and 15% per annum thereafter until maturity.

Call: The New Public Notes shall be callable at par plus accrued interest through the applicable record date, in whole or in part, at any time.

Mandatory Prepayment: To the extent permitted by the Exit Facility, Reorganized Fountain View shall prepay the New Public Notes in an amount equal to 80% of Excess Cash Flow.

b. Class 10—General Unsecured Claims.

Classification. Class 10 consists of all Unsecured Claims other than (i) Claims in Classes 9, 11, 12, and 13; and (ii) Claims held by one of the Debtors extinguished pursuant to Section IV.A of the Plan. Claims that would otherwise be Class 10 Claims will be classified and treated as Class 11 Claims, if the holder makes the Convenience Class Election; provided, however, that any holder that makes the Convenience Class Election but holds aggregate Allowed Class 10 Claims in excess of $1,250 will be classified and treated in Class 10 under payment option 10A as voting to accept the Plan and will receive cash equal to 80% of such holder’s Allowed Claims without postpetition interest. The Claims in Class 10 consist of the Claims of suppliers and other vendors, landlords with prepetition rent Claims and/or Claims based on rejection of leases, personal injury and other litigation Claims to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, deficiency Claims of secured creditors, and other general Unsecured Claims.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Estimated Total Amount of Claims. $17.2 million.

Treatment. Holders of Class 10 Claims must elect in writing payment option 10A or 10B on or before the last date fixed by the Court for the timely submission of Ballots; provided, however, that a holder of a Disputed Claim in Class 10 must make its election before the later of the deadline to submit Ballots and 14 days after the date upon which its Claim becomes an Allowed Claim. Holders who fail to make a timely and valid election in writing shall be afforded treatment under payment option 10B. Attached hereto as Exhibit 13 is the Schedule of Continuing Creditors. If you are not listed on Exhibit 13 (Schedule of Continuing Creditors), then you should assume that if you choose payment Option 10B you will not receive treatment as Continuing Creditor. The Debtors reserve the right to amend the Schedule of Continuing Creditors at any time before the Confirmation Date. The Debtors will provide notice of any amendment to the Schedule of Continuing Creditors to the party or parties affected by the amendment and counsel to the Committees. The Disbursing Agent will make distributions to the holder of each Class 10 Allowed Claim, in accordance with such holder’s applicable payment option on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Claim becomes an Allowed Claim; or (iii) the date such Claim becomes due and payable in accordance with its terms.

Payment Option 10A is cash equal to 80% of the Allowed Claim without postpetition interest.

Payment Option 10B is:

    (i) for all holders other than Continuing Creditors,

(a) cash equal to the sum of :

(y) 40% of the Allowed Claim, and

(z) postpetition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date through the date of payment (provided, however, that notwithstanding anything to the contrary herein no prejudgment interest shall accrue or be paid with respect to any unliquidated Class 10 Claim prior to its liquidation except as provided by otherwise applicable non-bankruptcy law); and

(b) a Class 10 Deferred Obligation in a principal amount equal to 60% of the Allowed Claim; or

    (ii) for Continuing Creditors,

(a) cash equal to the sum of:

(y) 65% of the Allowed Claim, and

(z) post petition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date through the date of payment; and

(b) a Continuing Creditor Deferred Obligation in a principal amount equal to 35% of the Allowed Claim.

The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will be obligations of Reorganized Fountain View guaranteed by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries (except for any special purpose entities formed for insurance coverage purposes) to the extent permitted by the Exit Facility. The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will bear interest payable in arrears from and after the date of the initial cash payments under payment option 10B in respect of such Class 10 Claim at the rate of 9½% per annum; provided, however, that after maturity (whether by acceleration or otherwise) interest shall accrue at the rate of 11½% per annum. The Class 10 Deferred Obligation will be payable in five semiannual installments each of which shall consist of principal installments equal to one-fifth its original principal amount together with accrued interest on the remaining unpaid principal balance and the Continuing Creditor Obligation will be payable in three semiannual installments each of which shall consist of principal installments equal to one-third its original principal amount together with accrued interest on the remaining unpaid principal balance, such installments to commence on the first Business Day that is at least 180 days after the Effective Date; provided, however, that should, the Noteholder Prepayment Percentage exceed 50%, Reorganized Fountain View shall prepay the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation Pro Rata (to be credited against scheduled amortization payments relating to such Class 10 Deferred Obligation or Continuing Creditor Deferred Obligation in reverse order of maturity) in an amount equal to the initial amount of such Class 10 Deferred Obligation or the Continuing Creditor Deferred Obligation multiplied by the Noteholder Prepayment Percentage less all prior principal payments on account of such Class 10 Deferred Obligation or Continuing Creditor Deferred Obligation. The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will be secured by liens (which shall be expressly subordinated to those securing the Exit Facility on terms reasonably acceptable to the Exit Facility lenders as well as any prior perfected and valid liens retained under the Plan) against (a) the Debtors’ real property leases, and (b) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses, such liens to be of equal rank and otherwise subject to the same limitations as the liens securing the New Public Notes and the Vendors’ Lien. The lien securing the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation shall be subject to the same “basket” and release provisions26 as the lien securing the New Public Notes. The lien securing the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation shall be administered by the Collateral Agent under a collateral trust agreement or similar agreement, which agreement (together with such ancillary documents as may be reasonably necessary to implement its terms) shall be in the form submitted by the Debtors in the Plan Supplement and shall provide for acceleration of the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation and enforcement of the lien by the Collateral Agent in the event of a (i) payment default on the Class 10 Deferred Obligation and Continuing Creditor Deferred Obligation (in either case, following five (5) business days written notice and an opportunity to cure); (ii) upon the acceleration or any exercise of remedies by any party under the Exit Facility, the New Public Notes, or any comparable obligation following a default under such agreement; or (iii) the filing of a bankruptcy case by Reorganized Fountain View.

For the avoidance of doubt, the amount of any mandatory prepayment under the Noteholder Prepayment Percentage shall be calculated in accordance with the following

26 “Basket and release provisions” permit limited substitution of collateral and sales free and clear of liens with respect to property pledged as a pool to support a secured obligation. Such provisions are customary in secured public trust indentures given the difficulty of obtaining transaction specific lien releases from the dispersed holders of public debt.

examples:

Example 1: Class 10 Deferred Obligation:

Assume the Noteholder Prepayment Percentage is 60% on the date eight months following the Effective Date and the regularly scheduled amortization payment in an amount equal to 20% of the initial amount of the Class 10 Deferred Obligation has been made, such that its principal amount has been reduced from $1500 to $1200. A mandatory prepayment would then be due in the amount of $600 in order to further reduce the then outstanding principal balance to $600. This mandatory prepayment would be credited against the final two amortization payments. Assuming no further increase in the Noteholder Prepayment Percentage, the regularly scheduled amortization payment on the first anniversary of the Effective Date would, therefore, remain $300, and the third regularly scheduled amortization payment due one year after the first Business Day following 180 days after the Effective Date would extinguish the Class 10 Deferred Obligation.

Example 2: Continuing Creditor Deferred Obligation:

Assume the Noteholder Prepayment Percentage is 60% on the date eight months following the Effective Date and the regularly scheduled amortization payment in an amount equal to 33.33% of the initial amount of the Continuing Creditor Deferred Obligation has been made, such that its initial principal amount has been reduced from $1500 to $1000. A mandatory prepayment would then be due in the amount of $400 in order to further reduce the then outstanding principal balance to $600. This mandatory prepayment would be credited against the final amortization payment. Assuming no further increase in the Noteholder Prepayment Percentage, the regularly scheduled amortization payment on the first anniversary of the Effective Date would, therefore, remain $500, and upon final maturity the then remaining balance of $100 would be due.

Extensions of credit by Continuing Creditors in connection with the provision of goods and services to the Reorganized Enterprise will be secured by the Vendors’ Lien in favor of Continuing Creditors, which is a junior lien in (i) the Debtors’ real property leases, and (ii) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses, in an aggregate amount not to exceed $8 million, in all cases limited to the extent required by the Exit Facility, such lien to be expressly subordinate to the Exit Facility, on terms reasonably acceptable to the Exit Facility lenders, subject to any prior valid and enforceable liens in such assets including those liens securing the Bergen Note and of equal rank with the liens securing the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the New Public Notes; provided, however, that the Vendors’ Lien shall be subject to the same “basket” and release provisions[27] as the lien securing the New Public Notes. The Vendors’ Lien shall be administered by the Collateral Agent pursuant to the Collateral Agency Agreement between the Debtors and the Collateral Agent. The Vendors’ Lien will expire on the date 18 months following the Effective Date unless there is a then-existing default in payment of the Continuing Creditor Deferred Obligation or other extension of maturity in which case the Vendors’ Lien will continue in force until such defaults are cured or the obligation satisfied.

            c. Class 11—Convenience Claims.

Classification. Class 11 consists of all Allowed Unsecured Claims other than 11¼% Note Claims that are either: (i) less than or equal to $1,000; or (ii) all Class 10 Claims of a holder that has made the Convenience Class Election.

Impaired/Unimpaired. Unimpaired: Claims in this Class are not entitled to vote on the Plan.

Estimated Total Amount of Claims. $400,000.

Treatment. The legal, equitable and contractual rights of the holders of Class 11 Claims are unaltered by the Plan. The Disbursing Agent will distribute to holders of Class 11 Allowed Claims cash equal to the allowed amount of the Convenience Claim plus interest calculated at the rate of 2.49%28 per annum from the Petition Date through the date of payment on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii)

27 “Basket and release provisions” permit limited substitution of collateral and sales free and clear of liens with respect to property pledged as a pool to support a secured obligation. Such provisions are customary in secured public trust indentures given the difficulty of obtaining transaction specific lien releases from the dispersed holders of public debt.

28 2.49% interest is the federal judgment rate of interest on October 2, 2001, the Petition Date for Fountain View, Inc. and 19 of its direct and indirect subsidiaries.

30 days after the date on which the Convenience Claim becomes an Allowed Claim; or (iii) the date such Convenience Claim becomes due and payable in accordance with its terms.

Holders of Class 10 Claims validly making the Convenience Class Election will be treated as follows: (i) if the aggregate amount of their Allowed Class 10 Claims is equal to or less than $1,250, they will be treated in Class 11, deemed to accept the Plan, and will receive $1,000 in full and final satisfaction of all of their Allowed Class 10 Claims; or (ii) if the aggregate amount of their Allowed Class 10 Claims is in excess of $1,250, they will be treated in Class 10 under payment option 10A, deemed to have voted to accept the Plan, and will receive cash equal to 80% of such holder’s Allowed Class 10 Claims without postpetition interest.

d. Class 12—Insured Professional Liability Claims.

Classification. Class 12 consists of Claims that are insured pursuant to any of the following Prepetition Professional Liability Policies: (i) policy number B 1999CN00002000 subscribed by Certain Underwriters at Lloyd’s, London, including but not limited to St. Paul Syndicate Management Limited, American Re/Insurance Company and Great Lakes Reinsurance Company UK, each a subsidiary of Munich Re; (ii) policy number B2000CM00002004 subscribed by Certain Underwriters at Lloyd’s, London, including but not limited to St. Paul Syndicate Management Limited, American Re/Insurance Company and Great Lakes Reinsurance Company UK, each a subsidiary of Munich Re; (iii) policy number BE 357-94-52 issued by American International Specialty Lines; (iv) policy number BE 476-09-60 issued by American International Specialty Lines/AIU; (v) policy number 2004776 issued by Lexington Insurance Co./AIU; (vi) policy number P159392046 issued by CNA Health Pro; and (vii) policy number UP012395 issued by US Risk.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Estimated Total Amount of Claims. Estimated to be less than available insurance.

Treatment. Upon the later of (i) as soon as reasonably practicable after the

Effective Date, or (ii) 30 days after the date upon which the Class 12 Claim (as liquidated through settlements, the ADR Procedures, Article IV.H of the Plan to the extent permitted by applicable law, or litigation) becomes an Allowed Claim, the applicable Class 12 Allowed Claim will be paid in full in cash exclusively from the applicable Prepetition Professional Liability Policy, except to the extent of any unexhausted self-insured retention thereunder. The uninsured portion of any Class 12 Allowed Claim, if any, shall, to that extent, be reclassified as a Class 10 Allowed Claim; provided, however, that the uninsured punitive damages portion of any Class 12 Allowed Claim shall be reclassified as a Class 13 Allowed Claim.

e. Class 13—Other Subordinated Claims.

Classification. Class 13 consists of any Claim not otherwise classified under the Plan that is subject to subordination to an Allowed Claim in Classes 9, 10 or 11, or Allowed Interest in any junior class, whether by contract, by operation of law, or in accordance with equitable principles, including by operation of sections 510 or 726 of the Bankruptcy Code, including without limitation any Claim for punitive damages, fines, or penalties, including without limitation Claims under Texas Revised Civil Statutes article 4590(i) section 11.02, Texas Civil Practice and Remedies Code section 41.008, California Welfare & Institutions Code section 15657(a), California Business & Professions Code section 17200, California Civil Code sections 3294 & 3345, and California Civil Procedure Code section 1021.5, as well as any predecessor or successor laws thereto, or any similar foreign, federal, or state law or regulation or common law, from any jurisdiction, giving rise to any such Claim.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Estimated Total Amount of Claims. $0.

Treatment. When and if any Class 13 Claim becomes an Allowed Claim, the holder thereof will receive a promissory note in the form set forth in the Plan Supplement in the principal amount of such holder’s Allowed Claim issued by Reorganized Fountain View.

The promissory note will accrue interest from the date the Class 13 Claim becomes an Allowed Claim at the federal judgment interest rate in effect on the date the Class 13 Claim becomes an Allowed Claim, and shall be subordinated in right of payment to the New Public Notes, the Vendors’ Lien and the liens securing the Continuing Creditor Deferred Obligation and the Class 10 Deferred Obligation and the Exit Facility and mature on the eleventh anniversary of the Effective Date.

4. Classification and Treatment of Interests (Classes 14, 15, 16, 17, 18, & 19).

Interest holders are entities that hold ownership interests (i.e., equity interests) in a debtor. If the debtor is a corporation, persons holding preferred or common stock in the debtor are Interest holders. If the debtor is a partnership, the Interest holders include both general and limited partners.

            a. Class 14—Existing Preferred Stock.

Classification. Class 14 consists of the Existing Preferred Stock of which 15,000 shares will be issued and outstanding immediately prior to the Effective Date.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Treatment. The Existing Preferred Stock shall be cancelled and on the Distribution Date the holders thereof shall receive in exchange for each share of Existing Preferred Stock one share of New Preferred Stock; provided, however, no such holder shall receive any New Preferred Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement.

            b. Class 15—Existing Class A Common Stock.

Classification. Class 15 consists of Existing Class A Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto. One million shares of Existing Class A Common Stock will be issued and outstanding immediately prior to the Effective Date.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Treatment. The Existing Class A Common Stock and any Claims for rescission or damages related thereto shall be cancelled and on the Distribution Date the holders thereof will receive in exchange for each share of Existing Class A Common Stock one share of New Class A Common Stock of Reorganized Fountain View; provided, however, that no such holder shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement. The Class 15 Allowed Interests will be diluted by the Noteholders’ Stock Distribution.

            c. Class 16—Existing Class B Common Stock.

Classification. Class 16 consists of Existing Class B Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto. 114,202 shares of Existing Class B Common Stock will be issued and outstanding immediately prior to the Effective Date.

Impaired/Unimpaired. Impaired: Claims in this Class are deemed to have rejected the Plan.

Treatment. Class 16 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 16 Allowed Interests will neither receive nor retain any property on account of the Plan.

            d. Class 17—Existing Class C Common Stock.

Classification. Class 17 consists of Existing Class C Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto. 20,742 shares of Existing Class C Common Stock will be issued and outstanding immediately prior to the Effective Date.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Treatment. Class 17 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 17 Allowed Interests shall receive on the Distribution Date the number of New Class A Common Stock in Reorganized

Fountain View equal to the number of cancelled shares of Existing Class C Common Stock held by such entity; provided, however, that no holder of any Class 17 Interests shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement. The Class 17 Allowed Interests will be diluted by the Noteholders’ Stock Distribution.

e. Class 18—Existing Warrants.

Classification. Class 18 consists of the Existing Warrants and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto. Existing Warrants will be issued and outstanding immediately prior to the Effective Date to purchase 50,377 shares of Existing Class C Common Stock at a price of $.01 per share.

Impaired/Unimpaired. Impaired: Claims in this Class are entitled to vote on the Plan.

Treatment. Class 18 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled. On the Distribution Date, the holders of Class 18 Allowed Interests shall be issued new warrants, with substantially the same terms and conditions as the Existing Warrants and in the form provided in the Plan Supplement, for the number of shares of New Class A Common Stock in Reorganized Fountain View equal to the number of cancelled shares of Existing Class C Stock subject to issuance to that holder on account of the Existing Warrants; provided, however, that no holder of any Class 18 Interests shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement.

f. Class 19—Existing Management Incentives and Other Existing Interests.

Classification. Class 19 consists of (i) the options to purchase 23,793 shares of Existing Class C Common Stock issued to present and former directors, officers and employees (including, pursuant to Code section 510(b), any Claims for rescission or damages related thereto); and (ii) collectively, any Interests in any of the Debtors including options, warrants, and any other rights to purchase or otherwise acquire Interests, and any stock appreciation or similar rights, existing prior to the Effective Date, other than the Existing Class A Common Stock, Existing Class B Common Stock, Existing Class C Common Stock, Existing Preferred Stock, and Existing Warrants.

Impaired/Unimpaired. Impaired: Claims in this Class are deemed to have rejected the Plan.

Treatment. Class 19 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 19 Allowed Interests will neither receive nor retain any property on account of the Plan.

B. Treatment of Executory Contracts and Unexpired Leases.

1. Assumption and Assignment of Contracts and Leases.

a. Schedule of Assumed or Assigned Agreements.

On the Effective Date, the Debtors will assume the Resident Agreements and the executory contracts and unexpired leases—except for any agreements that were previously assumed or rejected by Final Order or under Bankruptcy Code section 365—that are identified on the Schedule of Assumed or Assigned Agreements attached hereto as Exhibit 10, and will assign those executory contracts and unexpired leases as further provided therein.

By the first business day that is at least twenty (20) days prior to the Confirmation Hearing Date, the Debtors will file an amended Schedule of Assumed or Assigned Agreements, and will serve the amended schedules on the non-debtor parties to the executory and unexpired leases whose treatment differs from that provided in the Exhibits attached to the Disclosure Statement. The Debtors reserve the right to further amend the Schedule of Assumed or Assigned Agreements at any time before the Confirmation Date to: (i) delete any executory contract or unexpired lease and provide for its rejection under Section III.B of the Plan; or (ii) add any executory contract or unexpired lease and provide for its assumption or assignment under this Section. The Debtors will provide notice of any amendment to the Schedule of Assumed or Assigned Agreements to the party or parties to the agreement affected by the amendment and counsel the Committees.

The Confirmation Order will constitute a Court order approving the assumption, and, as applicable, assignment, on the Effective Date, of the Resident Agreements and the executory contracts and unexpired leases then identified on the Schedule of Assumed or Assigned Agreements.

            b. Cure Payments.

The Schedule of Assumed or Assigned Agreements also identifies any amounts that the Debtors believe Bankruptcy Code sections 365(b)(1)(A) or (B) require be paid in order to cure defaults under the executory contracts and unexpired leases to be assumed or assigned under the Plan. The Debtors will file an amended Schedule of Assumed or Assigned Agreements not later than 20 days before the Confirmation Hearing Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed or assumed and assigned under Section III.A of the Plan. The Debtors reserve the right to further amend the Schedule of Assumed or Assigned Agreements, including modifying the cure amounts, up to the Confirmation Date. There are no Cure Payments to be made with respect to the Resident Agreements.

As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed or assigned under this Plan will be satisfied in one of the following three ways: (i) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the Cure Payments, as set forth on the Schedule of Assumed or Assigned Agreements, in cash within 10 days after the Effective Date; (ii) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtors and the non-debtor party to an executory contract or unexpired lease that will be assumed or assigned, including, with respect to the applicable Medicare provider agreements, the terms of the CMS Stipulation; or (iii) if a dispute arises regarding (a) the amount of any proposed Cure Payments, (b) whether the Debtors have provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed or assigned, or (c) any other matter pertaining to a proposed assumption or assignment; then the proposed Cure Payments will be made within 30 days after entry of a

Final Order resolving the dispute and approving the assumption or assignment.

            c. Objections to Assumption or Assignment or Proposed Cure Payments.

Any party to an executory contract or unexpired lease that will be assumed or assumed and assigned under the Plan who either contends that the proposed Cure Payment specified on the Schedule of Assumed or Assigned Agreements is incorrect or otherwise objects to the contemplated assumption or assignment must File with the Court and serve upon the Debtors, Debtors’ Counsel, and counsel to the Committees, a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be Filed and served by the later of: (i) twenty (20) days before the Confirmation Hearing Date; or (ii) with respect to objections relating to an executory contract or unexpired lease added to the Schedule of Assumed or Assigned Agreements by an amendment, or with respect to any changed cure amount, ten (10) days after the Debtors file and serve any amendments to the Schedule of Assumed or Assigned Agreements Any entity that fails to timely File and serve such a statement and declaration will be deemed to waive any and all objections to the proposed assumption or assignment and the proposed Cure Payments.

            d. Liens with Respect to Assumed Contracts and Leases Pursuant to the Exit Facility and Plan.

As of the Effective Date, the Reorganized Enterprise and the Debtors are authorized to grant liens to secure the Exit Facility, the New Public Notes, the Class 10 Deferred Obligations, the Continuing Creditor Deferred Obligations, and the Vendors’ Lien, in accordance with the terms of the Exit Facility Closing Documents, the indenture pursuant to which the New Public Notes are to be issued, and the agreement between the Collateral Agent and Reorganized Fountain View, in the Debtors’ interests in all unexpired real property leases (and, as applicable, executory contracts) included on the Schedule of Assumed or Assigned Agreements, notwithstanding anything to the contrary in otherwise applicable law or in any such lease. The Debtors or the Reorganized Enterprise are authorized to execute such documents and memoranda and record such instruments as may be appropriate to perfect such liens under otherwise applicable law.

        2. Rejection of Contracts and Leases.

            a. Schedule of Rejected Agreements.

On the Effective Date, the Debtors will reject the executory contracts and unexpired leases on the Schedule of Rejected Agreements attached hereto as Exhibit 11—except for any agreements that were previously assumed or rejected by Final Order or under Bankruptcy Code section 365 or that will be assumed under Section III.A of the Plan—but only to the extent that these agreements constitute executory contracts or unexpired leases under Bankruptcy Code section 365. (Listing an agreement on the Schedule of Rejected Agreements is not an admission that the agreement is an executory contract or unexpired lease or that the Debtors have any liability under the agreement.)

The Debtors reserve the right to amend the Schedule of Rejected Agreements at any time before the Confirmation Date to: (i) delete any executory contract or unexpired lease and provide for its assumption or assignment under Section III.A of the Plan; or (ii) add any executory contract or unexpired lease and provide for its rejection under Section III.B of the Plan. The Debtors will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment and counsel to the Committees.

The Confirmation Order will constitute a Court order approving the rejection, as of the Effective Date, of any and all of the agreements that the Debtors executed before the Petition Date—except for any agreements that were previously assumed or rejected either by a Final Order or under Bankruptcy Code section 365 or that will be assumed under Section III.A of the Plan—including without limitation the executory contracts or unexpired leases identified on the Schedule of Rejected Agreements.

            b. Bar Date for Rejection Damage Claims.

Any rejection damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed with the Court and served upon Debtors’ Counsel and the Reorganized Enterprise within 30 days after the mailing of notice of entry of the Confirmation Order at which time the holder of the Claim shall elect between payment option 10A or 10B, if applicable, by delivering to the Debtors’ counsel and the Reorganized Enterprise a written notice of election of option 10A or 10B. Holders of timely Filed rejection damages Claims that fail to make a timely election shall receive treatment under payment option 10B. Any such damage Claims that are not timely Filed and served will be forever barred and unenforceable against the Debtors, the Estates, the Reorganized Enterprise, and their respective property; and entities holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other damage Claims. Nothing herein extends the Bar Date applicable to any contract or lease rejected otherwise than under the Plan or for any Claim other than one arising directly as a result of the rejection of a contract or lease under the Plan.

        3. Postpetition Contracts and Leases.

Except as expressly provided in the Plan or the Confirmation Order, each contract, lease, or other agreement that any of the Debtors entered into after the Petition Date will either revest in Reorganized Fountain View, Reorganized Summit Care Pharmacy, or the Other Reorganized Debtors, or be assigned to a Post-Effective Date Subsidiary pursuant to the terms of the Corporate Restructuring Closing Documents. These agreements will then become obligations solely of the entities so designated in the Corporate Restructuring Closing Documents and will remain in full force and effect after the Confirmation Date and the Effective Date. The CMS Stipulation and the TDHS Settlement will be binding on the Reorganized Enterprise in accordance with their terms notwithstanding anything else to the contrary in the Plan.

    C. Means of Execution and Implementation of the Plan and Other Provisions.

Except as otherwise specifically provided in the Plan, Fountain View, Inc., and, after the Effective Date, Reorganized Fountain View, shall serve as the duly authorized agent of the Debtors, the Estates, and the Reorganized Enterprise for the purposes of performing and consummating the Plan pursuant to the Bankruptcy Code.

1. Substantive Consolidation.

As of the Effective Date, solely for the purposes of the Plan, the assets, claims, and affairs of the Debtors and the Estates shall be substantively consolidated pursuant to Bankruptcy Code section 105(a). As a result of the substantive consolidation, on the Effective Date, all property, rights, and claims of the Debtors and the Estates, and all Claims against the Debtors and the Estates shall be deemed pooled for purposes of allowance, treatment, and distributions under the Plan and multiple proofs of Claim on account of any Claim upon which any of the Debtors are co-obligors or guarantors or otherwise may be contingently liable shall without necessity of objection by any party be deemed to constitute a single proof of Claim entitled to a single satisfaction from the substantively consolidated Estates in accordance with the terms of the Plan; the duplicative Claims being otherwise deemed disallowed. Further, as a result of this substantive consolidation, all Claims between and among the Debtors and the Estates shall be cancelled without being entitled to any distribution under the Plan.

The Debtors believe that substantive consolidation is reasonable and appropriate to the orderly, efficient, and economical administration of the Estates for the following reasons: (i) the Debtors’ operations and accounting functions were centralized and directed in a coordinated fashion; (ii) the operations of some Debtors were not strictly accounted for on a separate basis; (iii) property of one Debtor was commonly used by another Debtor without compensation; (iv) all of the Debtors are co-obligated on the secured debt outstanding under the Prepetition Credit Agreement and the 11¼% Notes, which collectively constitute approximately 95% of the Claims against the Debtors; and (v) allocating the value available under the Plan to the Agent and the Lenders and then to holders of Unsecured Claims in the various Estates would be very difficult, costly, and of no practical importance given that the Plan provides for payment in full of any and all Claims against the Debtors.

2. Corporate Restructuring Plan.

On the Effective Date, the Debtors will consummate the transactions contemplated in the Corporate Restructuring Plan discussed in Section IX.D.2 above. Upon consummation of the Corporate Restructuring Plan, all of the Business Assets shall be held by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries, in accordance with the Corporate Restructuring Plan, free and clear of all liens, Claims, encumbrances, and Interests, except as otherwise provided in the Plan. Reorganized Fountain View will own directly or indirectly 100% of the equity interests in Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries. The Debtors (other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors) will, following consummation of the Corporate Restructuring Plan, cease their independent existence through dissolution or merger.

3. Securities to be Issued Under the Plan.

a. New Preferred Stock.

Reorganized Fountain View will issue 15,000 shares of the New Preferred Stock, which will be outstanding as of the Effective Date. The New Preferred Stock to be issued and reserved under the Plan shall have the same attributes as the Existing Preferred Stock, except that Reorganized Fountain View’s articles of incorporation will be amended in the form provided in the Plan Supplement to prohibit the issuance of non-voting equity securities. Pursuant to those amended and restated articles of incorporation, the holders of New Preferred Stock shall have one-tenth of a vote per share of New Preferred Stock on all matters requiring a shareholder vote. The New Preferred Stock shall not be convertible into New Class A Common Stock. The holders of New Preferred Stock shall be bound by the Stockholders’ Agreement.

b. New Class A Common Stock.

Reorganized Fountain View will issue 1,073,274 shares of the New Class A Common Stock, which will be outstanding as of the Effective Date. The New Class A Common Stock to be issued and reserved under the Plan shall have the following attributes:

a. Authorization and Issuance. Reorganized Fountain View’s articles of incorporation will authorize the issuance of 1,500,000 shares of New Class A Common Stock, subject to further amendment after the Effective Date.

b. Par Value. The New Class A Common Stock shall have a par value of $0.01 per share.

c. Rights. The New Class A Common Stock shall have such rights with respect to dividends, liquidations, voting, and other matters as are set forth in Fountain View, Inc.’s articles of incorporation, as amended, restated, and Filed with the Court in the Plan Supplement, and as otherwise provided by applicable law. The holders of the New Class A Common Stock will be bound by the Stockholders’ Agreement.

c. New Public Notes.

As discussed in more detail in Section X.A.3.a above, Reorganized Fountain View will issue approximately $100 million in New Public Notes under the Plan to holders of Class 9 Allowed Claims, which will be guaranteed by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries (except for any special purpose entities formed for insurance coverage purposes) to the extent permitted by the Exit Facility.

d. New Warrants.

On the Distribution Date, the holders of Existing Warrants shall be issued new warrants, with substantially the same terms and conditions as the Existing Warrants and in the form provided in the Plan Supplement, for the number of shares of New Class A Common Stock in Reorganized Fountain View equal to the number of cancelled shares of Existing Class C Common Stock subject to issuance to that holder on account of the Existing Warrants; provided, however, that no holder of any Class 18 Interests shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement.

e. Amendments to the Stockholders’ Agreement.

On or before the Effective Date, the Stockholders’ Agreement shall be amended so as to provide that all of the shares of New Class A Common Stock held by the holders of the Class 9 Allowed Claims (the “Noteholder Stock”) shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder (as that term is defined in the Stockholders’ Agreement); provided, however, that notwithstanding any provision contained in the Stockholders’ Agreement to the contrary, no holder of the Noteholder Stock will be entitled to (i) receive, except as otherwise provided in the Indenture, the reports, securities filings and other information described in Section 7.02 of the Stockholders’ Agreement; or (ii) exercise the right of inspection afforded to Qualified Stockholders under Section 7.03 of the Stockholders’ Agreement. Except as limited by the sentence immediately preceding, the holders of the Noteholder Stock shall be entitled to all of the rights, and shall be subject to all of the obligations otherwise applicable to Qualified Stockholders under the Stockholders’ Agreement.

The Stockholders’ Agreement will also be amended to provide that a clause will be added to Section 7.11 of the Stockholders’ Agreement providing that no waiver, modification, or amendment of the Stockholders’ Agreement shall be valid or binding unless such waiver, modification, or amendment is in writing and is approved by a majority of holders of Noteholder Stock as to which the effect of such waiver, modification, or amendment (A) differs in a material and adverse manner from the effect on Heritage (as defined in the Stockholders’ Agreement), or (B) would eliminate any of the material rights of such holders of Noteholder Stock provided for in the Stockholders’ Agreement or create any material additional obligation for such holders of Noteholder Stock. Section 7.11 of the Stockholders’ Agreement will also provide that any waiver, modification, or amendment which requires any Investor (as defined in the Stockholders’ Agreement), Management Stockholder (as defined in the Stockholders’ Agreement), or holder of Noteholder Stock to make additional cash contributions to the Company (as defined in the Stockholders’ Agreement) shall require the consent of such Investor, Management Stockholder, or holder of Noteholder Stock.

f. Amendment to Articles of Incorporation.

Reorganized Fountain View’s articles of incorporation will be amended in the form provided in the Plan Supplement to eliminate Class B Common Stock and Class C Common Stock and prohibit the issuance of nonvoting equity securities. Reorganized Summit Care Pharmacy’s and the Other Reorganized Debtors’ articles of incorporation will be amended in the form Filed with the Plan Supplement to, inter alia, prohibit the issuance of nonvoting equity securities.

4. Exit Facility.

On the Effective Date, the Debtors will consummate the transactions contemplated in the Exit Facility Commitment Letters. The Disbursing Agent shall use the proceeds of the Exit Facility together with the Bank Midwest Advance and the Debtors’ cash and cash equivalents on hand to fund payments under the Plan as follows:

•	Payments in satisfaction of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Priority Claims and required cure amounts in respect of unimpaired Claims;

•	Payments in satisfaction of Allowed Claims in Classes 3, 5, 7, 8, and 11;

•	Payments in partial satisfaction of Allowed Claims in Class 6;

•	Payments in satisfaction of Allowed Claims in Class 10 electing payment option 10A;

•	Payments in partial satisfaction of Allowed Claims in Class 10 electing (or deemed to elect) payment option 10B;

•	Payment of the Initial Cash Payment in partial satisfaction of Allowed Claims in Class 9; and

•	Retention of sufficient funds to meet the Reorganized Enterprise’s working capital needs after the Effective Date.

The closings of the Exit Facility and the Corporate Restructuring Plan are integral and necessary conditions and terms of the Plan.

5. The Collateral Agent.

a. Designation of the Collateral Agent.

The Collateral Agent shall be designated by the Creditors’ Committee with the prior consent of the Debtors, which consent shall not be unreasonably withheld, pursuant to the terms and conditions of the Collateral Agency Agreement submitted by the Debtors in the Plan Supplement and reasonably acceptable to the Creditors’ Committee. The Collateral Agency Agreement shall provide that financial and business information concerning Reorganized Fountain View provided to the indenture trustee for the New Public Notes that is not otherwise publicly available shall be concurrently provided to the Collateral Agent so long as any Class 10 Deferred Obligation remains outstanding.

b. Powers and Duties.

The Collateral Agent shall have the following rights, powers, and duties pursuant to the Collateral Agency Agreement (and such related documents as are necessary to evidence and perfect the liens created to secure the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Venders’ Lien under otherwise applicable non-bankruptcy law):

•	The Collateral Agent may employ counsel reasonably acceptable to the Debtors. The reasonable costs, fees, and expenses of counsel for the Collateral Agent shall be paid by the Reorganized Enterprise;

•	The Collateral Agent may exercise rights and remedies in accordance with the terms of the Collateral Agency Agreement upon (i) default by the Reorganized Enterprise in the payment of the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, or the obligations securing the Vendors’ Lien (in any case, following five (5) business days notice and failure to cure); (ii) acceleration or any exercise of remedies by any party under the Exit Facility, the New Public Notes, or any comparable obligation following a default under such agreement; or (iii) the filing of a bankruptcy case by Reorganized

Fountain View; and

•	The Collateral Agent may file suit or any appropriate motion for relief in the Court or in any other court of competent jurisdiction to exercise its rights, powers, or duties, or to receive compensation or its counsel’s compensation under the Collateral Agency Agreement.

All functions and procedures applicable to the Collateral Agent not expressly set forth in the Plan shall be governed by the provisions of the Collateral Agency Agreement.

6. Revesting of Assets.

Except as otherwise provided in the Plan, the Corporate Restructuring Plan, the Exit Facility Closing Documents, or in any other agreements contemplated under the Plan, on the Effective Date, all property of the Estates shall vest in the Reorganized Enterprise, free and clear of all Claims, liens, encumbrances, and other Interests. From and after the Effective Date, the Reorganized Enterprise may operate the businesses and use, acquire, and dispose of property without supervision by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

7. Preservation of Causes of Action.

Except as expressly released under the Plan, pursuant to Bankruptcy Code section 1123(b), the Reorganized Enterprise shall be vested with and shall retain and may enforce any claims, rights, and causes of action that the Debtors or the Estates may hold or have against any entity, including without limitation, the Avoidance Actions.

Any such rights shall be retained by the Reorganized Enterprise free and clear of all Claims and Interests, and the Reorganized Enterprise may pursue the Avoidance Actions or any other such claims, rights, and causes of action that the Debtors or the Estates may hold or have against any entity, in accordance with its best interests.

8. Objections to Claims and Interests.

Except as otherwise provided in Section II.B of the Plan (regarding allowance of Administrative Claims), objections to any Claims or Interests shall be filed and served upon the holder of such Claim or Interest no later than the date that is the later of (i) nine months after the Effective Date, unless extended by the Court; or (ii) nine months after the date on which a proof of Claim or Interest has been filed, unless extended by the Court. After the Effective Date, only the Reorganized Enterprise shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims and Interests. The Reorganized Enterprise may file, settle, compromise, withdraw, or litigate to judgment such objections without further order of the Court.

The Plan provides for the Court to enter an injunction pursuant to the Confirmation Order, providing that the commencement or continuation of all personal injury or wrongful death actions will be enjoined from proceeding except in conformity with the ADR Procedures (or, as applicable, the Code’s claim adjudication process). Pursuant to the Plan and the Confirmation Order, the ADR Procedures will apply to all personal injury or wrongful death actions that are based on Claims that arose prior to the Confirmation Date. Relief from the injunction established by the Confirmation Order will not be granted unless (i) both the entity seeking relief from the injunction and the Reorganized Enterprise certify in writing that they have attempted to settle their dispute in good faith pursuant to the ADR Procedures, and, notwithstanding the completion of the ADR Procedures, they have failed to reach a settlement; or (ii) the entity seeking relief from the injunction established by the Confirmation Order otherwise establishes good cause not to follow the ADR Procedures under the circumstances of the particular case.

Attached hereto as Exhibit 8 is the Schedule of Disputed Claims setting forth the Class 10 and Class 11 Claims to which the Debtors intend to object. Except as otherwise expressly provided in Section IV.H of the Plan, in voting on the Plan, creditors may not rely on the absence of an objection to their proofs of Claim or the absence of their proof of Claim from Exhibit 8 as any indication that the Debtors, the Committees, or other parties in interest, ultimately will not object to the amount, priority, security, or allowability of their Claims. Moreover, except as otherwise expressly provided in the Plan or by written stipulation Filed with the Court, the

Debtors reserve, and intend that the Reorganized Enterprise shall prosecute, all objections to Claims and counterclaims they may have with respect to Claims asserted against them, and further reserve, and intend that the Reorganized Enterprise shall prosecute, claims of the Debtors and the Estates (including rights to affirmative recovery, rights to subordinate claims, and rights to avoid transfers). In particular, creditors should anticipate that the Reorganized Enterprise may object to any Claim asserted in an amount greater than the amount set forth in the Schedules. Notwithstanding anything else to the contrary herein, with respect to Class 10 Claims and Class 11 Claims, the Debtors and the Reorganized Enterprise may only object to a Claim if it is listed on Exhibit 8 (Schedule of Disputed Claims) hereto (as such exhibit may be subsequently amended through the date the Debtors serve the Disclosure Statement upon creditors and interest holders), (ii) not timely Filed, or (iii) duplicative of another Claim that is not objected to.

If you have any questions regarding whether the Debtors or the Reorganized Enterprise may assert claims, rights or causes of action, or any rights of subordination against you and/or with respect to your Claims against the Debtors or the Estates, or if you have any questions regarding potential objections to your Claims against the Debtors or the Estates, you may submit those questions in writing to:

Klee, Tuchin, Bogdanoff & Stern LLP

Attn: Brendt C. Butler, Esq.

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067

Facsimile: (310) 407-9090

        9.    Cancellation of Interests.

On the Effective Date, all Interests in the Debtors other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors will be deemed cancelled or extinguished pursuant to Section IV.J of the Plan.

        10.    Full Satisfaction.

The Disbursing Agent shall make, and each holder of a Claim shall receive, the distributions provided for in the Plan in full satisfaction and discharge of such Claim.

11. Setoff, Recoupment, and Other Rights.

Notwithstanding anything to the contrary contained in the Plan, the Reorganized Enterprise may—but shall not be required to—setoff, recoup, assert counterclaims, or withhold against the distributions to be made pursuant to this Plan on account of any Allowed Claim, any claims that the Debtors, the Estates, or the Reorganized Enterprise may have against the entity holding the Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against the Debtors, the Estates, or the Reorganized Enterprise, nor any partial or full payment during the Reorganization Cases or after the Effective Date with respect to any Allowed Claim, shall constitute a waiver or release by the Debtors, the Estates, or the Reorganized Enterprise of any claim that they may possess against such holder.

12. Conditions to Effectiveness of the Plan.

a. Conditions.

The Plan shall not become binding unless and until the Effective Date occurs. The Effective Date is the first Business Day that, as determined by the Debtors in their reasonable discretion, is a Business Day (i) that is at least eleven days after the Confirmation Date; (ii) on which no stay of the Confirmation Order is in effect; and (iii) on which all of the following conditions have been satisfied or waived in writing in accordance with Section X.C.12.b below:

a.    The Confirmation Order shall be entered in a form reasonably acceptable to the Debtors and the lender providing the Exit Facility;

b.    All the conditions to the execution and enforceability of the Exit Facility Closing Documents and the Corporate Restructuring Closing Documents shall have been satisfied or waived and the Exit Facility lenders shall have funded the Exit Facility;

c.    The Collateral Agent shall have been duly appointed and qualified to serve and all the conditions to the execution and enforceability of the Collateral Agency Agreement (which shall be in a form reasonably acceptable to the Debtors and the Creditors’

Committee) shall have been satisfied or waived; and

d. The indenture trustee for the New Public Notes shall have been duly appointed and qualified to serve under the indenture governing the New Public Notes (which shall be in a form reasonably acceptable to the Debtors and the Noteholders’ Committee).

b. Waiver of Conditions.

The requirement that the conditions to the occurrence of the Effective Date be satisfied, as specified above, may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, in writing by the Debtors. To be effective, such written waiver or extension must be Filed with the Court, and in the case of condition (c) and (d) above, in a form reasonably acceptable to the Creditors’ Committee and the Noteholders’ Committee, respectively. The failure to satisfy or waive any of such conditions may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed ongoing and assertable at any time.

D. Miscellaneous Provisions.

1. Limitation of Liability.

a. For Solicitation or Participation.

Pursuant to section 1125(e) of the Code, entities that solicit acceptances or rejections of the Plan and/or participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

b. For Actions in Connection with Plan and Related Matters.

To the maximum extent permitted by law, none of the Debtors, the Estates, the Reorganized Enterprise, the Committees, or any of their employees, officers, directors, attorneys, agents, members, or representatives, or professional advisors employed or retained by any of them, whether or not pursuant to a Final Order of the Court, shall have or incur any liability to any entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, or confirming the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

c. No Admissions.

Notwithstanding anything to the contrary in the Plan, if the Plan is not confirmed or the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (i) be deemed to be an admission by any Debtor with respect to any matter set forth in the Plan, including, without limitation, liability on any Claim or the propriety of any Claim’s classification; (ii) constitute a waiver, acknowledgment, or release of any claims by or against, or any Interests in, any Debtor; or (iii) prejudice in any manner the rights of the Debtors, the Estates, or any creditors in any further proceedings.

2. Dissolution of Committees.

On the Effective Date, the Committees and any other committee appointed pursuant to Bankruptcy Code section 1102 shall be released and discharged from the rights and duties arising from or related to the Reorganization Cases, except with respect to final applications for professionals’ compensation and objections thereto. The professionals retained by the Committees and any other committee appointed pursuant to Bankruptcy Code section 1102 and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by any professionals or committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely Filed after the Effective Date and objections thereto as provided in the Plan, as approved by the Court.

3. Exemption from Certain Transfer Taxes.

In accordance with Bankruptcy Code section 1146(c), neither the issuance,

transfer, exchange of a security, nor the delivery of an instrument of transfer under the Plan or the Corporate Restructuring Plan shall be taxed under any law imposing a stamp or similar tax. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of such tax or other governmental assessment.

4. Modifications of the Plan.

Subject to the conditions and terms of the Exit Facility Closing Documents and restrictions set forth in Bankruptcy Code section 1127, the Debtors and the Reorganized Enterprise reserve the right to alter, amend, or modify the Plan before its substantial consummation.

5. Revocation of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is not confirmed or the Effective Date does not occur—either because the Debtors revoked or withdrew the Plan or for any other reason—the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (i) waive or release any claims by or against, or any Interests in, the Debtors; or (ii) prejudice in any manner any rights that the Debtors, the Estates, or any creditors or equity security holders have in any further proceedings.

E. Effect of Confirmation of the Plan.

1. Discharge and Injunction.

The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Estates, or the Reorganized Enterprise, and any of their property; and holders of Claims or Interests are not allowed to enforce their rights with respect to prepetition Claims or Interests outside the terms of the Plan. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective

Date: (i) the Debtors, the Estates, and the Reorganized Enterprise, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, demands, liabilities, Claims, and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, regardless of whether or not (a) a proof of Claim or proof of Interest based on such debt or Interest is filed or deemed filed; (b) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of a Claim or Interest based on such debt or Interest has or has not accepted the Plan; and (ii) all entities shall be precluded from asserting against the Debtors, the Estates, and the Reorganized Enterprise, and their property any other or further Claims or Interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code. Such discharge shall void any judgment against the Debtors obtained at any time to the extent that such judgment is a determination of the personal liability of any of the Debtors.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all entities who have held, currently hold, or may hold a debt, Claim, or Interest discharged, pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Estates, the Reorganized Enterprise, or their property in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan, the ADR Procedures, or the Confirmation Order; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Estates, the Reorganized Enterprise, or their property; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Estates, the Reorganized Enterprise, or their property to enforce a Claim that arose prepetition; (iv) asserting any setoff, right of subrogation, or recoupment of any kind (other than as expressly provided by the Plan with respect to claims of setoff preserved pursuant to section 553 of the Code) against any obligation due to the Debtors, the Estates, the Reorganized Enterprise, or their property; (v) enforcing any contractual or legal right of subordination inconsistent with the terms of the Plan; and (vi) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan, the ADR Procedures, or the Confirmation Order. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

2. Payment of Statutory Fees.

The Disbursing Agent shall pay all fees due under 28 U.S.C. § 1930 in accordance with Section II.B.1 of the Plan.

3. Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order or occurrence of the Effective Date, the Court shall retain jurisdiction over the Reorganization Cases after the Effective Date to the fullest extent provided by law as set forth in Section VI.C of the Plan.

XI.

FINANCIAL INFORMATION

A. Introduction.

This Section provides summary information concerning the actual financial performance of the Debtors from past audited financial statements and a summary of the Debtors’ projections for the next five years. Finally, the following discusses the estimated going concern valuation of the Debtors based on information available at the time of the preparation of this Disclosure Statement.

The financial projections assume that the Plan will be confirmed and consummated in accordance with its terms. The projections assume an Effective Date of July 31, 2003, with Allowed Claims and Interests treated in accordance with the Plan.

Expenses incurred as a result of the Reorganization Cases are assumed to be paid upon the Effective Date of the Plan. If the Debtors do not emerge from chapter 11 by July 31, 2003, additional restructuring expenses will be incurred until such time as a plan of reorganization is effectuated. These expenses could impact the Debtors’ results of operations and cash flows.

B. Financial Projections and Feasibility.

Exhibit 3 hereto provides consolidated financial projections for the Debtors and the Reorganized Enterprise including projected balance sheets, cash flow statements, and income and expenses statements (collectively, the “Projections”). The Projections project financial information on an annual basis for fiscal years 2003 through 2007.

The Projections have been prepared by or under the direction of the Debtors. To the best of the Debtors’ knowledge, the projections present the projected financial results of the Debtors and the Reorganized Enterprise for the periods projected, subject to the various assumptions set forth therein. Readers are urged to review carefully all of the notes and assumptions included with the projections and to consult with their own financial and legal advisors regarding the same.

The Projections are based upon a variety of estimates and assumptions, which though considered reasonable at the time they were prepared, may not be realized and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Debtors’ control. The Debtors caution that no representations can be made as to the accuracy of the Projections or the Reorganized Enterprise’s ability to achieve the projected or illustrated results. As some assumptions inevitably will not materialize, events and circumstances occurring after the date on which the projections were prepared, but which were not then known to the Debtors, may differ materially from those assumed. The Projections, therefore, may not be relied upon as a guarantee or other assurance of actual results. See Section XIV for a more detailed explanation of the risk factors associated with the Projections.

The Debtors do not, as a matter of course, publish their projections, business plans or strategies, anticipated financial position or results of operations. Accordingly, the Debtors do not intend to, and disclaim any obligation to, furnish updated business plans or projections of the Reorganized Enterprise at any time prior to or after the Effective Date. The Projections and Plan feasibility are matters subject to continuing review and the parties’ right to assert objections on the ground that the Plan is likely to be followed by need for liquidation or a need for further financial reorganization other than as provided in the Plan are reserved and may be asserted in connection with the confirmation of the Plan.

To assist the reader in understanding the Debtors’ recent and projected operating performance, attached hereto as Exhibit 4 are the Debtors’ most recent audited financial statements.

C. Securities Laws Matters.

The securities law considerations detailed below pertain to the issuance of the New Public Notes, New Class A Common Stock, New Preferred Stock, and the new warrants (to the extent they are deemed issued under the Plan) (the “Securities”). The following discussion relates to certain securities laws that restrict transfers of securities and may be applicable to transfers of the Securities subsequent to their issuance under the Plan.

To the extent set forth herein, the Debtors will rely on Bankruptcy Code section 1145(a) to exempt from registration under the Securities Act of 1933 (the “Securities Act”) and any applicable state securities laws the issuance of the Securities pursuant to the Plan. The Debtors have not filed (and do not intend to file) a registration statement under the Securities Act or any other federal or state securities laws with respect to the issuance of any Securities. Generally, Bankruptcy Code section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or an affiliate or successor to the debtor) under a plan of reorganization; (ii) the recipient of the securities holds a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient’s claim against or interest in the debtor, or are issued “principally” in such exchange and “partly for cash or property.”

The Securities distributed under the Plan, pursuant to the exemption provided under Bankruptcy Code section 1145, may be resold by the holders thereof without violating the federal securities laws,29 except for any such holder that is deemed to be an “underwriter” as defined in Bankruptcy Code section 1145(b)(1). Generally, Bankruptcy Code section 1145(b)(1) defines an “underwriter” as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest; (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities; (iii) offers to buy securities issued pursuant to a plan or reorganization from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities; or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term “issuer” includes all persons who, directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to “control” such debtor (and therefore be an underwriter for purposes of Bankruptcy Code section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor’s (or its affiliate’s or successor’s) voting securities. Any person that is an “underwriter” but not an “issuer” with respect to an issue of securities is entitled to engage in exempt “ordinary trading transactions” within the meaning of Bankruptcy Code section 1145(b).

Holders of Securities that are deemed to be “underwriters” within the meaning

29    The New Class A Common Stock and/or New Preferred Stock will, however, be subject to certain contractual restrictions on transfer contained in the Stockholders’ Agreement and Reorganized Fountain View’s articles of incorporation.

of Bankruptcy Code section 1145(b)(1) or that may otherwise be deemed to be “underwriters” of, or to exercise “control” over, Reorganized Fountain View within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A promulgated under the Securities Act are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities which are not securities of the same class of securities then listed on a national securities exchange or quoted in a U.S. automated interdealer quotation system (e.g., NASDAQ). Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons, any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers.

At the Confirmation Hearing, the Debtors will request that the exemption provided under Bankruptcy Code section 1145 from the requirements of Section 5 of the Securities Act, 15 U.S.C. § 77e, and any state or local law requiring registration or qualification for the offer or sale of a security, shall apply to the issuance by Reorganized Fountain View of Securities pursuant to the Plan.

Because of the complex, subjective nature of the question of whether a particular person may be an underwriter, the Debtors make no representation concerning the ability of any person to dispose of the Securities. The Debtors recommend that all recipients of the Securities consult with legal counsel concerning their ability to dispose of their Securities in light of the Stockholders’ Agreement and applicable laws (including, in particular, securities laws).

XII.

LIQUIDATION ANALYSIS

Bankruptcy Code section 1129(a)(7) requires that each holder of a Claim or Interest in an impaired Class either (i) accept the Plan; or (ii) receive or retain under the Plan cash or property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

In a chapter 7 case, a trustee or trustees would be elected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid from the proceeds of sale of the properties securing their validly perfected liens. If any assets are remaining after the satisfaction of secured claims, administrative expenses generally are next to receive payments, followed by priority claims. General unsecured claims are paid from any remaining sales proceeds according to their rights to priority. Finally, interest holders receive the balance that remains, if any, after all general unsecured creditors are paid with interest at the applicable federal judgment interest rate of 2.49% per annum.

Thus, for the Court to confirm the Plan, the Court must find that all creditors and shareholders who do not accept the Plan will receive at least as much under the Plan as such creditors and shareholders would receive under a hypothetical chapter 7 liquidation. The Debtors believe that the Plan satisfies this requirement.

The analysis of a forced liquidation by the Debtors is attached hereto as Exhibit 5 (the “Liquidation Analysis”). The Liquidation Analysis assumes the following:

•	The Estates would be substantively consolidated under chapter 7 in light of the administrative difficulties of allocating trade payables recorded on the Debtors’ centralized ledger system, the Debtors’ centralized cash management system, and the fact that the Debtors are all liable jointly or as guarantors for approximately 95% of the total debt.

•	The chapter 7 trustee would immediately cease the business operations of the Debtors;

•	The ability of the Debtors to collect receivables would decrease substantially;

•	The expenses involved in closing the Debtors’ businesses would be massive and would include employee severance costs; costs of rejecting executory contracts and leases; substantial expenses of the chapter 7 trustee; greatly increased administrative costs; and costs of transferring the care of patients to other providers;

•	Although the Debtors might be able to recover certain payments as preferences, the Debtors would incur administrative expenses in recovering preferences;

The debt under the Prepetition Credit Agreement and the Indenture (an aggregate amount of approximately $214 million) would continue to be a liability of each individual Debtor.

Specifically, the Liquidation Analysis projects that all holders of Unsecured Claims and Interests (i.e., Classes 9, 10, 11, 12) would receive between zero and 34 cents on the dollar in the event that the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code. As shown in the Liquidation Analysis, in a chapter 7 liquidation, the only assets that would be available to satisfy Unsecured Claims would result from the Debtors’ current assets (described in Section VIII.F). These entities would, however, be sharing with the Class 9 Claim of the holders of the 11¼% Notes (approximately $133 million) in a mid-case liquidation scenario, and only after the satisfaction of Administrative Claims (including U.S. Trustee fees, chapter 7 Administrative Claims, chapter 11 Administrative Claims), Secured Claims, Priority Claims, and Priority Tax Claims. In a chapter 7 scenario, Interests (Classes 14, 15, 16, 17, 18, and 19) would not receive any consideration.

In contrast, under the Plan, entities holding Allowed Claims will receive payment in full with postpetition interest, and entities holding Interests in Class 14, 15, 17, and 18 will retain their Interests or obtain other Interests in accordance with applicable law. Thus, as shown in Exhibit 5, the Liquidation Analysis projects that all creditors and Interest holders will receive at least as much under the Plan as they would receive under a chapter 7 liquidation and that, in fact, most creditors and Interest holders will receive far better treatment under the Plan than in a chapter 7 liquidation.

The Debtors have estimated the liquidation values of their assets based upon the most accurate information that is currently available. Because those estimates are a prediction of what could be obtained in the future if such assets were liquidated, there is no way to guarantee that the estimates are accurate. It is possible that the actual liquidation of the assets would generate either more or less than the estimated values set forth in Exhibit 5.

XIII.

ASSETS AND LIABILITIES OF THE ESTATES

A. Assets.

Information regarding the Estates’ assets is set forth in Section VIII.F above.

B. Liabilities.

The estimated amount of the Estates’ liabilities is set forth in Section VIII.F.

C. Reorganization Value.

In connection with confirmation of the Plan, the Court may be requested to determine the “reorganization value” of the Reorganized Enterprise on the Effective Date. The reorganization value of an enterprise often is utilized for purposes of evaluating the consideration that creditors and stockholders will receive under the Plan. Reorganization value has been defined as follows:

a forecast of future earnings converted to present value by a capitalization or discount rate. This capitalization or discount rate reflects the expected annual rate of return on an investment and the choice of this rate is a question of judgment which must be reasonably related to the rates of return generally expected by investors from comparable investment opportunities.

In re Equity Funding Corp., 391 F.Supp. 768, 772 (C.D. Cal. 1974).

The estimated reorganization value of the Debtors on a consolidated going concern basis as of an assumed Confirmation Date of July 31, 2003 is set forth in Exhibit 6 hereto. The Debtors believe that a determination of reorganization value is the proper means of valuing the Debtors for purposes of confirmation, to the extent that such a valuation is necessary.

The valuation set forth in Exhibit 6 reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the amount of available cash, and market conditions as of the date hereof continuing through the assumed Effective Date, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein and set forth in Exhibit 6.

The estimated reorganization value assumes that the Reorganized Enterprise continues to operate independently as a going concern and the capital markets remain unchanged as of the Effective Date. This estimate was developed solely for purposes of formulation of a plan of reorganization and implied relative recoveries to creditors and interest holders thereunder. Such estimate does not purport to reflect or constitute an appraisal, liquidation value, or estimate of the actual market value that may be realized through the transactions contemplated in the Plan, which may be significantly different from the amount set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such business. As a result, the estimate of reorganization value set forth in Exhibit 6 is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth in this Disclosure Statement. Because such an estimate is inherently subject to uncertainties, neither the Debtors nor any other person assumes responsibility for its accuracy. Depending on the results of the Debtors’ operations or changes in financial markets, the valuation analysis as of the Effective Date may differ significantly from that discussed herein.

XIV.

RISK FACTORS

The Debtors’ ability to perform their obligations under the Plan is subject to various factors and contingencies, some of which are described in this Section. The following discussion summarizes only some material risks associated with the Plan and the Reorganized Enterprise and is not exhaustive. Moreover, this Section should be read in connection with the other disclosures contained in the Plan and this Disclosure Statement. Each Claim holder and Interest holder, in conjunction with its advisors, should supplement the following discussion by analyzing and evaluating the Plan and this Disclosure Statement together as a whole. The risks associated with the Plan should be carefully considered in determining whether to vote to accept the Plan.

This discussion assumes that the Plan is confirmed and the Effective Date occurs. However, the occurrence of the Effective Date of the Plan is subject to a number of conditions (set forth in Section IV.O.1 of the Plan), the failure of any one of which may delay the Effective Date, or prevent the Effective Date from occurring at all.

A. Variances from Projections.

The Projections included in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Debtors and with respect to the prevailing market and economic conditions which are beyond the control of the Debtors and may not materialize. The Projections include assumptions concerning reimbursement rates with respect to third party payors and patient mix, occupancy, the collectability of accounts receivable, operating costs, and rent expense. The Debtors believe that the assumptions underlying the Projections are reasonable. However, events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections may vary materially from the projected results.

B. General Factors Affecting the Reorganized Enterprise.

1. General Economic Slowdown.

The Debtors are exposed to risks related to the slowdown in the global economy, which is due to many factors, including decreased consumer confidence, concerns about inflation, and reduced corporate profits and capital spending. Continued concerns regarding terrorist activities and the war in Iraq appear to have further depressed economic activity and affected capital markets in the United States. If weak economic conditions continue or worsen, or if a wider global economic recession materializes, the Reorganized Enterprise’s businesses, financial condition, results of operations, and the market value of debt and equity securities issued by the Reorganized Enterprise may be materially and adversely affected.

2. General Risks of the Health Care Industry.

The health care industry, and markets within the health care industry in which the Debtors compete, are subject to various risks, including: (i) adverse changes in general economic conditions; (ii) adverse changes in governmental healthcare policy, adverse regulatory actions, and decreases in reimbursement rates; (iii) evolving consumer preferences; (iv) professional liability claims; and (v) the availability and expense of professional liability insurance.

The Reorganized Enterprise’s success will depend in part on management’s ability to effectively anticipate and respond to changing patient needs and demands and to translate market trends into appropriate service and product offerings. If the Reorganized Enterprise is unable successfully to anticipate, identify, or react to changing patient needs and demands, or misjudges the market for its services or products, revenues will be lower, and the Reorganized Enterprise may be faced with excess capacity in its facilities or other businesses. In response, the Reorganized Enterprise may be forced to increase marketing efforts or decrease prices, which would have a material adverse effect on the business.

The future performance of the Reorganized Enterprise will be affected by these factors, the other factors listed herein, and possibly other unanticipated factors that are beyond its control. These factors may have a material effect on the Reorganized Enterprise’s businesses.

C. Specific Risks Associated with the Reorganized Enterprise’s Future Operations.

1. Competition.

The Debtors operate in a highly competitive industry. The Debtors’ SNFs and

ALFs are located in communities that are also served by facilities operated by the Debtors’ competitors. Some competing facilities provide services not offered by the Debtors, and some are operated by entities having greater financial and other resources than the Debtors. In addition, some competing facilities are operated by non-profit organizations or government agencies supported by endowments, charitable contributions, tax revenues, and other resources not available to the Debtors.

Furthermore, cost containment efforts, which encourage more efficient utilization of acute care hospital services, have resulted in decreased hospital occupancy in recent years. As a result, a significant number of acute care hospitals have converted portions of their facilities to other purposes, including specialty and sub-acute units. The competitiveness of the Debtors’ markets is further increased by the fact that within California and Texas, a certificate of need is no longer required in order to build or expand a SNF. However, in Texas, competition is limited by restrictions on the number of beds that can be enrolled in the Medicaid program.

The Debtors’ pharmacies, therapy, and durable medical equipment businesses also operate in highly competitive environments. They compete with regional and local pharmacies, therapies, and medical supply companies operated by other long-term care chains or by other companies ranging from small local operators to companies that are national in scope and distribution capability.

2. Governmental Regulations.

The Debtors’ businesses are heavily regulated at both the state and federal levels. This complex regulatory structure affects the Debtors’ ability to operate, facility standards, services offered, patient care reimbursements, and operating costs. The development and operation of SNFs and ALFs and the provision of health care services are subject to federal, state, and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, rate-setting, and compliance with building codes and environmental laws. These facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, continued licensing under state law, and certification under the Medicare and Medicaid programs.

The SNFs and ALFs managed and operated by the Debtors are periodically licensed by state agencies and certified for participation in Medicare and Medicaid programs through various regulatory agencies which determine compliance with federal, state, and local laws. These legal requirements relate to the quality of nursing care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment, and continuing compliance with laws and regulations governing operations of these facilities. Federal regulations under the Omnibus Budget Reconciliation Act of 1997 affect the survey process for SNFs and the authority of state survey agencies and CMS to impose sanctions on facilities based on noncompliance with certain requirements. Available sanctions include imposition of civil monetary penalties, temporary suspension of new admissions, appointment of a temporary manager, suspension of payment for eligible patients, and suspension or decertification from participation in the Medicare and/or Medicaid programs.

The Debtors believe that all of the Debtors’ SNFs currently are in material compliance with applicable state laws and Medicare requirements for participation, and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Noncompliance with such laws and regulations could subject the Debtors to increased governmental review as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. Each SNF is licensed by either the California Department of Health Services or the Texas Department of Human Services, as applicable. Each ALF is licensed by the California Department of Social Services, and the pharmacies are licensed by the California Board of Pharmacy or the Texas State Board of Pharmacy, as applicable. All licenses must be renewed annually, and failure to comply with applicable rules, laws, and regulations could lead to the revocation of licenses. In granting, monitoring and renewing licenses, these agencies consider, among other things, the physical condition of the facility, the qualifications of the administrative and nursing staffs, and the quality of care and compliance with applicable laws and regulations.

Such regulatory and licensing requirements are subject to change, and there can be no assurance that the Debtors will continue to be able to maintain necessary licenses or that they will not incur substantial costs in doing so. Failure to comply with regulatory or licensing requirements could result in the loss of the right to reimbursement from the Medicare and/or Medicaid programs or the right to conduct business. Furthermore, the facilities that the Debtors operate are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the Medicare and Medicaid programs.

From time to time, the Debtors receive notices from federal and state regulatory agencies relating to alleged deficiencies for failure to comply with applicable regulations. Facilities that are not in substantial compliance and do not correct deficiencies within a certain time frame may be subject to civil monetary penalties and/or terminated from the Medicare and/or Medicaid Programs. While the Debtors endeavor to comply with all applicable regulatory requirements, from time to time certain of their nursing facilities have been subject to various sanctions and penalties as a result of deficiencies alleged by the regulatory authorities. In certain instances, denial of certification or licensure revocation actions have occurred. There can be no assurance that the Debtors will not be subject to sanctions and/or penalties in the future.

3. Uncertainty of Future Reimbursement Levels.

There can be no assurance that payments under government and other third-party payor programs will remain at their present levels or will be sufficient to cover costs for patients eligible for such programs. In addition, there can be no assurance that facilities operated by, or services provided by, the Reorganized Enterprise will meet the requirements for participation in such programs. The Reorganized Enterprise could be adversely affected by continuing efforts of government and other third-party payors to contain the cost of reimbursement for healthcare services. In particular, budgetary pressures in the state of California have led to certain proposals from the Governor to limit reimbursement for certain services offered by the Debtors under the California Medi-Cal program. The Debtors believe that their current Projections make reasonable assumptions about the Medi-Cal, Medicaid, and Medicare programs and conservatively project future reimbursement rates to remain at the levels mandated by current law without assuming any reversal of the Medicare Cliff. There can be no assurance, however, that these reimbursement rates will not be reduced further.

4. Fiscal Intermediary Audits.

Fiscal intermediaries occasionally undertake a more in-depth audit of a SNF’s billing or other records. In 1999, one of the Debtors’ fiscal intermediaries performed focused audits as a part of the normal annual audit process at certain of the Debtors’ SNFs. The auditors identified certain matters that represented a departure from prior practices of the fiscal intermediary. In 2000, the Debtors received adverse adjustments on certain of these audits that totaled approximately $2.8 million. Substantially all of these amounts were repaid to the fiscal intermediary during 2000. The Debtors appealed these adjustments, and the ultimate resolution of these items did not have a material effect on the Debtors’ financial position or results of operations. While the Debtors do not believe that they (or the Reorganized Enterprise after the Effective Date) are subject to any other focused reviews or audits, there can be no assurance that the Reorganized Enterprise will not expend substantial monies in connection with any such audit or to defend allegations arising therefrom. If it were found that a significant number of the Medicare claims failed to comply with Medicare billing or other requirements, the Reorganized Enterprise could be materially adversely affected.

5. Therapy Regulation.

The Debtors furnish therapy services on a contract basis to certain affiliated and unaffiliated providers. For Medicare Part A patients, the providers bill the Medicare program for these services, and the providers pay the Debtors, in turn, a separate, negotiated amount for these services. CMS has the authority to establish limits on the amount Medicare reimburses for therapy services. For services other than inpatient hospital services, these limits are equivalent to the reasonable reimbursement that would have been paid if provider employees had furnished the services. CMS has exercised this authority by instituting “salary equivalency guidelines” for physical therapy, respiratory therapy, speech language pathology and occupational therapy services.

6. Pharmacy Regulation.

The Debtors’ pharmacies are subject to a variety of state licensing and other laws governing the storage, handling, selling, or dispensing of drugs, in addition to federal regulation under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act. Moreover, the Debtors are required to register their pharmacies with the United States Drug Enforcement Administration, and to comply with requirements imposed by that agency with respect to security and reporting of inventories and transactions. Medicare pays for the costs of prescription drugs furnished in a number of different settings. The Medicaid program reimburses pharmacies for drugs supplied to patients based on the cost of the drug plus a mark-up that varies depending on the type of drug supplied.

7. Referral Restrictions and Fraud and Abuse.

The Debtors are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. Federal law, as well as the law in California, Texas, and other states, prohibits direct or indirect payments or fee-splitting arrangements between healthcare providers that are intended to induce or reward the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal Anti-Kickback Statute that prohibits, among other things, the offer, payment, solicitation, or receipt of any form of remuneration in return for, or to induce, the referral of federal health care program (Medicare and Medicaid) patients or recommending or arranging for the purchase of items or services covered by a federal health care program. A wide array of relationships and arrangements, including ownership interests in a company by persons who refer or are in a position to refer patients, as well as personal service agreements have, under certain circumstances, been alleged or been found to violate these provisions. Certain arrangements, such as the provision of services for less than fair market value compensation, may also violate such laws.

Because of the law’s broad reach, the federal government has published regulations, known commonly as “safe harbors,” which set forth the requirements under which certain relationships will not be considered to violate the law. One of these safe harbors protects payments for personal services or management services if the aggregate payment is set in advance at a fair market rate and does not vary with the value or volume of services referred, provided there is a written contract which meets certain requirements. A safe harbor for certain discounts, which focuses primarily on appropriate disclosure, is also available. A violation of the federal Anti-Kickback Statute could result in the loss of eligibility to participate in Medicare or Medicaid, criminal penalties of up to five years imprisonment and/or $25,000 in fines, as well as civil monetary penalties. Violations of similar state laws can result in comparable penalties.

In addition, the federal government and some states restrict certain business relationships between physicians and other providers of healthcare services. Effective January 1, 1995, the Omnibus Budget Reconciliation Act of 1993 (“Stark II”) prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making any Medicare referrals for a broad array of “designated health services” to such entity. Violations of Stark II may result in the imposition of civil monetary penalties of up to $15,000 for each prohibited service provided and billed, as well as restitution of reimbursement for such services.

There are also various federal and state laws prohibiting other types of fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid. Violation of these provisions is a felony punishable by up to five years imprisonment and/or $25,000 in fines. Civil provisions prohibit the known filing of a false claim or the known use of false statements to obtain payment. The penalties for such a violation are fines of not less than $5,500 or more than $11,000, plus treble damages, for each claim filed.

State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Accountability Act and the Balanced Budget Act expand the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid Programs and the establishment of civil monetary penalties for violations of the anti-kickback provisions. While the Debtors believe that their practices are consistent with Medicare and Medicaid guidelines, those guidelines are often vague and subject to interpretation. There can be no assurance that anti-fraud enforcement actions will not adversely affect the Debtors or the Reorganized Enterprise following the Effective Date.

8. Pending Legislation.

Government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative ceilings and government funding restrictions, all of which could materially decrease the rates paid to the Debtors (or the Reorganized Enterprise following the Effective Date) for their services. Since 1972, Congress has consistently attempted to restrain the growth in federal spending on healthcare programs. The Debtors expect that there will continue to be a number of state and federal proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Debtors cannot, at this time, predict what healthcare reform legislation will ultimately be enacted and implemented or whether other changes in the administration or interpretation of the governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs, if enacted, will not have a material adverse effect on the Reorganized Enterprise’s results of operations.

9. Environmental Regulation.

The Debtors are also subject to a wide variety of federal, state, and local environmental and occupational health and safety laws and regulations. Regulatory requirements faced by healthcare providers include the following areas: air and water quality control; waste management; asbestos, polychlorinated biphenyls, and radioactive substances; and requirements for providing notice to employees and members of the public about hazardous materials and wastes.

In the Debtors’ role as owner and/or operator of their facilities, the Debtors may be subject to liability for investigating and remediating any hazardous substances that are located on the property, including any such substances that may have migrated off, or emitted, discharged, leaked, escaped, or been transported from the property. Part of the Debtors’ operations may involve the handling, use, storage, transportation, disposal, and/or discharge of hazardous, infectious, toxic, radioactive, flammable, and other hazardous materials, waste, pollutants, or contaminants. Such activities may result in damage to individuals, property or the environment; may interrupt operations and/or increase costs; may result in legal liability, damages, injunctions, or fines; may result in investigations, administrative proceedings, penalties, or other governmental agency actions; and may not be covered by insurance. There can be no assurance that the Debtors (or the Reorganized Enterprise following the Effective Date) will not encounter such risks in the future, and that such risks will not result in material adverse consequences to the Reorganized Enterprise’s operations or financial condition.

10. Reliance on Key Personnel.

The Debtors depend on key personnel. The Debtors’ loss of current personnel or failure to hire and retain additional personnel could affect their business negatively. The Debtors depend on their ability to attract and retain highly skilled technical and managerial personnel and believe that their future success in providing their services and products and achieving a competitive position will depend in large part on the ability to identify, recruit, hire, train, retain, and motivate highly skilled personnel. The Reorganized Enterprise may not continue to retain, and may not be able to find qualified replacements for, members of the management team. The loss of services of one or more of them could have a material adverse effect on the Reorganized Enterprise’s business, financial condition, and operations. In addition, the Reorganized Enterprise may need to expend additional capital or issue equity incentives to attract and retain key personnel.

11. The Reorganized Enterprise May Not Grow as Projected.

The Reorganized Enterprise’s future growth prospects are dependent on several factors including:

•	the availability of suitable facility locations;

•	the ability to deliver services at prices that are affordable to a broad range of customers and/or meet the requirements for reimbursement under various insurance and government programs;

•	the ability to deliver services and products on a timely basis;

•	the ability to maintain existing facilities and open new ones; and

•	the ability to hire and train qualified employees.

The Reorganized Enterprise may not be able to grow rapidly or profitably or manage its growth effectively.

12. Tax Consequences.

Consummation of the Plan will have significant tax consequences that may adversely affect the Reorganized Enterprise and/or the value of distributions made to creditors under the Plan. See Section XV regarding a detailed discussion of the tax consequences attendant to the Plan.

13. Inherent Uncertainty in Projections.

The Projections set forth in Exhibit 3 attached to this Disclosure Statement cover the Reorganized Enterprise’s operations through fiscal year 2007. Projections are forward looking statements based on the Debtors’ current views and assumptions and, as a result, are subject to risks and uncertainties, including those described herein, which may be outside of the Debtors’ and the Reorganized Enterprise’s control and that could cause actual results to differ materially from those projected. These Projections are based on certain assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Enterprise, industry performance, general business and economic conditions, and other matters; many of which are beyond the Debtors’ and the Reorganized Enterprise’s control and some or all of which may not materialize.

The Projections assume that the Reorganized Enterprise will realize certain go-forward cost savings relating to, among other things: (i) improved collections; (ii) labor costs; and (iii) corporate overhead. However, these savings could be largely offset by changes in government regulation as well as increases in professional liability claims, worker’s compensation and professional liability insurance costs. In addition, wage increases and wage competition may further hamper cost reductions. In any event, there is a risk that the Reorganized Enterprise may require additional capital in the future, and there is no assurance that it will be able to obtain additional capital on acceptable terms.

The Projections further assume that the Reorganized Enterprise will spend approximately $5 million in fiscal year 2003 on capital expenditures and $7 million in fiscal year 2004. The Debtors anticipate that their lessors may require that they upgrade and/or remodel the facilities as a condition to extending the leases. While the Debtors believe that they will have sufficient available funds to upgrade and/or remodel these facilities, if additional leases require remodels or upgrades during this period, the Reorganized Enterprise may not be able to devote the required capital expenditures to these facilities. This could force the Reorganized Enterprise to close or limit the operation of these facilities, which would negatively impact cash flow and profitability.

Furthermore, even if the Debtors’ projected capital expenditures are sufficient to upgrade and/or remodel their facilities, the Debtors cannot guarantee that these additional capital expenditures will generate additional revenues.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of operations. These variations may be material and may adversely affect the Reorganized Enterprise’s ability to make payments with respect to indebtedness or adversely affect the value of the Securities issued by Reorganized Fountain View. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, perhaps significantly, the Projections should not be relied upon as a guaranty or assurance that results will actually occur.

14. Litigation.

As is typical in the health care industry, the Debtors have experienced an increasing trend in the number and severity of litigation claims asserted against them. In addition, there has been an increase in governmental investigations of long-term care providers. While the Debtors believe that they provide high quality care to their patients and are in compliance with regulatory requirements, a legal judgment or adverse governmental investigation could have a material negative effect on the Debtors and the Reorganized Enterprise.

From time to time, the Debtors have been a party to professional liability claims and other litigation arising in the ordinary course of business. In the management’s opinion, any liability in excess of amounts covered by insurance will not have a material adverse effect on the Debtors’ or the Reorganized Enterprise’s financial position or operations.

15. Substantial Leverage; Ability to Service Debt.

The Reorganized Enterprise will have substantial indebtedness upon emerging from chapter 11. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Enterprise will have approximately $250 million in secured indebtedness. The Reorganized Enterprise’s operations will be required to generate significant positive cash flow to make payments of interest and repay the principal amount of this indebtedness. The Exit Facility bears interest at rates tied to market rates and, while the Reorganized Enterprise will be obligated to purchase a “LIBOR Cap” to hedge against the risk of increases in market rates of interest, the Reorganized Enterprise will remain subject to adverse changes in interest rates to the extent such risk has not been fully hedged.

The leveraged nature of the Reorganized Enterprise’s capital structure will have several important effects on future operations, including that the Reorganized Enterprise will continue to have significant cash requirements for mandatory debt service. The Reorganized Enterprise will have limited resources to expand into new facilities or develop other services and products for its businesses. Also, the Reorganized Enterprise’s ability to meet its obligations under the Plan will depend on its future performance, which in turn, would be subject to general economic conditions and to financial, business, and other factors affecting the Reorganized Enterprise’s operations, including factors beyond management’s reasonable control.

In addition, the terms and conditions governing the Exit Facility will contain restrictions concerning commitment limits, levels of collateral, financial covenants, and limitations on capital expenditures.

D. Risks Related to Plan Securities.

1. Lack of Market.

The equity Securities to be distributed under the Plan (the New Class A Common Stock, the new warrants, and the New Preferred Stock) are each a new security for which there is no market. Reorganized Fountain View does not intend to list the stock on any of the national securities exchanges or have it quoted on an inter-dealer quotation system. Moreover, the Securities will be subject to the Stockholders’ Agreement which imposes restrictions on transfer. Accordingly, no public market for the stock will develop, and the holders may not be able to sell or otherwise liquidate their securities. The value of the stock may decline in value for a number of reasons, including, for example, general business and economic conditions, industry performance, the Reorganized Enterprise’s performance, government health care policy, changes in requirements for reimbursement for health care services, competition, extraordinary professional liability judgments, and unanticipated events such as terrorist attacks.

2. Stockholders’ Agreement.

On March 27, 1998, the Fountain View, Inc. and its stockholders entered into the Stockholders’ Agreement. The Stockholders’ Agreement was amended on May 4, 1998 and will be further amended pursuant to the Plan, as described in Section X.C.3 above. All entities’ receipt of New Preferred Stock and New Class A Common Stock under the Plan is expressly conditioned upon such entities’ prior written agreement to be bound by the Stockholders’ Agreement as so amended. In addition to the transfer restrictions imposed by applicable securities laws (see Section XI.C), all holders of stock will be subject to the transfer restrictions contained in the Stockholders’ Agreement (and the stock will bear an appropriate legend indicating that the shares are subject to the Stockholders’ Agreement). Certain restrictions contained in the Stockholders’ Agreement may adversely affect the value of the Securities.

The Stockholders’ Agreement establishes the composition of the Board, establishes restrictions on the transfer of securities (including the stock) of Fountain View, Inc., and contains a termination clause in the event of an initial public offering. The Stockholders’ Agreement provides that Fountain View, Inc.’s Board will consist of directors nominated as follows: (i) two individuals (but not less than 25% of the total number of directors) will be designated by Robert Snukal, as long as he continues to hold any shares of Fountain View, Inc.’s common stock; (ii) one individual will be designated by William Scott, as long as he continues to hold any shares of the Fountain View, Inc.’s common stock; (iii) one individual will be designated by the Baylor Group, as long as it continues to hold any shares of Fountain View, Inc.’s common stock or any securities convertible into or exercisable for Fountain View, Inc.’s common stock; and (iv) all other directors will be designated by the holders of a majority of the shares of common stock of Fountain View, Inc. held by Heritage and certain co-investors (which designation is expected to be controlled by Heritage).

The Board currently includes 5 directors (of 10 total) designated by Heritage. Under the Stockholders’ Agreement, each stockholder of Fountain View, Inc. grants Heritage an irrevocable proxy to vote such stockholder’s securities of Fountain View, Inc., except with respect to matters the effect of which on such stockholder differs materially and adversely from the effect on Heritage. The practical effect of the grant of the proxy is that Heritage will control the outcome of most matters which come before the stockholders of Fountain View, Inc., except where such matters will result in significant harm to the other stockholders of Fountain View, Inc., but not to Heritage. The purpose of the limitation on Heritage’s exercise of the proxy is to protect the other stockholders from Heritage abusing its position of control. Board vacancies will be filled by a designee of the individual or group who originally designated the vacating director. Each individual or group entitled to designate a director will also be entitled to direct the removal of such director and designate a replacement director.

The Stockholders’ Agreement provides for certain transfer restrictions on Fountain View, Inc. securities. Fountain View, Inc. and certain stockholders have a right of first refusal on transfers of securities by a stockholder, other than certain estate planning transfers, transfers by Heritage, and certain transfers to affiliates. If Heritage transfers its securities, other than to its partners, the other stockholders will have the right to participate on a pro rata basis with Heritage in such transfers. Heritage will also have the right to require all other stockholders to transfer a pro rata portion of their shares in a transaction in which Heritage transfers its shares.

The Stockholders’ Agreement also (i) provides stockholders with pre-emptive rights in the event of certain future issuances of securities by Fountain View, Inc.; (ii) restricts the ability of Fountain View, Inc. to issue shares of capital stock having rights senior or on par with those of the New Preferred Stock, and of Fountain View, Inc.’s subsidiaries to issue shares of capital stock while any shares of New Preferred Stock are outstanding; and (iii) limits the amount of dividends or distributions which Fountain View, Inc. may pay with respect to its common stock while the New Preferred Stock remains outstanding. The Stockholders’ Agreement will terminate upon the consummation of an initial public offering by Fountain View, Inc. The Stockholders’ Agreement will be amended as set forth in Section X.C.3 above.

3. Dividends.

The Debtors do not anticipate that any dividends will be paid with respect to the New Class A Common Stock, the New Warrants, or the New Preferred Stock while the Exit Facility and New Public Notes are outstanding. The covenants in the Exit Facility and the indenture for the New Public Notes will limit the ability of Reorganized Fountain View to pay dividends.

4. Potential Dilution of Stock.

In the future, the Reorganized Enterprise may need to issue additional equity securities in order to successfully implement its business plan, to implement an equity incentive program for employees, if the company does not achieve its projected results, or for other reasons. Any such issuance of securities could lead to dilution of the equity interests of the holders of the New Class A Common Stock, which could adversely affect the value of the New Class A Common Stock.

XV.

TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, the holders of Claims, and the holders of Interests, based upon the Tax Code, the Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practices now in effect; all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change could be retroactively applied in a manner that could adversely affect the Debtors, the Reorganized Enterprise, holders of Claims, and holders of Interests. In addition, certain aspects of the following discussion are based on proposed Treasury regulations.

The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested, nor do they intend to request, a tax ruling from the Internal Revenue Service (the “IRS”). Furthermore, the Debtors will not request an opinion of counsel with respect to the Plan. Consequently, there can be no assurance that the treatment set forth in the following discussion will be accepted by the IRS.

The Debtors will, however, obtain an opinion of counsel with respect to certain of the federal income tax consequences of the Corporate Restructuring Plan. This opinion is for the benefit of Debtors and may not be relied upon (or applicable to) any Claim holder. Further, the federal income tax consequences to the Debtors, holders of Claims, and holders of Interests may be affected by matters not discussed below. For example, the following discussion does not address state, local, or foreign tax considerations that may be applicable to the Debtors, the holders of Claims, or the holders of Interests, and the discussion does not address the tax consequences of the Plan to certain types of holders of Claims, holders of Interests, creditors, and stockholders (including foreign persons, financial institutions, life insurance companies, tax-exempt organizations, and taxpayers who may be subject to the alternative minimum tax) who may be subject to special rules not addressed herein.

THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DEBTORS, THEIR COUNSEL, AND THEIR TAX AND FINANCIAL ADVISORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN WITH RESPECT TO THE DEBTORS, HOLDERS OF CLAIMS, HOLDERS OF INTERESTS, OR THE REORGANIZED ENTERPRISE, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX, AND THE FOLLOWING SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF ALLOWED CLAIMS OR INTERESTS. HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES.

A. Federal Income Tax Consequences to the Debtors.

1. General Discussion.

In general, the Debtors do not expect to incur any substantial federal income tax liability as a result of implementation of the Plan. Up to the Effective Date, the Debtors’ common parent corporation, for purposes of filing consolidated returns, is Fountain View,

Inc. After the Effective Date, Reorganized Fountain View will continue to be the common parent of the Fountain View, Inc. consolidated group of corporations. Based on the current state of the law and the facts known to Debtors at this time, it is contemplated that the Plan should result in no utilization of the accumulated net operating loss carryovers (“NOLs”) of the Debtors. Additionally, there should not be any limitations imposed by the Tax Code on any of Debtors’ NOLs. Accordingly, any such available NOLs should continue to be available to reduce the Reorganized Enterprise’s future taxable income, if any.

2. Cancellation of Debt.

In general, when a taxpayer realizes “cancellation of debt” (“COD”), the taxpayer must include the amount of canceled indebtedness in income to the extent that the indebtedness canceled exceeds any consideration given for such cancellation. However, where the taxpayer is in chapter 11 and the COD is pursuant to a plan approved by a bankruptcy court, such COD is not included in income, but the taxpayer must generally reduce tax attributes in the specified order described below after the determination of tax, if any, for the taxable year in which the COD is realized.

The Debtors do not expect to realize a material amount of COD income as a result of the Plan. Nevertheless, the Debtors may realize some COD income based on the terms of the Plan. With certain exceptions, to the extent that a debtor transfers amounts to a creditor in an amount less than such creditor’s claim, the debtor will realize COD income. However, if a debtor is in chapter 11, the debtor will not be required to include COD income in taxable income, but rather will be required to reduce its NOLs (and possibly certain other tax attributes, including tax basis of assets) by the amount of the COD income. Tax attributes generally must be reduced in the order specified as follows: (i) NOLs; (ii) general business credit carryovers; (iii) minimum tax credits; (iv) capital loss carryovers; (v) tax basis in assets; (vi) passive activity loss and credits carryovers; and (vii) foreign tax credit carryovers.

3. NOLs and Future Utilization.

Section 382 (in conjunction with Section 383) of the Tax Code imposes limitations upon the utilization of a corporation’s NOLs, built-in losses and credit carry forwards following a significant change in the corporation’s stock ownership, called an “ownership change.” Because no more than 5% of the ownership of Fountain View, Inc. is expected to change as a result of the Plan, Reorganized Fountain View should not experience an “ownership change” or “equity structure shift” under Section 382 of the Tax Code as a result of the Plan. Accordingly, the Reorganized Enterprise should not be subject to any limitation under Section 382 of the Tax Code as a result of the Plan and the NOLs should be available to offset future taxable income, if any, provided that no “ownership change” occurs in the future.

B. Federal Income Tax Consequences to Holders of Claims.

1. Realization and Recognition of Gain or Loss in General.

Generally, the holder of an Allowed Claim will realize a gain or loss on the exchange of the holder’s Allowed Claim for the consideration received by the holder under the Plan. The amount of realized gain or loss will be equal to the difference between (i) the sum of any cash received plus the fair market value (generally the issue price in the case of debt obligations received under the Plan, including the Purchaser Notes) of any other consideration received; and (ii) the adjusted basis of the Allowed Claim exchanged therefor.

The adjusted basis will generally be equal to the amount paid for the Allowed Claim, increased by any amounts previously included in income as accrued interest or original issue or market discount, and reduced to the extent that a bad debt deduction has previously been recognized for federal income tax purposes with respect to the Allowed Claim. Also, under current law, if the terms of an obligation are significantly modified, the modified obligation will be treated for federal income tax purposes as a new obligation issued in exchange for the original obligation. Thus, modifications to certain holders’ Claims that occurred prior to the Plan, if treated as significant, could cause such holder to be treated for federal income tax purposes as receiving new obligations in exchange for the Debtors’ original obligations. In such case, the adjusted basis of the Allowed Claim may be redetermined. However, the Debtors express no view with respect to whether any modifications to any Claim held by a particular holder will be treated as significant for federal income tax purposes. Each holder is urged to consult such holder’s own tax advisor in this regard. Each holder is also urged to consult such holder’s own tax advisor as to the treatment of any new obligations under the original discount rules.

Whether the gain or loss realized on the exchange of a holder’s Allowed Claim for the consideration received under the Plan is recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a “reorganization” as defined in the Tax Code. The Debtors do not expect any of these exchanges to be treated as a reorganization.

A holder of a Claim who exchanges an Allowed Claim will recognize gain or loss on the exchange in an amount equal to the difference between the holder’s tax basis in the Allowed Claim and the amount realized on the exchange. For tax purposes, the amount realized will be the amount of cash received, if any, plus the fair market value of any stock or other property received (in the case of debt obligations received, generally the issue price of such obligations). The tax basis of property received will be the fair market value of such property on the date of exchange, and the holding period for such property will begin on the day following such date.

2. Character of Gain or Loss.

Generally, an asset held by a taxpayer is a “capital asset” for federal income tax purposes unless such asset is specifically excluded. Accounts or notes receivable acquired in the ordinary course of trade or business for services rendered, or from the sale of property that is stock in trade of the taxpayer, are excluded assets. Generally, any gain or loss recognized with respect to the disposition of an asset that is not a capital asset will be ordinary gain or loss. Ordinary losses are generally fully deductible in the year recognized. Holders of Claims or Interests should consult their tax advisor to determine whether a specific Claim or Interest will be treated for federal income tax purposes as a capital asset or ordinary asset.

In general, except for market discount discussed below, and except to the extent that a bad debt deduction has been claimed (with corresponding tax benefit) with respect to the Allowed Claims, any gain or loss recognized on the exchange will be capital gain or loss if the Allowed Claims were capital assets in the hands of a holder, and such gain or loss will be long-term capital gain or loss if such holder’s holding period for the Allowed Claim surrendered exceeds one year at the time of the exchange. However, it should be noted that Section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions, shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such holders of Claims as a result of the implementation of the Plan will be ordinary income, notwithstanding the nature of the holders’ Allowed Claims.

Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20% (not taking into account any phase out of personal exemptions and certain itemized deductions), whereas the maximum federal income tax rate on ordinary income (and net short-term capital gains) of an individual is currently 38.6% (not taking into account any phase out of personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of most taxpayers other than corporations, $3,000. In the case of individuals and other noncorporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

3. Claims for Accrued Interest.

Notwithstanding the general rules described above, holders of Claims who receive any consideration (including stock or securities) under the Plan in respect of Allowed Claims for accrued but not previously taxed interest must treat the amount of such consideration as ordinary income. A holder of a Claim whose Allowed Claim for accrued and previously taxed interest is not fully satisfied generally may take an ordinary deduction for the unsatisfied portion of such Allowed Claim, even if the underlying claim is held as a capital asset. The Debtors intend to take the position that such consideration is allocated to principal, to the extent thereof, before any amount is allocated to accrued but unpaid interest. Creditors should be aware, however, that the IRS may take a different position with respect to the proper allocation.

HOLDERS OF CLAIMS SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE PROPER ALLOCATION OF CONSIDERATION BETWEEN PRINCIPAL AND INTEREST.

4. Original Issue Discount and Market Discount.

If the holder’s Claim is a debt instrument originally issued at a discount, and the original issue discount rules apply, such original issue discount (“OID”) is subject to special rules. For example, while gain realized on the exchange of a debt instrument is generally capital gain, in some cases such gain may be ordinary income to the extent of the OID, reduced by any OID previously included in gross income by the holder. The OID rules are complex and each holder of a Claim should consult its tax advisor to determine the extent to which the OID rules apply, if at all, to such Claim.

The Tax Code generally requires holders of “market discount bonds” to treat as interest income any gain recognized on the disposition of such bonds to the extent of the market discount accrued during the holder’s period of ownership. A “market discount bond” is a debt obligation purchased at a market discount, subject to certain exceptions, including a de minimis exception. For this purpose, a purchase at a market discount includes a purchase after the original issue at a price below the stated redemption price at maturity. The amount of market discount on a bond generally equals the excess of (i) the stated redemption price at maturity of a debt obligation (or, in the case of a debt instrument issued with original issue discount, its “revised issue price”) over (ii) the tax basis in the hands of the holder immediately after the bond’s acquisition. The accrued market discount generally equals a ratable portion of the bond’s market discount, based on the number of days the taxpayer has held the bond at the time of such disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity (alternatively, a holder may elect to accrue market discount on an economic basis, using a constant interest rate). Also, holders of market discount bonds are required, under certain circumstances, to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to acquire or carry market discount bonds. Neither the rule treating accrued market discount as ordinary income on a disposition nor the rule deferring interest deductions applies if the holder of a “market discount bond” elects to include the accrued market discount in income currently.

5. Back-Up Withholding.

The Reorganized Enterprise will withhold all required amounts and will comply with all applicable information reporting requirements with respect to distributions under the Plan. Under current federal income tax law, a 30% back-up withholding tax is applied to certain interest, original issue discount, dividend, and principal payments made to certain U.S. persons if they fail to supply Taxpayer Identification Numbers and other information. Amounts withheld under these rules are creditable against the holder’s federal income tax liability.

THE FOREGOING DISCUSSION IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. WITH THESE CONSIDERATIONS IN MIND, HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS ARE AGAIN STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC CONSEQUENCES TO THEM OF THE PLAN UNDER FEDERAL AND APPLICABLE STATE, LOCAL, AND FOREIGN TAX LAWS.

XVI.

RECOMMENDATION AND CONCLUSION

The Debtors believe that Plan confirmation and implementation are preferable to any feasible alternative because the Plan will maximize the value of the Estates, provide entities holding Allowed Claims with payment in full, and provide certain holders of Interests with equity in Reorganized Fountain View in accordance with applicable law. Accordingly, the Debtors, with the support of the Creditors’ Committee, and the Noteholders’ Committee urge entities who hold impaired Claims and Interests to vote to accept the Plan by checking the box marked “Accept” on their Ballots and then returning the Ballots to the Debtors’ Counsel by June 6, 2003 at 5:00 p.m. Pacific Time at Shanda D. Ellingwood, Ballot Tabulator, Klee, Tuchin Bogdanoff & Stern LLP, 2121 Avenue of the Stars, 33rd Floor, Los Angeles, California 90067, facsimile (310) 407-9090.

Dated: April 23, 2003	FOUNTAIN VIEW, INC. and its 22 CHAPTER 11 AFFILIATES

/s/ BOYD HENDRICKSON
	By:	Boyd Hendrickson
	Title:	Chief Executive Officer

SUBMITTED BY:

/s/ BRENDT C. BUTLER FOR DANIEL J. BUSSEL
DANIEL J. BUSSEL, ESQ, MICHAEL L. TUCHIN, ESQ., and BRENDT C. BUTLER, ESQ., Attorneys with KLEE, TUCHIN, BOGDANOFF & STERN LLP Reorganization Counsel for Debtors and Debtors in Possession

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